    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1999


                                                      REGISTRATION NO. 333-87475
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                                  ESPEED, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    7379                    13-4063515
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR     CLASSIFICATION CODE NUMBER)
      ORGANIZATION)

                            ------------------------

                      ONE WORLD TRADE CENTER, 103RD FLOOR
                            NEW YORK, NEW YORK 10048
                                 (212) 938-3773
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            STEPHEN M. MERKEL, ESQ.
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                                  ESPEED, INC.
                             ONE WORLD TRADE CENTER
                               NEW YORK, NY 10048
                                 (212) 938-4139
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                 CHRISTOPHER T. JENSEN, ESQ.                                      FREDERICK W. KANNER, ESQ.
                 MORGAN, LEWIS & BOCKIUS LLP                                        DEWEY BALLANTINE LLP
                       101 PARK AVENUE                                           1301 AVENUE OF THE AMERICAS
                      NEW YORK, NY 10178                                              NEW YORK, NY 10019
                       (212) 309-6000                                                  (212) 259-8000
                     FAX: (212) 309-6273                                             FAX: (212) 259-6333

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

We will amend and complete the information in this prospectus. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted or legal.



PRELIMINARY PROSPECTUS              Subject to Completion, dated December 9,1999

--------------------------------------------------------------------------------
8,500,000 SHARES

                         [eSpeed(Service Mark] Logo]

CLASS A COMMON STOCK
--------------------------------------------------------------------------------

We operate global interactive electronic marketplaces designed to enable market participants to trade financial instruments and other products instantaneously, more effectively and at a lower cost than traditional trading methods. Of the 8,500,000 shares of Class A common stock offered by this prospectus, we are offering 6,000,000 shares and the selling stockholder, Cantor Fitzgerald Securities, is offering 2,500,000 shares. We will not receive any proceeds from the sale by the selling stockholder of shares of our Class A common stock.

No public market currently exists for our Class A common stock. We estimate that the initial public offering price per share will be between $17.00 and $19.00. We have applied to have our Class A common stock approved for quotation on the Nasdaq National Market under the symbol "ESPD." See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR CLASS A COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                 PER SHARE       TOTAL
----------------------------------------------------------------------------------------------------------
Public offering price.........................................................    $           $
----------------------------------------------------------------------------------------------------------
Underwriting discounts and commissions........................................    $           $
----------------------------------------------------------------------------------------------------------
Proceeds, before expenses, to us..............................................    $           $
----------------------------------------------------------------------------------------------------------
Proceeds to the selling stockholder...........................................    $           $
----------------------------------------------------------------------------------------------------------

We and the selling stockholder have granted the underwriters a 30-day option to purchase up to an additional 1,000,000 and 275,000 shares, respectively, of Class A common stock to cover over-allotments at the initial public offering price per share less the underwriting discounts and commissions. If the option is exercised in full, the total underwriting discounts and commissions will be
$           , the total proceeds, before expenses, to us will be $           and
the total proceeds to the selling stockholder will be $           .

The underwriters expect to deliver the shares of Class A common stock in New
York, New York on         , 1999.

WARBURG DILLON READ LLC
                  HAMBRECHT & QUIST
                                    THOMAS WEISEL PARTNERS LLC
                                                         CANTOR FITZGERALD & CO.

               The date of this prospectus is             , 1999.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................      1
Risk Factors...............................................................................................      5
Forward-Looking Statements.................................................................................     20
Use of Proceeds............................................................................................     20
Dividend Policy............................................................................................     20
Dilution...................................................................................................     21
Capitalization.............................................................................................     22
Selected Financial Data....................................................................................     23
Management's Discussion and Analysis of Financial Condition and Results of Operations......................     24
Business...................................................................................................     30
Management.................................................................................................     50
Relationship with Cantor...................................................................................     54
Principal and Selling Stockholders.........................................................................     61
Description of Capital Stock...............................................................................     62
Shares Eligible for Future Sale............................................................................     65
Underwriting...............................................................................................     66
Legal Matters..............................................................................................     68
Experts....................................................................................................     68
Where You Can Find More Information........................................................................     69
Index to Financial Statements..............................................................................    F-1

     eSPEED (SM) is a service mark of eSpeed, and INTERACTIVE MATCHING (SM) and CANTOR EXCHANGE (SM) are service marks licensed by eSpeed.

                            ------------------------

     Unless otherwise indicated, all information in this prospectus assumes that the underwriters' over-allotment option will not be exercised.

                               PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors and the financial statements. Unless otherwise indicated, the information in this prospectus assumes that the contribution of assets to us by Cantor Fitzgerald, L.P. and its affiliates which is described below has taken place.

OVERVIEW OF OUR BUSINESS

     We operate global interactive electronic marketplaces that enable the trading of financial instruments and other products instantaneously, more effectively and at lower cost than traditional trading methods. Our marketplaces are currently used by most of the largest financial institutions and wholesale market participants to trade in a wide range of global financial instruments, including government securities denominated in U.S. dollars, Euros, Yen, British Pounds Sterling, Canadian dollars and currencies of emerging market countries, as well as securities of U.S. agencies, municipal securities, Eurobonds, corporate bonds and other global fixed income securities and U.S. Treasury futures. We operate the largest global electronic marketplace for U.S. Treasury securities and leading global electronic marketplaces for other fixed income securities and financial instruments. We also operate a U.S. Treasury futures exchange marketplace that is known as the CANTOR EXCHANGE (SM), the first fully electronic futures exchange for the trading of U.S. Treasury futures. Our current marketplaces process financial instrument transactions of over $150 billion per day, of which more than $6 billion are wholly-electronic orders. Our revenues are driven by trading activity and volume in our marketplaces. We commenced operations in March 1999 as a division of Cantor Fitzgerald and have not yet made a profit.

     We believe we operate the only electronic marketplaces used for trading in multiple instruments on a global basis. Over 500 institutions worldwide participate in our marketplaces, including all of the 25 largest bond trading firms in the world, as identified by Euromoney Magazine. Most of these institutions use our proprietary screen displays and/or trading platforms, which allow us to deliver information and execute transactions instantaneously, on a secure basis through their computer network security barriers.

OUR INDUSTRY

     Traditional trading methods are relatively slow, expensive and limited. In both the fixed income and futures markets, trading practices historically have centered around a method of trading known as open outcry, where trading activity is focused on a central location, or pit. Market participants in the pit often have access to better and more timely market information than outsiders. In order to access the pit, individuals and institutional traders must send their orders through several layers of middlemen. Transaction costs are high due to the number of people involved in an open outcry system and execution can be slow. Program trading is difficult or impossible to implement because of the current manual nature of these markets, especially programs designed to automatically and simultaneously execute multiple trades in different, but related, financial products. Processing, confirming and clearing paper-based trades are also very time consuming and expensive. Paper and telephone-based trading produces delayed information and results in compliance programs that are expensive to manage and can be circumvented. Because of these impediments, non-electronic trading methods limit trading volume and liquidity.

OUR ELECTRONIC MARKETPLACE SOLUTION

     Our interactive electronic marketplaces are powered by our eSPEED (SM) system, which employs our private, instantaneous, electronic network and proprietary transaction processing software. Our eSPEED (SM) system has a flexible design which allows us to quickly and easily add new financial instruments in multiple currencies and trading models. It uses our network distribution system, which we believe is one of the most robust systems in operation, enabling us to provide access to accurate market information and instantaneous trade execution. The system is designed to minimize the need for human intermediaries in the trading process by providing clients with multiple methods of accessing our marketplaces and executing trades directly, utilizing INTERACTIVE MATCHING (SM), our proprietary, rules-based trading method that interactively executes buy and sell orders from multiple market participants.

     The benefits of our eSPEED (SM) system include the following:

     o instantaneous price dissemination and trade execution;

     o lower transaction costs;

     o multiple product program trading;

     o greater accuracy and decreased probability of erroneous trades;

     o integrated compliance and credit risk functions;

     o highly efficient pricing on illiquid securities; and

     o ability to automate back-office functions.

OUR GROWTH STRATEGY

     Our objective is to be the leading provider of interactive electronic marketplaces worldwide. Our growth strategy to achieve this objective includes:

     o focusing exclusively on developing and operating interactive electronic marketplaces;

     o expanding the number of financial and non-financial products in our electronic marketplaces;

     o converting clients to fully electronic trading;

     o leveraging existing eSPEED (SM) system connectivity to deploy new products and services;

     o enabling online retail broker access to wholesale marketplaces, where appropriate, for fixed income securities and other financial products so as to allow bonds and other financial instruments to trade online similar to stocks;

     o pursuing acquisitions and strategic alliances; and

     o leveraging our eSPEED (SM) system for use in non-financial, business-to-business and consumer marketplaces.

OUR HISTORY

     We commenced operations in March 1999 as a division of Cantor Fitzgerald. Over the past 25 years, Cantor has been a leading global broker-dealer of fixed income securities. In 1972, Cantor developed the world's first screen-based brokerage market in U.S. government securities. Since the early 1990s, Cantor has been developing systems to promote fully electronic marketplaces. Since 1996, Cantor has invested more than $200 million in information technology, including the development of proprietary electronic transaction processing software, network distribution systems and related contractual rights, which culminated in the development of our eSPEED (SM) system.

     Today, Cantor executes in excess of $45 trillion in transaction volume annually and is a major facilitator of liquidity in numerous financial products through its offices in the United States, Canada, Europe and Asia. Our eSPEED (SM) system provides the only way to electronically access Cantor's marketplaces. Consequently, we believe that clients will be strongly motivated to use our interactive electronic marketplaces. We share with Cantor a portion of the transaction-based revenues paid by financial market participants for trades using our electronic marketplaces. Cantor and most of the largest financial institutions in the world are currently our primary clients. See "Relationship with Cantor--Joint Services Agreement."

     Concurrent with this offering, Cantor is contributing to us substantially all of our assets, including the eSPEED (SM) system. In exchange for these assets, we are issuing to Cantor common stock that will represent over 98% of the voting power of our outstanding capital stock after this offering. We believe our relationship with Cantor is a significant competitive advantage.

HOW TO CONTACT US

     Our executive offices are located at One World Trade Center, 103rd Floor, New York, New York 10048. Our telephone number is (212) 938-3773. Our Web site is http://www.espeed.com and our e-mail address is info@espeed.com. We are a Delaware corporation.

                                 THIS OFFERING

Class A common stock offered by:

  eSpeed..................................  6,000,000 shares

  The selling stockholder.................  2,500,000 shares
                                            ---------
     Total................................  8,500,000 shares
                                            =========
Common stock to be outstanding after this
  offering................................  8,500,000 shares of Class A common stock and 41,500,000 shares of
                                            Class B common stock (1)(2)

Use of proceeds...........................  We intend to use the net proceeds from this offering for
                                            (1) investment in hardware and software for entry into existing and new marketplaces, (2) hiring technology and other professionals to develop new products, (3) sales, marketing and advertising and
                                            (4) working capital and general corporate purposes, including possible acquisitions. See "Use of Proceeds" and "Relationship with
                                            Cantor."

Voting rights.............................  The rights of holders of shares of common stock are substantially identical, except that holders of Class B common stock will be entitled to 10 votes per share, while holders of Class A common stock will be entitled to one vote per share. See "Description of Capital
                                            Stock."

Nasdaq National Market symbol.............  ESPD

------------------

(1) Excludes 7,500,000 shares of Class A common stock reserved for issuance upon exercise of options granted under our stock option plan in connection with this offering at an exercise price per share equal to the initial public offering price.

(2) Excludes 127,500 shares of Class A common stock reserved for issuance upon exercise of warrants we expect to grant upon completion of this offering. These warrants will have an exercise price per share equal to the initial public offering price.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                               FOR THE PERIOD FROM MARCH 10, 1999
                                                               (DATE OF COMMENCEMENT OF OPERATIONS)
                                                                TO SEPTEMBER 24, 1999
                                                               ------------------------------------
STATEMENT OF OPERATIONS DATA: (1)
Total revenues..............................................               $ 24,139,469
Total expenses..............................................                 30,925,117
Loss before benefit for income taxes........................                 (6,785,648)
Net loss....................................................                 (6,613,841)

PRO FORMA DATA: (2)
Pro forma net loss..........................................               $ (6,785,648)
Basic and diluted pro forma net loss per share..............               $      (0.15)
Shares outstanding..........................................                 44,000,000

                                                                                 SEPTEMBER 24, 1999
                                                               -------------------------------------------------------
                                                                        ACTUAL                         AS ADJUSTED (3)
                                                               ------------------------------------    ---------------
STATEMENT OF FINANCIAL CONDITION DATA:
Cash........................................................               $    200,000                 $  98,730,000
Total assets................................................                 10,798,264                   109,328,264
Total liabilities...........................................                 11,756,806                    11,756,806
Total stockholder's equity..................................                   (958,542)                   97,571,458

------------------
(1) Excludes a one-time, non-cash charge of approximately $4 million that we expect to incur in the fourth quarter of fiscal 1999 due to option grants we intend to make to Cantor employees exercisable at the initial public offering price.

(2) Pro forma data present the net loss and net loss per share data as if we were subject to income tax as a corporation. The tax benefit for state and local tax, which is available to us as a division of Cantor, is not available to us as a corporation because of our net operating loss position. The determination of shares outstanding and loss per share data reflects the effect of the consummation of the formation transactions as discussed in "Relationship with Cantor--The Formation Transactions" as if those events had taken place at the beginning of the period.

(3) Reflects the sale of the 6,000,000 shares of Class A common stock offered by us hereby, at an assumed public offering price of $18.00 per share, after deducting the estimated offering expenses and underwriting discounts and commissions payable by us.

__________________________________RISK FACTORS__________________________________

     The purchase of our Class A common stock involves substantial investment risks. You should carefully consider the following risk factors, together with the other information in this prospectus, before purchasing our Class A common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our Class A common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, YOU MAY NOT BE ABLE TO ACCURATELY EVALUATE eSPEED.

     We are a recently formed company. We have had limited operations to date and, as a result, we have a limited operating history upon which to evaluate the merits of investing in our Class A common stock. As an early stage company, we are subject to risks, expenses and difficulties associated with implementing our business plan that are not typically encountered by more mature companies. In particular, our prospects are subject to risks, expenses and uncertainties encountered by companies in the new and rapidly evolving market for electronic commerce products and services. These risks include our failure or inability to:

     o provide services to our clients that are reliable and cost-effective;

     o expand our sales structure and marketing programs;

     o increase awareness of our brand or market positioning; and

     o respond to technological developments or service offerings by competitors.

We may not be able to implement our business plan successfully, or at all.

BECAUSE WE HAVE A HISTORY OF LOSSES, WE EXPECT TO CONTINUE TO INCUR LOSSES AND GENERATE NEGATIVE CASH FLOW FROM OPERATIONS FOR THE FORESEEABLE FUTURE.

     Since our inception, we have incurred substantial costs to develop our technology and infrastructure. As a result, from our inception through September 24, 1999, we have sustained cumulative net losses of $6.6 million or $6.8 million on a pro forma basis. We expect that we will continue to incur losses and generate negative cash flow from operations for the foreseeable future as we continue to develop our systems and infrastructure and expand our brand recognition and client base through increased marketing efforts.

IF WE DO NOT EXPAND THE USE OF OUR ELECTRONIC SYSTEMS, OR IF OUR AND CANTOR'S CLIENTS DO NOT UTILIZE OUR MARKETPLACES OR SERVICES, OUR REVENUES AND PROFITABILITY WILL BE ADVERSELY AFFECTED.

     The use of electronic marketplaces is relatively new. The success of our business plan depends, in part, on our ability to maintain and expand the network of brokers, dealers, banks and other financial institutions which will utilize our interactive electronic marketplaces. We cannot assure you that we will be able to continue to expand our marketplaces, or that we will be able to retain the current participants in our marketplaces. None of our agreements with market participants require them to use our electronic marketplaces.

IF WE ARE UNABLE TO ENTER INTO MARKETING AND STRATEGIC ALLIANCES, WE MAY NOT GENERATE INCREASED TRADING IN OUR ELECTRONIC MARKETPLACES.

     We expect to enter into strategic alliances with other market participants, such as retail brokers, exchanges, market makers, clearinghouses and technology companies, in order to increase client access to and use of our electronic marketplaces. We cannot assure you that we will be able to enter into these strategic alliances on terms that are favorable to us, or at all. The success of these relationships will depend on the amount of increased trading in our electronic marketplaces by the clients of these strategic alliance partners. These arrangements may not generate the expected number of new clients or increased trading volume we are seeking.

     TO INCREASE AWARENESS OF OUR ELECTRONIC MARKETPLACES, WE MAY NEED TO INCUR SIGNIFICANT MARKETING EXPENSES.

     To successfully execute our business plan, we must build awareness and understanding of our electronic marketplace services, brand and the adaptability of our electronic marketplaces for non-financial products. In order to build this awareness, our marketing efforts must succeed and we must provide high-quality services. These efforts will require us to incur significant expenses. We cannot assure you that our marketing efforts will be successful or that the allocation of funds to these marketing efforts will be the most effective use of those funds.

IF WE EXPERIENCE COMPUTER SYSTEMS FAILURES OR CAPACITY CONSTRAINTS, OUR ABILITY TO CONDUCT OUR OPERATIONS COULD BE HARMED.

     We internally support and maintain many of our computer systems and networks. Our failure to monitor or maintain these systems and networks or, if necessary, to find a replacement for this technology in a timely and cost-effective manner, would have a material adverse effect on our ability to conduct our operations.

     We also rely and expect to rely on third parties for various computer and communications systems, such as telephone companies, online service providers, data processors, clearance organizations and software and hardware vendors. Our systems, or those of our third party providers, may fail or operate slowly, causing one or more of the following:

     o unanticipated disruptions in service to our clients;

     o slower response times;

     o delays in our clients' trade execution;

     o failed settlement by clients to whom we provide services to facilitate settlement operations;

     o decreased client service satisfaction;

     o incomplete or inaccurate accounting, recording or processing of trades;

     o financial losses;

     o litigation or other client claims; and

     o regulatory sanctions.

     We cannot assure you that we will not experience systems failures from power or telecommunications failure, acts of God or war, human error, natural disasters, fire, power loss, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism and similar events. The assets acquired by us from Cantor in the formation transactions have been acquired by us "as is." Although Cantor has been using the systems and technology being transferred to us in its business, there can be no assurance that such systems and technology are entirely free from defects. To the extent any defects are discovered, we will not have any recourse against Cantor. Any system failure that causes an interruption in service or decreases the responsiveness of our service, including failures caused by client error or misuse of our systems, could damage our reputation, business and brand name.

IF WE DO NOT EFFECTIVELY MANAGE OUR GROWTH, OUR EXISTING PERSONNEL AND SYSTEMS MAY BE STRAINED AND OUR BUSINESS MAY NOT OPERATE EFFICIENTLY.

     In order to execute our business plan, we must grow significantly. This growth will place significant strain on our personnel, management systems and resources. We expect that the number of our employees, including technical and management-level employees, will continue to increase for the foreseeable future. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technical workforce. We must also maintain close coordination among our technical, compliance, accounting, finance and marketing and sales organizations. We cannot assure you that we will manage our growth effectively, and failure to do so could result in our business operating inefficiently.

IF WE ARE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our proprietary software, network distribution systems and technologies. The financial services and e-commerce industries are characterized by rapid technological change, changes in use and client requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

     o develop and license leading technologies useful in our business;

     o enhance our existing services;

     o develop new services and technologies that address the increasingly sophisticated and varied needs of our existing and prospective clients; and

     o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of proprietary electronic trading technology entails significant technical, financial and business risks. Further, the adoption of new Internet, networking or telecommunications technologies may require us to devote substantial resources to modify and adapt our services. We cannot assure you that we will successfully implement new technologies or adapt our proprietary technology and transaction-processing systems to client requirements or emerging industry standards. We cannot assure you that we will be able to respond in a timely manner to changing market conditions or client requirements.

IF WE WERE TO LOSE THE SERVICES OF MEMBERS OF MANAGEMENT AND EMPLOYEES WHO POSSESS SPECIALIZED MARKET KNOWLEDGE AND TECHNOLOGY SKILLS, WE MAY NOT BE ABLE TO MANAGE OUR OPERATIONS EFFECTIVELY OR DEVELOP NEW ELECTRONIC MARKETPLACES.

     Our future success depends, in significant part, on the continued service of Howard Lutnick, our Chairman and Chief Executive Officer, Frederick Varacchi, our President and Chief Operating Officer, and our other executive officers and managers and sales and technical personnel who possess extensive financial markets knowledge and technology skills. We cannot assure you that we would be able to find an appropriate replacement for Mr. Lutnick or Mr. Varacchi if the need should arise. Any loss or interruption of Mr. Lutnick's or Mr. Varacchi's services could result in our inability to manage our operations effectively and/or develop new electronic marketplaces. We have not entered into employment agreements with and we do not have "key person" life insurance policies on any of our officers or other personnel. All of the members of our senior management team are also officers, partners or key employees of Cantor. As a result, they dedicate only a portion of their professional efforts to our business and operations. We cannot assure you that the time these persons devote to our business and operations in the future will be adequate and that we will not experience an adverse effect on our operations due to the demands placed on our management team by their other professional obligations. We intend to strive to provide high quality services that will allow us to establish and maintain long-term relationships with our clients. Our ability to do so will depend, in large part, upon the individual employees who represent us in our dealings with clients. The market for qualified programmers, technicians and sales persons is extremely competitive and has grown more so in recent periods as electronic commerce has experienced growth. We cannot assure you that we will be successful in our efforts to recruit and retain the required personnel.


IF CANTOR OR WE ARE UNABLE TO PROTECT THE INTELLECTUAL PROPERTY RIGHTS WE LICENSE FROM CANTOR OR OWN, OUR ABILITY TO OPERATE ELECTRONIC TRADING MARKETPLACES MAY BE MATERIALLY ADVERSELY AFFECTED.


     Our business is dependent on proprietary technology and other intellectual property rights. We license our patented technology from Cantor. The license arrangement is exclusive, except in the event that (1) we are unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require us to do so, or we are unable to provide such services or (2) we do not exercise our right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which case Cantor retains a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. We cannot guarantee that the concepts which are the subject of the patents and patent applications covered by the license from Cantor are patentable or that issued patents are or will be valid and enforceable. Where patents are granted in the U.S., we can give no assurance that equivalent patents will be granted in Europe or elsewhere, as a result of differences in local laws affecting patentability and validity. Moreover, we cannot guarantee that Cantor's issued patents are valid and enforceable, or that third parties competing or intending to compete with us will not infringe any of these patents. Despite precautions we or Cantor has taken or may take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization. It is also possible that third parties may independently develop technologies similar to ours. It may be difficult for us to monitor unauthorized use of our proprietary technology and intellectual property rights. We cannot assure you that the steps we have taken will prevent misappropriation of our technology or intellectual property rights.


     We intend to use our eSPEED (SM) service mark for the services described herein and have applied to register that service mark in a number of jurisdictions around the world. Although several existing third party registrations and applications for trademarks consisting of designations similar to ours in certain European countries have recently come to light, they are for goods and services that are different from those being offered under our eSPEED (SM) service mark. Although we are not presently aware of any third party objections to our use or registration of our eSPEED (SM) service mark in these countries, and believe we could defend against any third party claims asserted in these countries, such registrations and applications could potentially affect the registration, and/or limit our use, of our eSPEED (SM) service mark in these European countries, thereby requiring us to adopt and use another service mark for our services in such countries.


IF IT BECOMES NECESSARY TO PROTECT OR DEFEND OUR INTELLECTUAL PROPERTY RIGHTS, WE MAY HAVE TO RESORT TO COSTLY LITIGATION.

     We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. We may incur substantial costs and diversion of resources as a result of litigation, even if we win. In the event we do not win, we may have to enter into royalty or licensing agreements. We cannot assure you that an agreement would be available to us on reasonable terms, if at all.

     One of the patents we license from Cantor and which relates to INTERACTIVE MATCHING (SM) is currently the subject of litigation involving Liberty Brokerage Investment Corporation and Liberty Brokerage Inc. This patent is exclusively licensed to us subject to certain conditions. We will assume responsibility for defending this suit on behalf of Cantor and its affiliates. If we are not successful in defending this lawsuit, it could materially adversely affect our exclusive ability to use the technology covered by the patent and our ability to compete effectively. We have also agreed to indemnify Cantor with respect to all costs arising in connection with or relating to this lawsuit, including any damages or judgments. We cannot assure you that any of the patents owned or licensed by us will be upheld by a court as valid and/or enforceable. See "Business--Our Intellectual Property" and "--Legal Proceedings."

IF OUR SOFTWARE LICENSES FROM THIRD PARTIES ARE TERMINATED, OUR ABILITY TO OPERATE OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

     We license software from third parties, much of which is integral to our systems and our business. The licenses are terminable if we breach our obligations under the license agreements. If any of these relationships were terminated or if any of these third parties were to cease doing business, we may be forced to spend significant time and money to replace the licensed software. However, we cannot assure you that the necessary replacements will be available on reasonable terms, if at all.

IF THE STRENGTH OF OUR DOMAIN NAMES IS DILUTED, THE VALUE OF OUR PROPRIETARY RIGHTS MAY DECREASE.

     We own many Internet domain names including "www.espeed.com." The regulation of domain names in the United States and in foreign countries may change and the strength of our names could be diluted. We may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

IF WE INFRINGE ON PATENT RIGHTS OR COPYRIGHTS OF OTHERS, WE COULD BECOME INVOLVED IN COSTLY LITIGATION.

     Patents or copyrights of third parties may have an important bearing on our ability to offer certain of our products and services. We cannot assure you that we are or will be aware of all patents or copyrights containing claims that may pose a risk of infringement by our products and services. In addition, patent applications in the United States are generally confidential until a patent is issued. As a result, we cannot evaluate the extent to which our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing on the patent claims, which could limit the manner in which we conduct our operations.

     On May 5, 1999, Cantor and The Board of Trade of the City of Chicago, The New York Mercantile Exchange and The Chicago Mercantile Exchange were sued by Electronic Trading Systems, Inc. in the United States District Court for the Northern District of Texas (Dallas Division) for alleged infringement of Wagner United States patent 4,903,201, entitled "Automated Futures Trade Exchange." The patent relates to a system and method for implementing an electronic, computer-automated futures exchange and affects only the CANTOR EXCHANGE (SM). If the plaintiff is successful in this lawsuit, we may be required to obtain a license to develop and market one or more of our services, to cease developing or marketing services or to redesign those services. We cannot assure you that we would be able to obtain these licenses or that we would be able to obtain them at commercially reasonable rates or, if unable to obtain licenses, that we would be able to redesign our services to avoid infringement. Therefore, this lawsuit could materially adversely affect our ability to offer electronic trading marketplaces in the future. See "Business--Legal Proceedings."

DUE TO INTENSE COMPETITION IN OUR INDUSTRY, OUR MARKET SHARE AND FINANCIAL PERFORMANCE COULD SUFFER.

     The electronic trading and Internet-based financial services markets are highly competitive and many of our competitors are more established and have greater financial resources than us. We expect that competition will intensify in the future. Many of our competitors also have greater market presence, engineering and marketing capabilities and technological and personnel resources than we do. As a result, as compared to us, our competitors may:

     o develop and expand their network infrastructures and service offerings more efficiently or more quickly;

     o adapt more swiftly to new or emerging technologies and changes in client requirements;

     o take advantage of acquisitions and other opportunities more effectively;

     o devote greater resources to the marketing and sale of their products and services; and

     o more effectively leverage existing relationships with clients and strategic partners or exploit more recognized brand names to market and sell their services.

Our current and prospective competitors are numerous and include:

     o Interdealer brokerage firms, including Liberty Brokerage Investment Corporation and Garban-Intercapital plc.

     o Technology companies and market data and information vendors, including Reuters Group plc, Bloomberg L.P. and Bridge Information Systems, Inc.;

     o Securities or futures exchanges or similar entities, including the Chicago Board of Trade, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange, Eurex, the New York Stock Exchange and the Nasdaq National Market;

     o Electronic communications networks, crossing systems and similar entities such as Investment Technology Group and Optimark Technologies Inc.; and

     o Consortia such as BrokerTec Global LLC and EuroMTS.

We believe that we may also face competition from large computer software companies, media and technology companies and some securities brokerage firms that are currently our clients. In addition, Market Data Corporation, which is controlled by Iris Cantor and Rodney Fisher, has technology for electronic trading systems that, if provided to our competitors in the wholesale market, will be of substantial assistance to them in competing with us. Iris Cantor and Rod Fisher are limited partners of Cantor. See "Legal Proceedings."

     The number of businesses providing Internet-based financial services is rapidly growing, and other companies, in addition to those named above, have entered into or are forming joint ventures or consortia to provide services similar to those provided by us. Others may acquire the capabilities necessary to compete with us through acquisitions.

     In the event we extend the application of our INTERACTIVE MATCHING (SM) technology to conducting or facilitating auctions of consumer goods and services over the Internet, we expect to compete with both online and traditional sellers of these products and services. The market for selling products and services over the Internet is new, rapidly evolving and intensely competitive. Current and new competitors can launch new sites at a relatively low cost. We expect we will potentially compete with a variety of companies with respect to each product or service we offer. We may face competition from e-Bay, priceline.com, Amazon.com and a number of other large Internet companies that have expertise in developing online commerce and in facilitating Internet traffic, including America Online, Microsoft and Yahoo!, which could choose to compete with us either directly or indirectly through affiliations with other e-commerce companies. We cannot assure you that we will be able to compete effectively with such companies.

BECAUSE SOME OF OUR CLIENTS MAY DEVELOP ELECTRONIC TRADING NETWORKS, WE COULD COMPETE WITH THEM IN ASPECTS OF OUR BUSINESS.

     Consortia owned by some of our clients have announced their intention to explore the development of electronic trading networks. BrokerTec Global LLC, a proposed electronic inter-dealer fixed income broker whose members include Citigroup, Credit Suisse First Boston, Deutsche Bank AG, Goldman Sachs Group, Lehman Brothers, Merrill Lynch & Co., Dresdner Kleinwort Benson, ABN-AMRO and Morgan Stanley Dean Witter, has announced its intention to develop or acquire a facility for electronic trading of U.S. Treasury securities, Euro-denominated sovereign debt and other fixed income securities and futures-related products. All of the members of BrokerTec Global LLC are currently clients of Cantor and ours. Consortia such as BrokerTec Global LLC may compete with us and our electronic marketplaces in the future. We currently compete with a similar consortium called EuroMTS in Europe. The members of EuroMTS include the leading fixed income dealers in European government securities, as well as clients of Cantor and ours.

IF WE EXPERIENCE LOW TRADING VOLUME IN SECURITIES AND FINANCIAL PRODUCTS, OUR PROFITABILITY COULD SUFFER.

     We have experienced significant fluctuations in the aggregate trading volume of securities and financial products being traded in our marketplaces. We expect that fluctuations in the trading volume of securities and financial products traded in our marketplaces will occur in the future from time to time and have a direct impact on our future operating results. This may cause significant fluctuations in our profitability when the trading volumes are low.

IF ADVERSE ECONOMIC AND POLITICAL CONDITIONS OCCUR, SUBSTANTIAL DECLINES IN THE U.S. AND GLOBAL FINANCIAL SERVICES MARKETS MAY RESULT AND OUR PROFITABILITY COULD SUFFER.

     The global financial services business is, by its nature, risky and volatile and is directly affected by many national and international factors that are beyond our control. Any one of these factors may cause a substantial decline in the U.S. and global financial services markets, resulting in reduced trading volume and turnover. These events could materially adversely affect our profitability. These factors include:

     o economic and political conditions in the United States and elsewhere in the world;

     o concerns over inflation and wavering institutional/consumer confidence levels;

     o the availability of cash for investment by mutual funds and other wholesale and retail investors;

     o rising interest rates;

     o fluctuating exchange rates;

     o legislative and regulatory changes; and

     o currency values.

     In the past several years, the U.S. financial markets have achieved historic highs. We do not believe these strong markets can continue indefinitely. Our revenues and profitability are likely to decline significantly during periods of stagnant economic conditions or low trading volume in the U.S. and global financial markets.

IF OUR SYSTEMS PROVE NOT TO BE YEAR 2000 COMPLIANT, WE COULD EXPERIENCE SIGNIFICANT BUSINESS INTERRUPTIONS.

     With the Year 2000 approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many existing computer systems and microprocessors with date functions, including those in non-information technology equipment and systems, use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19". Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.

Because our business is dependent upon the proper functioning of our proprietary software, technologies and computer systems, a failure of our software, technologies or systems to be Year 2000 compliant would have a material adverse effect on us. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

     In addition, we depend upon the proper functioning of third-party computer and non-information technology systems. These parties include subcontractors, such as third-party administrators, and vendors, such as software vendors and providers of telecommunication services, quotation equipment and other utilities. If the third parties with which we interact have Year 2000 problems that are not remedied, disruptions may result, which could result in shutdowns by us and financial loss, regulatory actions, reputational harm and legal liability. Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. This in turn could result in a general reduction in trading and other market activities. We cannot predict the impact that such reduction would have on us. Some of our contracts with our clients represent that our systems will be Year 2000 compliant. For these and other reasons, we may also be exposed to litigation with our clients as a result of Year 2000 problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000."

BECAUSE WE EXPECT TO CONTINUE TO EXPAND OUR OPERATIONS OUTSIDE NORTH AMERICA, WE MAY FACE SPECIAL ECONOMIC AND REGULATORY CHALLENGES THAT WE MAY NOT BE ABLE TO MEET.

     We operate electronic marketplaces throughout Europe and Asia and we plan to further expand our operations throughout these regions in the future. There are certain risks inherent in doing business in international markets, particularly in the regulated brokerage industry. These risks include:

     o less developed automation in exchanges, depositories and national clearing systems;

     o unexpected changes in regulatory requirements, tariffs and other trade barriers;

     o difficulties in staffing and managing foreign operations;

     o fluctuations in currency exchange rates;

     o reduced protection for intellectual property rights;

     o seasonal reductions in business activity during the summer months; and

     o potentially adverse tax consequences.

     We are required to comply with the laws and regulations of foreign governmental and regulatory authorities of each country in which we conduct business. These may include laws, rules and regulations relating to any aspect of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, record-keeping, the financing of clients' purchases, broker-dealer and employee registration requirements and the conduct of directors, officers and employees. Any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction.

     The growth of the Internet as a means of conducting international business has also raised many legal issues regarding, among other things, the circumstances in which countries or other jurisdictions have the right to regulate Internet services that may be available to their citizens from service providers located elsewhere. In many cases, there are no laws, regulations, judicial decisions or governmental interpretations that clearly resolve these issues. This uncertainty may adversely affect our ability to use the Internet to expand our international operations, and creates the risk that we could be subject to disciplinary sanctions or other penalties for failure to comply with applicable laws or regulations.

IF WE ENTER NEW MARKETS, WE MAY NOT BE ABLE TO SUCCESSFULLY ADAPT OUR TECHNOLOGY AND MARKETING STRATEGY FOR USE IN THOSE MARKETS.

     We intend to leverage our eSPEED (SM) system and Cantor's relationships to enter new markets. We cannot assure you that we will be able to successfully adapt our proprietary software, electronic distribution networks and technology for use in other markets. Even if we do adapt our software, networks and technology, we cannot assure you that we will be able to attract clients and compete successfully in any such new markets. We cannot assure you that our marketing efforts or our pursuit of any of these opportunities will be successful. If these efforts are not successful, we could suffer losses while developing new marketplaces or realize less than expected earnings, which in turn could result in a decrease in the market value of our Class A common stock. Furthermore, these efforts may divert management attention or inefficiently utilize our resources. We intend to create electronic marketplaces for many financial products by the end of 2000, but there is no guarantee that we will be able to do so.

IF WE ACQUIRE OTHER COMPANIES, WE MAY NOT BE ABLE TO INTEGRATE THEIR OPERATIONS EFFECTIVELY.

     Our business strategy contemplates expansion through the acquisition of exchanges and other companies providing services or having technologies and operations which are complementary to ours. Acquisitions entail numerous risks, including:

     o difficulties in the assimilation of acquired operations and products;

     o diversion of management's attention from other business concerns;

     o assumption of unknown material liabilities of acquired companies;

     o amortization of acquired intangible assets, which would reduce future reported earnings; and

     o potential loss of clients or key employees of acquired companies.

     We cannot assure you that we will be able to integrate successfully any operations, personnel, services or products that might be acquired in the future, and our failure to do so could adversely affect our profitability and the value of our Class A common stock.

BECAUSE OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT AND OTHER REGULATION, WE MAY FACE RESTRICTIONS WITH RESPECT TO THE WAY WE CONDUCT OUR OPERATIONS.


     The Securities and Exchange Commission, National Association of Securities Dealers, Inc., Commodity Futures Trading Commission and other agencies extensively regulate the U.S. securities industry. Our international operations may be subject to similar regulations in specific jurisdictions. Our U.S. subsidiaries are required to comply strictly with the rules and regulations of these agencies. As a matter of public policy, these regulatory bodies are responsible for safeguarding the integrity of the securities and other financial markets and protecting the interests of investors in those markets. Most aspects of our U.S. broker-dealer subsidiaries are highly regulated, including:


     o the way we deal with our clients;

     o our capital requirements;

     o our financial and Securities and Exchange Commission reporting practices;

     o required record keeping and record retention procedures;

     o the licensing of our employees; and

     o the conduct of our directors, officers, employees and affiliates.

     If we fail to comply with any of these laws, rules or regulations, we may be subject to censure, fines, cease-and-desist orders, suspension of our business, suspensions of personnel or other sanctions, including revocation of registration as a broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on the conduct of our business. These agencies have broad powers to investigate and enforce compliance and punish non-compliance with their rules and regulations. We cannot assure you that we and/or our directors, officers and employees will be able to fully comply with, and will not be subject to, claims or actions by these agencies.

     The consumer products and services we anticipate offering through our electronic marketplaces are likely to be regulated by federal and state governments. Our ability to provide such services will be affected by these regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs or cause the development of affected markets to become impractical.

BECAUSE WE ARE SUBJECT TO RISKS ASSOCIATED WITH NET CAPITAL REQUIREMENTS, WE MAY NOT BE ABLE TO ENGAGE IN OPERATIONS THAT REQUIRE SIGNIFICANT CAPITAL.

     The Securities and Exchange Commission, Commodity Futures Trading Commission and various other regulatory agencies have stringent rules and regulations with respect to the maintenance of specific levels of net capital by broker-dealers. Net capital, which is assets minus liabilities, is the net worth of a broker or dealer, less deductions for certain types of assets. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the Securities and Exchange Commission or Commodity Futures Trading Commission, and suspension or expulsion by these regulators could ultimately lead to the firm's liquidation. If these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. Also, our ability to withdraw capital from broker-dealer subsidiaries could be restricted, which in turn could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business.

     As of September 24, 1999, if each of our regulated U.S. subsidiaries, eSpeed Securities, Inc. and eSpeed Government Securities, Inc., had been subject to the Uniform Net Capital Rule, the minimum net capital we would have had to maintain would have been $5,000 and $25,000, respectively. At that time, eSpeed Securities, Inc. and eSpeed Government Securities, Inc. had total net capital of approximately $90,000, or approximately $85,000 and $65,000, respectively, in excess of the minimum amount that would have been required. In addition, we may be subject to net capital requirements in foreign jurisdictions.

BECAUSE WE INTEND TO OFFER ACCESS TO SOME OF OUR MARKETPLACES TO ONLINE RETAIL BROKERS, WE ARE SUBJECT TO RISKS RELATING TO UNCERTAINTY IN THE REGULATION OF THE INTERNET.

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, taxation and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

BECAUSE BROKERAGE SERVICES INVOLVE SUBSTANTIAL RISKS OF LIABILITY, WE MAY BECOME SUBJECT TO RISKS OF LITIGATION.

     Many aspects of our business, and the businesses of our clients, involve substantial risks of liability. Dissatisfied clients frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We and our clients may become subject to these claims as the result of failures or malfunctions of systems and services provided by us and may seek recourse against us. We could incur significant legal expenses defending claims, even those without merit. An adverse resolution of any lawsuits or claims against us could result in our obligation to pay substantial damages.

     In addition, we may also become subject to legal proceedings and claims against Cantor and its affiliates as a result of the formation transactions. Although Cantor has agreed to indemnify us against claims or liabilities arising from our assets or operations prior to the formation transactions, we cannot assure you that such claims or litigation will not harm our business. See "Relationship with Cantor--Assignment and Assumption Agreement."

IF WE CANNOT DETER EMPLOYEE MISCONDUCT, WE MAY BE HARMED.

     There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include hiding unauthorized or unsuccessful activities from us. In either case, this type of conduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

BECAUSE OUR BUSINESS IS DEVELOPING, WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS OR OUR ABILITY TO SECURE ADDITIONAL FINANCING.

     We anticipate, based on management's experience and current industry trends, that our existing cash resources, combined with the net proceeds we will receive from this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. However, we may need to raise additional funds to:

     o increase the regulatory net capital necessary to support our operations;

     o support more rapid growth in our business;

     o develop new or enhanced services and products;

     o respond to competitive pressures;

     o acquire complementary technologies; and

     o respond to unanticipated requirements.

     We cannot assure you that we will be able to obtain additional financing when needed on terms that are acceptable, if at all.

RISKS RELATED TO OUR RELATIONSHIP WITH CANTOR

BECAUSE WE DEPEND ON CANTOR'S BUSINESS, EVENTS WHICH IMPACT CANTOR'S OPERATING RESULTS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES.

     We recognized over 46% of our revenues for the period from March 10, 1999 to September 24, 1999 from transactions in which we received amounts based on fixed percentages of commissions paid to Cantor. Consequently, any reductions in the amount of commissions paid to Cantor, including events which impact Cantor's business or operating results, could have a material adverse effect on our most significant source of revenues.

     In addition, fees paid to us by Cantor for system services represented 37.7% of our revenues for the period from March 10, 1999 to September 24, 1999. These fee revenues are remitted to us on a monthly basis.

     We are a general creditor of Cantor to the extent that there are transaction revenues and system service fees owing to us from Cantor. Events which negatively impact Cantor's financial position and ability to remit our share of transaction revenues and system service fees could have a material adverse effect on our revenues.

CONFLICTS OF INTEREST AND COMPETITION WITH CANTOR MAY ARISE.

     Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including competitive business activities, potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of our capital stock, sales or distributions by Cantor of its shares of our common stock and the exercise by Cantor of control over our management and affairs. Our Joint Services Agreement with Cantor provides that in some circumstances Cantor can unilaterally determine the commissions that will be charged to clients for effecting trades in marketplaces in which we collaborate with Cantor. The determination of the nature of commissions charged to clients does not affect the allocation of revenues that Cantor and we share with respect to those transactions. However, in circumstances in which Cantor determines to charge clients lower commissions, the amount that we receive in respect of our share of the commissions will correspondingly be decreased. A majority of our directors and officers following this offering also serve as directors and/or officers of Cantor. Simultaneous service as an eSpeed director or officer and service as a director or officer, or status as a partner, of Cantor could create or appear to create potential conflicts of interest when such directors, officers and/or partners are faced with decisions that could have different implications for us and for Cantor.
Mr. Lutnick, our Chairman and Chief Executive Officer, is the sole stockholder of the managing general partner of Cantor. As a result, Mr. Lutnick controls Cantor. Upon completion of this offering, Cantor will own all of the outstanding shares of our Class B common stock, representing approximately 98% of the combined voting power of all classes of our voting stock. Mr. Lutnick's simultaneous service as our Chairman and Chief Executive Officer and his control of Cantor could create or appear to create potential conflicts of interest when Mr. Lutnick is faced with decisions that could have different implications for us and for Cantor. See "Relationship with Cantor."

BECAUSE OUR JOINT SERVICES AGREEMENT WITH CANTOR HAS A PERPETUAL TERM AND CONTAINS NON-COMPETITION PROVISIONS AND RESTRICTIONS ON OUR ABILITY TO PURSUE STRATEGIC TRANSACTIONS, THIS AGREEMENT MAY BECOME BURDENSOME TO OUR BUSINESS.

     As part of the formation transactions, Cantor will contribute substantially all of our assets to us. Although Cantor has agreed, subject to certain conditions, not to compete with us in providing electronic brokerage services, Cantor is currently engaged in financial instruments and securities transaction execution and processing operations and other activities which are related to the electronic trading services we provide. Our Joint Services Agreement obligates us to perform technology support and other services for Cantor at cost, whether or not related to our electronic brokerage services, sets forth the ongoing revenue sharing arrangements between Cantor and us and subjects us and Cantor to non-competition obligations. The Joint Services Agreement precludes us from entering into lines of business in which Cantor now or in the future may engage, or providing or assisting any third party in providing voice-assisted brokerage services, clearance, settlement and fulfillment services and related services, except under the limited circumstances described under "Relationship with Cantor--Joint Services Agreement--Non-competition Provisions." Although we believe Cantor has no plans to form, acquire or commence any other operations similar to ours, the Joint Services Agreement permits Cantor to perform, in limited circumstances, electronic brokerage operations. In addition, the Joint Services Agreement imposes limitations on our ability to pursue strategic alliances, joint ventures, partnerships, business combinations, acquisitions and similar transactions. Because the Joint Services Agreement has a perpetual term, even in the event of a breach by one of the parties, and does not provide for modification under its terms, this agreement may become burdensome for us, may distract us from focusing on our internal operations, may deter or discourage a takeover of our company and may limit our ability to expand our operations. See "Relationship with Cantor."

BECAUSE AGREEMENTS BETWEEN US AND CANTOR ARE NOT THE RESULT OF ARM'S-LENGTH NEGOTIATIONS, WE MAY RECEIVE LOWER COMMISSIONS FROM, AND PAY HIGHER SERVICE FEES TO, CANTOR THAN WE WOULD WITH RESPECT TO THIRD PARTY SERVICE PROVIDERS.

     In connection with the formation transactions, we have entered into Assignment and Assumption Agreements, an Administrative Services Agreement, a Joint Services Agreement and several other agreements with Cantor relating to the provision of services to each other and third parties. These agreements are not the result of arm's-length negotiations because Cantor owns and controls us. As a result, the prices charged to us or by us for services provided under the agreements may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be generally less favorable to us than those that we could have negotiated with third parties. See "Relationship with Cantor."

BECAUSE WE DEPEND ON SERVICES AND ACCESS TO OPERATING ASSETS PROVIDED BY THIRD PARTIES TO CANTOR, WE MAY NOT HAVE RECOURSE AGAINST THOSE THIRD PARTIES.

     Many of the assets and services provided by Cantor under the terms of the Administrative Services Agreement are leased or provided to Cantor by third party vendors. As a result, in the event of a dispute between Cantor and a third party vendor, we could lose access to, or the right to use, as applicable, office space, personnel, corporate services and operating assets. In such a case, we would have no recourse with respect to the third party vendor. Our inability to use these services and operating assets for any reason, including any termination of the Administrative Services Agreement between us and Cantor or the agreements between Cantor and third party vendors, could result in serious interruptions of our operations.

OUR REPUTATION MAY BE AFFECTED BY ACTIONS TAKEN BY CANTOR AND ENTITIES WHICH ARE RELATED TO CANTOR.

     Initially, Cantor will be our most significant client. Cantor holds direct and indirect ownership and management interests in numerous other entities which engage in a broad range of financial services and securities-related activities. Actions taken by, and events involving, Cantor or these related companies which are perceived negatively by the securities markets, or the public generally, could have a material adverse effect on us and could affect the price of our Class A common stock. In addition, events which negatively affect the financial condition of Cantor may negatively affect us. These events could cause Cantor to lose clients that may trade in our marketplaces, could impair Cantor's ability to perform its obligations under the Joint Services Agreement and other agreements Cantor enters into with us and could cause Cantor to liquidate investments, including by selling or otherwise transferring shares of our common stock.

IF WE BECOME SUBJECT TO LITIGATION AND OTHER LEGAL PROCEEDINGS, WE MAY BE
HARMED.

     From time to time, we and Cantor may become involved in litigation and other legal proceedings relating to claims arising from our and their operations in the normal course of business. Cantor is currently subject to a number of legal proceedings that could affect us. See "Business--Legal Proceedings." We cannot assure you that these or other litigation or legal proceedings will not materially affect our ability to conduct our business in the manner that we expect or otherwise adversely affect us.

RISKS RELATED TO E-COMMERCE AND THE INTERNET

IF ELECTRONIC MARKETPLACES FOR SECURITIES AND FINANCIAL PRODUCTS DO NOT CONTINUE TO GROW, WE WILL NOT BE ABLE TO ACHIEVE OUR BUSINESS OBJECTIVES.

     The success of our business plan depends on our ability to create interactive electronic marketplaces in a wide range of securities and financial products. Historically, securities and commodities markets operated through an open outcry format in which buyers and sellers traded securities in pits through verbal communication. These open outcry markets have recently begun to be supplanted with new systems which match buyers and sellers electronically. The utilization of our interactive electronic marketplaces depends on the continued acceptance and utilization of these electronic securities and commodities markets. We cannot assure you that the growth and acceptance of the use of electronic markets will continue.

IF E-COMMERCE AND INTERNET USAGE DOES NOT CONTINUE TO GROW, WE WILL NOT BE ABLE TO ACHIEVE OUR BUSINESS OBJECTIVES.

     As part of our business strategy, we expect to do business with online and traditional retail brokers. We expect to enable these firms to provide to their clients access, where appropriate, to trading in fixed income securities and futures and other wholesale financial products markets through the Internet.

     Our strategic and financial objectives would be adversely impacted if Internet usage does not continue to grow. Consumer use of the Internet as a medium of commerce is a recent phenomenon and is subject to a high level of uncertainty. Internet usage may be inhibited for a number of reasons, including:

     o access costs;

     o inadequate network infrastructure;

     o security concerns;

     o uncertainty of legal, regulatory and tax issues concerning the use of the Internet;

     o concerns regarding ease of use, accessibility and reliability;

     o inconsistent quality of service; and

     o lack of availability of cost-effective, high-speed service.

     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it, or the Internet's performance and reliability may decline. Similarly, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could grow more slowly or decline. Even if Internet usage continues to grow, online trading in the wholesale securities markets, and in particular the fixed income securities and futures markets, may not be accepted by retail customers. This could negatively affect the growth of our business.

OUR NETWORKS AND THOSE OF OUR THIRD PARTY SERVICE PROVIDERS MAY BE VULNERABLE TO SECURITY RISKS, WHICH COULD MAKE OUR CLIENTS HESITANT TO USE OUR ELECTRONIC MARKETPLACES.

     We expect the secure transmission of confidential information over public networks to be a critical element of our operations. Our networks and those of our third party service providers, including Cantor and associated clearing corporations, and our clients may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or cause interruptions or malfunctions in our operations, which could make our clients hesitant to use our electronic marketplaces. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement industry-standard security measures, we cannot assure you that those measures will be sufficient.

RISKS RELATED TO OUR CAPITAL STRUCTURE

BECAUSE THE VOTING CONTROL OF OUR COMMON STOCK WILL BE CONCENTRATED AMONG THE HOLDERS OF OUR CLASS B COMMON STOCK, THE MARKET PRICE OF OUR CLASS A COMMON STOCK MAY BE ADVERSELY AFFECTED BY DISPARATE VOTING RIGHTS.

     After this offering, Cantor will beneficially own all of our outstanding Class B common stock, representing approximately 98% of the combined voting power of all classes of our voting stock. As long as Cantor beneficially owns a majority of the combined voting power of our common stock, it will have the ability, without the consent of the public stockholders, to elect all of the members of our board of directors and to control our management and affairs. In addition, it will be able to determine the outcome of matters submitted to a vote of our stockholders for approval and will be able to cause or prevent a change in control of our company. In certain circumstances, the Class B common stock issued to Cantor upon consummation of the formation transactions may be transferred without conversion to Class A common stock.

     The holders of our Class A common stock and Class B common stock have substantially identical rights, except that holders of our Class A common stock are entitled to one vote per share, while holders of our Class B common stock are entitled to 10 votes per share on all matters to be voted on by stockholders in general. This differential in the voting rights and our ability to issue additional Class B common stock could adversely affect the market price of our Class A common stock.

DELAWARE LAW AND OUR CHARTER MAY MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT.

     Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company. In addition, our Amended and Restated Certificate of Incorporation authorizes the issuance of preferred stock, which our board of directors can create and issue without prior stockholder approval and with rights senior to those of our common stock, as well as additional shares of our Class B common stock. Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws include provisions which restrict the ability of our stockholders to take action by written consent and provide for advance notice for stockholder proposals and director nominations. These provisions may have the effect of delaying or preventing changes of control or management of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our Class A common stock.

DELAWARE LAW MAY PROTECT DECISIONS OF OUR BOARD OF DIRECTORS THAT HAVE A DIFFERENT EFFECT ON HOLDERS OF OUR CLASS A AND CLASS B COMMON STOCK.

     You may not be able to challenge decisions that have an adverse effect upon holders of the Class A common stock if our board of directors acts in a disinterested, informed manner with respect to these decisions, in good faith and in the belief that it is acting in the best interests of our stockholders. Delaware law generally provides that a board of directors owes an equal duty to all stockholders, regardless of class or series, and does not have separate or additional duties to either group of stockholders, subject to applicable provisions set forth in a company's charter.

BECAUSE WE ARE A HOLDING COMPANY, WE WILL DEPEND ON OUR SUBSIDIARIES TO GENERATE REVENUES AND DISTRIBUTE CASH TO US.

     We are a holding company. Our sole assets are our equity interests in our subsidiaries. We have no independent means of generating revenues. We will incur income taxes on revenues that we generate. We intend to cause our subsidiaries to distribute cash to us in amounts sufficient to cover our tax liabilities, if any. Our subsidiaries' ability to distribute cash to us will be subject to legal restrictions, including the net capital rules and the requirements that they have surplus capital or earnings available for distribution. We cannot assure you that our subsidiaries will be able to provide us with the funds necessary to satisfy our obligations or conduct our operations as contemplated by our business strategy.

RISKS RELATED TO THIS OFFERING

THERE HAS NOT BEEN ANY PRIOR PUBLIC MARKET FOR OUR CLASS A COMMON STOCK, AND WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP OR BE SUSTAINED.

     Prior to this offering, there has been no public market for the Class A common stock and we cannot assure you that an active trading market will develop or be sustained. The initial public offering price of our Class A common stock will be determined through negotiation between us and the representatives of the underwriters and may not be indicative of the market price for our Class A common stock after this offering.

THE MARKET PRICE OF OUR CLASS A COMMON STOCK MAY FLUCTUATE WIDELY AND TRADE AT PRICES BELOW THE INITIAL PUBLIC OFFERING PRICE.

     The price of our Class A common stock after this offering may fluctuate widely, depending upon many factors, including our perceived prospects, and the prospects of the financial industries in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general valuations for Internet and e-commerce-related companies, changes in general economic or market conditions and broad market fluctuations. As a result, our Class A common stock may trade at prices significantly below the initial public offering price.

MANAGEMENT WILL HAVE DISCRETION OVER THE USE OF PROCEEDS WE RECEIVE FROM THIS OFFERING AND MAY NOT USE THE FUNDS IN A MANNER THAT YOU WOULD APPROVE.

     We intend to use the majority of the net proceeds we receive from this offering for technological and product development and improvements in existing and new marketplaces, hiring technology and other personnel to develop new products, sales, marketing and advertising initiatives and working capital and general corporate purposes, including possible acquisitions. Pending application of these uses, we intend to use the net proceeds to purchase short-term marketable securities. Our management will have broad discretion with respect to the use of these funds and the determination of the timing of expenditures. We cannot assure you that management will use these funds in a manner that you would approve or that the allocations will be in the best interests of our stockholders.

YOUR SHARE OWNERSHIP IN eSPEED WILL BE IMMEDIATELY AND SUBSTANTIALLY DILUTED.

     Purchasers of our Class A common stock in this offering will experience immediate and substantial dilution in net tangible book value of $16.05 per share, based on an assumed initial public offering price of $18.00 per share.

FUTURE SALES OF OUR SHARES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

     If our existing stockholders sell a large number of shares, or if we issue a large number of shares of our common stock in connection with future acquisitions, strategic alliances or otherwise, the market price of our Class A common stock could decline significantly. Moreover, the perception in the public market that these stockholders might sell shares of Class A common stock could depress the market price of our Class A common stock.

     Although we and our directors, executive officers and holders of common stock and securities convertible into or exercisable or exchangeable for common stock issued prior to this offering or in connection with the consummation of the formation transactions have agreed pursuant to certain "lock-up" agreements with the underwriters that we and they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for common stock, subject to certain exceptions, for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC, we and these persons may be released of this obligation by Warburg Dillon Read LLC in its sole discretion in whole or in part at any time with or without notice.

     We plan to register an additional 5,000,000 shares of our Class A common stock under the Securities Act within 90 days after the closing of this offering for use by us as consideration for future acquisitions. Upon such registration, these shares generally will be freely tradable after issuance, unless the resale thereof is contractually restricted or unless the holders thereof are subject to the restrictions on resale provided in Rule 145 under the Securities Act. In any event, any registered shares so issued will be subject to contractual restrictions and, thus, will not be freely tradable during the 180-day period after the date of this prospectus.

     After this offering, we intend to initially register 20%, or approximately 10,000,000 shares of Class A common stock, of the total outstanding shares of our common stock, which are reserved for issuance upon exercise of options granted under our stock option plan. If we increase our total outstanding shares of common stock, we will register additional shares of Class A common stock so that the stock available for issuance under our stock option plan will be registered. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. We also plan to register the shares of Class A common stock issuable under our stock purchase plan. See "Shares Eligible for Future Sale."

___________________________FORWARD-LOOKING STATEMENTS___________________________

     This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements are found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. When used in this prospectus, the words "anticipate," "believe," "expect," "estimate" and similar expressions are generally intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in "Risk Factors" and elsewhere in this prospectus.

_________________________________USE OF PROCEEDS________________________________

     If we sell the Class A common stock offered by us through this prospectus at a public offering price of $18.00 per share, we estimate that we will receive net proceeds (after deducting underwriting discounts and commissions and estimated offering expenses) of $98,530,000 ($115,360,000 if the underwriters exercise their over-allotment option in full).

     We intend to use the net proceeds of this offering as follows:

     o approximately $25 million will be for investment in hardware and software for entry into new product segments, expansion of our current markets and an increase in communication links to our clients;

     o approximately $25 million will be for hiring of technology and other professionals to develop new markets in both financial and non-financial sectors; and

     o approximately $25 million will be for marketing to current and new institutional clients and to promote general awareness and acceptance of the retail trading of fixed income securities and other financial instruments.

     We intend to use the remainder of the net proceeds for working capital and general corporate purposes, including possible acquisitions. We do not currently have any agreements with respect to any such acquisitions. The occurrence of unforeseen events, opportunities or changed business conditions, however, could cause us to use the proceeds of this offering in a manner other than as described in this prospectus. Pending these uses, we intend to invest the net proceeds we receive in short-term marketable securities. We believe that the net proceeds of this offering and cash flows from operations will be sufficient to fund our working capital needs and capital expenditure requirements for the foreseeable future. We will not receive any of the proceeds from the sale of shares by the selling stockholder of our Class A common stock.

_________________________________DIVIDEND POLICY________________________________

     We intend to retain our future earnings, if any, to help finance the growth and development of our business. We have never paid a cash dividend and we do not expect to pay any cash dividends on our common stock in the foreseeable future.

     In the event we decide to declare dividends on our common stock in the future, such declaration will be subject to the discretion of our board of directors. Our board of directors may take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us and any such other factors as our board of directors may deem relevant.

____________________________________DILUTION____________________________________

     The net tangible book value of our common stock, including our Class B common stock, at September 24, 1999, before adjustment for this offering, was $(958,542), or $(0.02) per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the 6,000,000 shares of Class A common stock by eSpeed in this offering, at an assumed initial public offering price of $18.00 per share (the midpoint of the range set forth on the cover page of this prospectus), our net tangible book value at September 24, 1999 would have been $97,571,458, or $1.95 per share, calculated as follows:

Assumed initial public offering price per share.....................................    $18.00
  Net tangible book value per share at September 24, 1999..................   $(0.02)
                                                                              ------
  Increase in net tangible book value per share attributable to
     new investors.........................................................     1.97
                                                                              ------
As adjusted net tangible book value per share after this offering...................      1.95
                                                                                        ------
Dilution per share to new investors.................................................    $16.05
                                                                                        ------
                                                                                        ------

     Assuming the underwriters' over-allotment option is exercised in full, the net tangible book value at September 24, 1999 would have been $114,401,458, or $2.24 per share, the immediate increase in net tangible book value of shares owned by existing stockholders would have been $2.26 per share, and the immediate dilution to purchasers of shares of Class A common stock in this offering would have been $15.76 per share.

     The following table summarizes at September 24, 1999, after giving effect to the sale of the 6,000,000 shares of Class A common stock by eSpeed in this offering at an assumed initial public offering of $18.00 per share (the midpoint of the range set forth on the cover page of this prospectus), and the consummation of the formation transactions as discussed in "Relationship with Cantor--The Formation Transactions," (1) the number and percentage of shares of common stock issued by us, (2) the total cash and non-cash consideration paid for our common stock, and (3) the average price per share of common stock paid by our existing stockholders to us prior to this offering and by the public stockholders to us in this offering:

                                                      SHARES OF COMMON         TOTAL CASH AND NON-CASH
                                                        STOCK OWNED                 CONSIDERATION           AVERAGE
                                                  ------------------------    --------------------------    PRICE PER
                                                    NUMBER      PERCENTAGE       AMOUNT       PERCENTAGE     SHARE
                                                  ----------    ----------    ------------    ----------    ---------
Existing stockholders(1).......................   44,000,000         88%      $  5,655,299          5%       $  0.13
Public stockholders(1).........................    6,000,000         12        108,000,000         95          18.00
                                                  ----------       ----       ------------       ----
     Total.....................................   50,000,000        100%      $113,655,299        100%
                                                  ----------       ----       ------------       ----
                                                  ----------       ----       ------------       ----

     The calculations in the tables set forth above do not reflect (1) an aggregate of 10,000,000 shares of Class A common stock reserved for issuance under our stock option plan, including 7,500,000 shares of Class A common stock subject to options to be granted in connection with this offering and
(2) 127,500 shares of Class A common stock reserved for issuance upon exercise of warrants we expect to grant upon completion of this offering. See "Management--1999 Long-Term Incentive Plan" and "Underwriting."

------------------
(1) Sales by the selling stockholder in this offering will reduce the number of shares held by existing stockholders to 41,500,000 shares, or approximately 83% of the total shares of common stock outstanding, and, together with this offering, will result in 8,500,000 shares being held by new investors, or 17% of the total shares of common stock outstanding after this offering.

_________________________________CAPITALIZATION_________________________________

     The following table sets forth as of September 24, 1999:

     o our actual capitalization after the consummation of the formation transactions described in "Relationship with Cantor--The Formation Transactions" and the conversion by the selling stockholder of 2,500,000 shares of Class B common stock into an equal number of shares of Class A common stock; and

     o our capitalization on an as adjusted basis to reflect the sale of the 6,000,000 shares of Class A common stock offered by us hereby at an assumed public offering price of $18.00 per share after deducting the estimated offering expenses and underwriting discounts and commissions payable by us.

     This information is qualified by, and should be read in conjunction with, the financial statements and related notes appearing at the end of this prospectus.

                                                                                        AS OF SEPTEMBER 24, 1999
                                                                                      ----------------------------
                                                                                        ACTUAL        AS ADJUSTED
                                                                                      ------------    ------------
Cash...............................................................................    $  200,000     $ 98,730,000
                                                                                       ----------     ------------
                                                                                       ----------     ------------
Stockholders' equity:
  Preferred stock, par value $0.01 per share; 50,000,000 shares authorized, no
     shares issued or outstanding..................................................    $       --     $         --
  Class A common stock, par value $0.01 per share; 200,000,000 shares authorized,
     2,500,000 shares issued and outstanding, actual; and 8,500,000 shares issued
     and outstanding, as adjusted..................................................        25,000           85,000
  Class B common stock, par value $0.01 per share; 100,000,000 shares authorized,
     41,500,000 issued and outstanding, actual; and 41,500,000 shares issued and
     outstanding, as adjusted......................................................       415,000          415,000
Additional paid-in capital.........................................................     5,215,299      103,685,299
Accumulated deficit................................................................    (6,613,841)      (6,613,841)
                                                                                       ----------     ------------
     Total stockholders' equity....................................................      (958,542)      97,571,458
                                                                                       ----------     ------------
Total capitalization...............................................................    $ (958,542)    $ 97,571,458
                                                                                       ----------     ------------
                                                                                       ----------     ------------

_____________________________SELECTED FINANCIAL DATA____________________________

     The following selected financial data for eSpeed should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the audited financial statements, related notes and other financial information beginning on page F-1. The results of operations for the period ended September 24, 1999 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1999, or any other future period.

                                                                                                 FOR THE PERIOD
                                                                                                 FROM MARCH 10,
                                                                                                  1999 (DATE OF
                                                                                                 COMMENCEMENT OF
                                                                                                 OPERATIONS) TO
                                                                                                 SEPTEMBER 24, 1999
                                                                                                 ------------------
STATEMENT OF OPERATIONS DATA:(1)
Total revenues................................................................................      $ 24,139,469
                                                                                                    ------------
Expenses:
  Compensation and employee benefits..........................................................        14,704,940
  Occupancy and equipment.....................................................................         6,632,436
  Professional and consulting fees............................................................         3,615,348
  Communications and client networks..........................................................         2,445,792
  Transaction services fees...................................................................         1,337,282
  Administrative fees.........................................................................         1,067,200
  Other.......................................................................................         1,122,119
                                                                                                    ------------
  Total expenses..............................................................................        30,925,117
                                                                                                    ------------
Loss before benefit for income taxes..........................................................        (6,785,648)
Income tax benefit............................................................................           171,807
                                                                                                    ------------
Net loss......................................................................................      $ (6,613,841)
                                                                                                    ------------
                                                                                                    ------------

PRO FORMA DATA:(2)
  Pro forma net loss..........................................................................      $ (6,785,648)
  Basic and diluted pro forma net loss per share..............................................      $      (0.15)
  Shares of common stock outstanding..........................................................        44,000,000


                                                                                                 FOR THE PERIOD
                                                                                                 FROM MARCH 10,
                                                                                                  1999 (DATE OF
                                                                                                 COMMENCEMENT OF
                                                                                                 OPERATIONS) TO
STATEMENT OF FINANCIAL CONDITION:                                                                SEPTEMBER 24, 1999
                                                                                                    ------------
Cash and cash equivalents.....................................................................      $    200,000
Total assets..................................................................................        10,798,264
Total liabilities.............................................................................        11,756,806
Total stockholder's equity....................................................................          (958,542)

------------------
(1) Excludes a one-time, non-cash charge of approximately $4 million that we expect to incur in the fourth quarter of fiscal 1999 due to option grants we intend to make to Cantor employees exercisable at the initial public offering price.

(2) Pro forma data present the net loss per share data as if we were subject to income tax as a corporation. The tax benefit for state and local tax, which is available to us as a division of Cantor, is not available to us as a corporation because of our net operating loss position. The determination of shares outstanding and loss per share data reflects the effect of the consummation of the formation transactions as discussed in "Relationship with Cantor--The Formation Transactions" as if those events had taken place at the beginning of the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
__________________FINANCIAL CONDITION AND RESULTS OF OPERATIONS_________________

     The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. The following discussion is qualified in its entirety by, and should be read in conjunction with, the more detailed information and our financial statements and the notes thereto appearing elsewhere in this prospectus.

OVERVIEW

     eSpeed was incorporated on June 3, 1999 as a Delaware corporation and, following this offering, will operate primarily through its wholly-owned subsidiaries, eSpeed Securities, Inc., eSpeed Government Securities, Inc., eSpeed Markets, Inc. and eSpeed Securities International Limited. Prior to this offering, eSpeed was a wholly-owned subsidiary of, and it conducted its operations as a division of, Cantor Fitzgerald Securities, which in turn is a 99.5%-owned subsidiary of Cantor Fitzgerald, L.P. eSpeed commenced operations as a division of Cantor on March 10, 1999, the date the first fully electronic transaction using the eSPEED (SM) system was executed. Cantor has been developing systems to promote fully electronic marketplaces since the early 1990's. Since January 1996, Cantor has used the eSPEED (SM) system internally to conduct electronic trading.

     Concurrent with this offering, Cantor is contributing to us, and we are acquiring from Cantor, substantially all of our assets. These assets primarily consist of proprietary software, network distribution systems, technologies and other related contractual rights that comprise our eSPEED (SM) system. See "Relationship with Cantor--The Formation Transactions."

     Since commencing operations, we have relied on Cantor to provide financing and cash flow for our operations and we have incurred a net loss over this period. This loss primarily results from expenditures on our technology and infrastructure incurred in building our revenue base. Our focus for the immediate future is to enable fully electronic trading of additional financial products and to aggressively seek to migrate Cantor's existing clients to our eSPEED (SM) system.

     As of September 24, 1999, we had an accumulated net loss of $6,613,841. We expect that we will continue to incur losses and generate negative cash flow from operations for the foreseeable future as we continue to develop our systems and infrastructure and expand our brand recognition and client base through increased marketing efforts. In light of the rapidly changing nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance.

     If we were subject to income tax as a corporation, as of September 24, 1999, the pro forma net loss would have been $6,785,648. This pro forma adjustment reflects the tax benefit for state and local tax, which is available to us as a division of Cantor, but is not available to us as a corporation. Since we paid no previous taxes to state and local governments due to our net operating loss position, we would not receive a refund.

     In September 1999, our board of directors changed our fiscal year from the last Friday of March to December 31.

RESULTS OF OPERATIONS

     The following table sets forth statement of operations data for the period from March 10, 1999 (date of commencement of operations) to September 24, 1999. (This accounting period was closed as of the last Friday of the month.)

                                                                                     PERIOD FROM
                                                                               MARCH 10, 1999 (DATE OF
                                                                           COMMENCEMENT OF OPERATIONS) TO
                                                                                 SEPTEMBER 24, 1999
                                                                           -------------------------------
Revenues:
Transaction Revenues:
  Fully electronic transactions.........................................             $ 3,820,807
  Voice-assisted brokerage transactions ................................               8,382,086
  Screen assisted open outcry transactions..............................               2,831,704
                                                                                     -----------
         Total transaction revenues.....................................              15,034,597
System services fees....................................................               9,104,872
                                                                                     -----------
         Total revenues.................................................              24,139,469
                                                                                     -----------
Expenses:
  Compensation and employee benefits....................................              14,704,940
  Occupancy and equipment...............................................               6,632,436
  Professional and consulting fees......................................               3,615,348
  Communications and client networks ...................................               2,445,792
  Transaction services fees.............................................               1,337,282
  Administrative fees...................................................               1,067,200
  Other.................................................................               1,122,119
                                                                                     -----------
         Total expenses.................................................              30,925,117
                                                                                     -----------
Loss before benefit for income taxes....................................             $(6,785,648)
                                                                                     -----------
                                                                                     -----------

                                                                                     PERIOD FROM
                                                                               MARCH 10, 1999 (DATE OF
                                                                           COMMENCEMENT OF OPERATIONS) TO
                                                                                 SEPTEMBER 24, 1999
                                                                           -------------------------------
Revenues:
Transaction Revenues:
  Fully electronic transactions.........................................                15.8%
  Voice-assisted brokerage transactions ................................                34.7
  Screen assisted open outcry transactions..............................                11.8
                                                                                       -----
         Total transaction revenues.....................................                62.3
System services fees....................................................                37.7
                                                                                       -----
         Total revenues.................................................               100.0
                                                                                       -----
Expenses:
  Compensation and employee benefits....................................                60.9
  Occupancy and equipment...............................................                27.5
  Professional and consulting fees......................................                15.0
  Communications and client networks ...................................                10.1
  Transaction services fees.............................................                 5.5
  Administrative fees...................................................                 4.5
  Other.................................................................                 4.6
                                                                                       -----
         Total expenses.................................................               128.1
                                                                                       -----
Loss before benefit for income taxes....................................               (28.1)%
                                                                                       -----
                                                                                       -----

REVENUES

  Transaction Revenues

     We operate interactive electronic marketplaces. We have entered into a Joint Services Agreement with Cantor under which we and Cantor have agreed to collaborate to provide brokerage and related services to clients in multiple electronic markets for transactions in securities and other financial products. In addition, we may, in our discretion, collaborate on operating markets for non-financial products. Under this agreement, we will own and operate the electronic trading systems and will be responsible for providing electronic brokerage services, and Cantor will provide voice-assisted brokerage services, clearance and settlement services and related services, such as credit and risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations. While we have no obligation under the Joint Services Agreement to do so, we intend to use approximately $25 million of the proceeds received by us from this offering for sales, marketing and advertising expenses related to our existing marketplaces and the development of new marketplaces. Under this agreement, we and Cantor have agreed to share revenues derived from transactions effected in the marketplaces in which we collaborate and other specified markets.

  If the transactions:

     o are effected in a marketplace in which we collaborate with Cantor, are fully electronic transactions and relate to financial products, such as fixed income securities, futures contracts, derivatives and commodities, that are not traded on the CANTOR EXCHANGE (SM), or products that are traded on the CANTOR EXCHANGE (SM), then we will receive the aggregate transaction revenues and pay to Cantor service fees equal to 35% and 20% of the transaction revenues, respectively.

     o are effected in a marketplace in which we collaborate with Cantor, involve voice-assisted brokerage services that Cantor provides and the transactions relate to (1) financial products that are not traded on the CANTOR EXCHANGE (SM), or (2) products that are traded on the CANTOR EXCHANGE (SM), then, in the case of a transaction described in (1), Cantor will receive the aggregate transaction revenues and pay to us a service fee equal to 7% of the transaction revenues, and, in the case of a transaction described in (2), we will receive the aggregate transaction revenues and pay to Cantor a service fee equal to 55% of the transaction revenues.

     o are effected in a marketplace in which we do not collaborate with Cantor, but in which we do provide electronic brokerage services, and (1) the transaction relates to a financial product, then we will receive the aggregate transaction revenues and pay to Cantor a service fee equal to 20% of the transaction and data revenues paid to or received by us or (2) the transaction relates to a non-financial product, then we will receive all of the transaction revenues.

     o are not effected through an electronic marketplace, but are electronically assisted, such as screen-assisted open outcry transactions, then Cantor receives the aggregate transaction revenues and pays to us a service fee equal to 2.5% of the transaction revenues.

     We are pursuing an aggressive strategy to convert most of Cantor's financial marketplace products to our eSPEED (SM) system and, with the assistance of Cantor, to continue to create new markets and aggressively convert new clients to our eSPEED (SM) system. Other than Cantor, no client of ours accounts for more than 10% of our transaction revenues.

     The process of converting these marketplaces includes modifying existing Cantor trading systems to allow for transactions to be entered directly from a client location, signing an agreement with the client, installing the hardware and software at the client location and establishing communication lines between us and the client.

  System Services Fees


     We have agreed to provide to Cantor technology support services at cost, including (1) systems administration, (2) internal network support, (3) support and procurement for desktops of end-user equipment, (4) operations and disaster recovery services, (5) voice and data communications, (6) support and development of systems for clearance and settlement services, (7) systems support for Cantor brokers, (8) electronic applications systems and network support for the unrelated dealer businesses with respect to which we will not collaborate with Cantor and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights, having potential application in a gaming business. These revenues are received from Cantor and represented 37.7% of revenues for the period from March 10, 1999 to September 24, 1999.


EXPENSES

  Compensation and employee benefits

     We currently employ approximately 330 professionals, substantially all of whom are full time employees who are located predominantly in New York and London. Compensation costs include salary, bonus accruals, payroll taxes and costs of employer-provided medical benefits for our employees. We anticipate granting approximately 300,000 stock options to certain employees of Cantor at an exercise price per share equal to the initial public offering price. This will result in an estimated, one time non-cash charge to eSpeed of approximately $4 million. We intend to hire additional technical, sales and marketing, product development and administrative personnel from within and outside Cantor in order to expand our business. As a result, we anticipate that compensation expense may increase significantly in subsequent periods.

  Occupancy and equipment

     Occupancy and equipment costs include depreciation on computer and communications equipment and amortization of software owned by us, lease costs of other fixed assets leased by us from Cantor and a charge for premises costs from Cantor. Fixed assets are reflected as if they were contributed to us by Cantor in a non-cash transaction effective March 10, 1999 at their then current net book value (cost less accumulated depreciation) of $7,370,560. Cantor leases from third parties under operating lease arrangements certain computer related fixed assets that we have the right to use at rates intended to equal costs incurred by

Cantor. Our equipment expenses should increase as we continue to invest in technology and related equipment.

  Professional and consulting fees

     Professional and consulting fees consist primarily of consultant costs paid to outside computer professionals who perform specialized enhancement activities for us. We currently have approximately 20 contracted consultants and additional outside service providers working under short-term contracts costing approximately $500,000 per month in the aggregate. The costs of professional legal counsel engaged to defend the patents used in our business amounted to approximately $344,000 for the period from March 10, 1999 to September 24, 1999. Our professional and consulting expenses will likely increase over the foreseeable future.

  Communications and client networks

     Communications costs include the costs of local and wide area network infrastructure, the cost of establishing the client network linking clients to us, data and telephone lines, data and telephone usage and other related costs. We expect such costs to increase as we continue to expand into new marketplaces and geographic locations and establish additional communication links with clients. However, certain communications costs are decreasing globally due to increased competition in the communications industry. This may or may not result in a decrease in our communications costs.

  Transaction services fees

     Under the Joint Services Agreement, we are required to pay to Cantor a transaction services fee of 20% or 35%, depending on the type of transaction, of commissions paid by clients related to fully electronic transactions. As we continue to sign up new clients, in conjunction with Cantor, and the volume of business processed in the fully electronic brokerage channel increases, this expense and associated revenues will also increase. See "Relationship with Cantor--Joint Services Agreement."

  Administrative fees

     An Administrative Services Agreement with Cantor has been entered into under which Cantor has agreed to provide various administrative services to us, including, but not limited to, accounting, tax, legal and human resources, and we have agreed to provide sales and marketing services at cost to Cantor. We are required to reimburse Cantor for its costs of providing these services plus an allocation of overhead. We have provided for the cost of such services in our financial statements under the terms set forth in the Administrative Services Agreement as if it was effective for the period from March 10, 1999 to September 24, 1999. This amount averaged approximately $150,000 per month for the period from March 10, 1999 to September 24, 1999. As we expand our business, the services provided by Cantor, and accordingly the expense, will likely also increase. As circumstances warrant, we will consider adding employees to take over these services from Cantor. See "Relationship with Cantor--Administrative Services Agreement."

  Other expenses

     Other expenses consist primarily of travel, promotional and entertainment expenditures. These expenses will also continue to increase over the foreseeable future as we seek to expand our business.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth, by quarter, statement of operations data for the period from March 10, 1999 (date of commencement of operations) to September 24, 1999. Results of any period are not necessarily indicative of results for a full year.

                                                                                        QUARTER ENDED    YEAR TO DATE
                                                     MARCH 10 TO       QUARTER ENDED    SEPTEMBER 24,    SEPTEMBER 24,
                                                     MARCH 26, 1999    JUNE 25, 1999        1999             1999
                                                     --------------    -------------    -------------    --------------
Revenues:
  Transaction Revenues:
  Fully electronic transactions...................     $   76,621       $ 1,153,471      $ 2,590,715      $  3,820,807
  Voice-assisted brokerage transactions...........        664,597         3,900,345        3,817,144         8,382,086
  Screen assisted open outcry transactions........        379,316         1,376,962        1,075,426         2,831,704
                                                       ----------       -----------      -----------      ------------
     Total transaction revenues...................      1,120,534         6,430,778        7,483,285        15,034,597
System services fees..............................        827,716         4,138,578        4,138,578         9,104,872
                                                       ----------       -----------      -----------      ------------
     Total revenues...............................      1,948,250        10,569,356       11,621,863        24,139,469
                                                       ----------       -----------      -----------      ------------
Expenses:
  Compensation and employee benefits..............      1,267,838         6,403,446        7,033,656        14,704,940
  Occupancy and equipment.........................        676,023         2,854,350        3,102,063         6,632,436
  Professional and consulting fees................        185,985         1,596,097        1,833,266         3,615,348
  Communications and client networks..............        221,159         1,103,081        1,121,552         2,445,792
  Transaction services fees.......................         26,817           403,715          906,750         1,337,282
  Administrative fees.............................         93,701           461,266          512,233         1,067,200
  Other...........................................         15,235           500,034          606,850         1,122,119
                                                       ----------       -----------      -----------      ------------
     Total expenses...............................      2,486,758        13,321,989       15,116,370        30,925,117
                                                       ----------       -----------      -----------      ------------
Loss before benefit for income taxes..............     $ (538,508)      $(2,752,633)     $(3,494,507)     $ (6,785,648)
                                                       ----------       -----------      -----------      ------------
                                                       ----------       -----------      -----------      ------------

     As of March 26, 1999, June 25, 1999 and September 24, 1999, three, 10 and 45 of our clients, respectively, had fully electronic trading capabilities through us. As of November 15, 102 of our clients had fully electronic capabilities through us.

LIQUIDITY AND CAPITAL RESOURCES

     During the period from March 10, 1999 to September 24, 1999, we generated cash from operations of $3,602,564. This was attributable to offsetting the costs of funding our net loss of $6,613,841 through amounts payable to Cantor and accruals for compensation and benefits.

     Our cash flow is comprised of transaction revenues and system services fees from Cantor, and charges from Cantor of various fees, occupancy costs and other expenses paid by Cantor on our behalf. In acting in its capacity as a broker, Cantor will process and settle the transaction and, as such, collect/pay the funds necessary to clear the transaction with the counterparty. In doing so, Cantor will receive our commission on the transaction, and in accordance with the Administrative Services Agreement and the Joint Services Agreement, will remit the gross amount of the commission owed to us. Under the Administrative Services Agreement and the Joint Services Agreement, any net receivable or payable will be settled monthly at the discretion of the parties.

     Our ability to withdraw capital from our regulated broker-dealer subsidiaries could be restricted, which in turn could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock.

     We believe that cash flows from operations and the net proceeds of this offering will be sufficient to fund our working capital needs and capital expenditure requirements for the forseeable future. In the event we consummate any acquisitions, we may need to incur indebtedness or raise public or private debt or issue equity to help finance any such acquisitions. There is no assurance that any such financing will be obtainable on acceptable terms or at all.

IMPACT OF THE YEAR 2000

     The year 2000 computer problem refers to the potential for system and processing failures of date related data as a result of computer controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time sensitive software may recognize a date represented as 00 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions in operations, including, among other things, a temporary inability to process transactions, send transmissions to clearing agents or engage in similar normal business activities.

     Our year 2000 plan is part of normal day-to-day Information Technology department efforts, using existing staff. Over 150 Information Technology employees, including 20 systems managers from eSpeed and other managers from Cantor, are responsible for addressing potential year 2000 problems, including identification, assessment, repair and testing of their respective applications and systems. Year 2000 managers meet monthly to discuss critical paths, modify priorities to adjust to unforeseen problems and review the master year 2000 project plan.

     We and Cantor believe we have thoroughly tested all mission critical systems using the testing procedures and key dates that have been established for the Wall Street testing program conducted by the Securities Industry Association. In order to ensure compliance, each system must complete four levels of testing:

     (1) unit testing to determine whether each individual application's functionality remained intact;

     (2) integration testing to validate two or more compliant systems perform as expected;

     (3) point-to-point testing to validate that clients still have expected functionality; and

     (4) industry-wide testing to show functionality between other participants. In addition, all applications have participated in individual point-to-point testing as required.

     We and Cantor have completed our internal information technology and non-information technology assessment and testing, and we believe that our and Cantor's internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter. Our and Cantor's contingency plan in the event of any system failure due to the year 2000 problem will be to manually process trades.

  Cost

     Based on our and Cantor's assessment to date, our and Cantor's combined costs associated with upgrades to hardware and software, testing and remediating our systems are approximately $9.0 million. The majority of this was incurred prior to our commencement of operations. We anticipate incurring an additional $150,000 to complete our year 2000 project activities.

  Risks

     Because we and Cantor are dependent, to a very substantial degree, upon the proper functioning of computer systems, the failure of any computer system to be year 2000 compliant could materially adversely affect us. Failure of this kind could, for example, cause execution of trades to be inefficient or even to fail, lead to incomplete or inaccurate accounting, recording or processing of trades or result in generation of erroneous results or adversely affect our ability to develop new products. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

MARKET RISK ISSUES

     In the normal course of business, we maintain no inventory of securities and, as such, we are not subject to market risk on investments.

____________________________________BUSINESS____________________________________

OVERVIEW OF OUR BUSINESS

     We operate global interactive electronic marketplaces designed to enable market participants to trade financial instruments and other products instantaneously, more effectively and at lower cost than traditional trading methods. Our marketplaces are currently used by most of the largest financial institutions and wholesale market participants to trade in a wide range of global fixed income securities, futures, options and other financial instruments. These financial instruments include government securities denominated in U.S. dollars, Euros, Yen, British Pounds Sterling, Canadian dollars and currencies of emerging market countries, as well as securities of U.S. agencies, municipal securities, Eurobonds, corporate bonds and other global fixed income securities and U.S. Treasury futures. We operate the largest global electronic marketplace for U.S. Treasury securities and leading global electronic marketplaces for the other fixed income securities and financial instruments, most of which have been converted or are being converted to our eSPEED (SM) electronic trading platform. Our current marketplaces process financial instrument transactions of over $150 billion per day, of which more than $6 billion are wholly-electronic orders not involving any person as an intermediary. Our revenues are driven by trading activity and volumes in our marketplaces.

     We believe we operate the only electronic marketplaces used for trading in multiple securities and financial and non-financial instruments on a global basis. We also operate a U.S. Treasury futures exchange marketplace that is known as the CANTOR EXCHANGE (SM). It is the first fully electronic futures exchange for the trading of U.S. Treasury futures and, we expect, will serve as our platform for the electronic trading of a broad range of futures contracts globally. Over 500 institutions worldwide participate in our marketplaces, including all of the 25 largest bond trading firms in the world, as identified by Euromoney Magazine. Most of these institutions use our proprietary eSPEED (SM) screen displays and/or trading platforms, which allow us to deliver information and execute transactions instantaneously through their computer security barriers that permit or exclude entry into their internal network. We have devoted significant resources to developing client arrangements, providing point-to-point communication links, and creating proprietary software to establish connectivity through these security barriers in order to deliver data and execute transactions for our clients on a secure basis.

     Our interactive electronic marketplaces are powered by our eSPEED (SM) system, which employs our private, instantaneous, electronic network and proprietary transaction processing software. Our system supports execution of trades internally by Cantor and enables fully electronic trading by our clients. We believe these components form one of the most robust trading systems in the world. The network is distributed and permits market participants to view information and execute trades in a fraction of a second from locations around the globe. Our trades are processed using INTERACTIVE MATCHING (SM), our proprietary, rules-based trading method that interactively executes the orders of multiple market participants. INTERACTIVE MATCHING (SM) encourages trading by giving the successful active participant in a transaction a time-based right of first refusal on the next sale/purchase. Some of the rules employed in INTERACTIVE MATCHING (SM) provide participants that expose their orders to the market with priority in the interactive auction process. Because of its unique trading rules, we believe that INTERACTIVE MATCHING (SM) is attractive to both large and small market participants and represents a competitive advantage over other existing electronic trading systems.

     Concurrent with this offering, Cantor is contributing to us the proprietary software, network distribution systems, technologies and related contractual rights that comprise our eSPEED (SM) system. We will work to provide multiple electronic markets for transactions in securities, other financial instruments and other financial and non-financial products. Cantor will continue to provide telephonic access for those clients who wish to trade via telephone. Clients dealing with Cantor who prefer the more rapid and less costly method of trading via fully electronic means will have their transactions routed through our eSPEED (SM) system. Cantor or other third parties will provide clearing and other transaction support services in trades in which we participate. Cantor currently operates the largest wholesale marketplace for U.S. Treasury securities and leading marketplaces for many other fixed income securities and financial instruments. Cantor also operates other non-financial markets, such as energy, commodities and acid rain emissions. We have converted 11 of the largest Cantor marketplaces, including U.S. Treasury and European government securities, to our electronic trading platform. We intend to convert most of Cantor's remaining marketplaces to our electronic trading platform by the end of 2000. Cantor has been a leading global broker-dealer of fixed income securities over the past 25 years. Cantor developed the world's first screen-based brokerage market in U.S. government securities in 1972. Today, Cantor executes in excess of $45 trillion in transaction volume annually and is a major facilitator, and, in some cases, provider, of liquidity in numerous financial products through its offices in the United States, Canada, Europe and Asia. We believe our relationship with Cantor is a significant competitive advantage. Our eSPEED (SM) system provides the only way to electronically access Cantor's marketplaces. Consequently, we believe that clients will be strongly motivated to use our interactive electronic marketplaces.

OUR INDUSTRY

     Our initial markets include global fixed income securities, futures, options and other financial products. However, our potential markets include any fungible products, goods or services which can be quantified and bought or sold.

     Wholesale Fixed Income Securities Trading. The fixed income securities market is one of the largest financial markets in the world. In the United States alone, there are over $13 trillion of fixed income securities outstanding, and in the U.S. Government Securities market alone, there is reported to be approximately $200 billion a day in trading just among the primary dealers and their clients. Other fixed income instruments are traded widely, and in Europe, Asia and the emerging markets there are another approximately $13 trillion of fixed income securities outstanding and trading on a daily basis. In Europe, the creation of the Euro has manifested a market second only to the United States in breadth. We expect continued significant growth in these fixed income markets as the issue of currency translation is removed as an obstacle to the development of a large unified Pan-European market for securities.

     Futures and Options Trading. Futures and options trading is a leading financial activity throughout the world, with contracts traded on a wide variety of financial instruments, commodities and indexes. Futures and options provide several important economic benefits, including the ability to shift or otherwise manage market risk. In part because these markets provide the opportunity for leveraged investments, they attract large pools of risk capital. In 1998, over
1.5 billion futures contracts were traded in the world's futures markets, and over 750 million options contracts were traded on a variety of exchanges. Currently, most of that trading is still being done on open outcry exchanges, but there has been a significant movement towards the conversion of these markets to electronic trading. To date, we believe the most successful initiatives have been made in Europe. We believe that there is significant opportunity in the continued conversion of these markets to electronic networks, such as our own.

     Traditional Trading Methods for Financial Marketplaces. In both the fixed income and futures markets, trading practices historically have centered on a method of trading known as open outcry, where all trading activity is focused on a central physical location, or pit. This method of trading can create significant value for the market participants in the pit, who often have access to better and more timely market information than other market participants. All other market participants have to access the market through this central location. Additionally, in order to access the pit, individuals and institutional traders must send their orders through several layers of middlemen, who assist in handling such orders. This process is inefficient. In today's heavily regulated open outcry U.S. futures markets, for example, an order can be routed through multiple people during its execution, adding significant costs to the transaction. Virtually all U.S. futures exchanges are controlled by their members and floor traders. Professional broker dealers, traders, institutional traders and individuals currently must trade with these floor members, who are the market makers. These factors result in higher direct and indirect costs of trade execution.

TRADITIONAL ORDER EXECUTION

     Limitation of Traditional Trading Methods. While traditional financial markets facilitate large volume trading, they have significant shortcomings. Direct access is substantially limited and, therefore, many investors may not receive efficient pricing. Transaction costs are high due to the number of people involved in an open outcry system. Execution can be slow. Program trading, especially programs designed to automatically and simultaneously execute multiple trades in different, but related, financial products, is difficult to implement because of the current manual nature of these markets. Significant expense is also incurred in processing, confirming, clearing and implementing compliance programs designed to monitor and manage the exposure of individual professionals, as well as the entire enterprise. Paper and telephone-based trading produces delayed information and results in compliance programs that are expensive to manage and can be circumvented. Therefore, institutions bear increased risk. These factors impede trading by limiting volume and liquidity.


                                 [GRAPHIC]

     *The above graphic is for illustrative purposes only and is not representative of all transactions.

     Emergence of Electronic Exchanges. Many financial exchanges worldwide, including certain exchanges in France, Germany, Japan, Sweden, Switzerland and the United Kingdom, are now partially or completely electronic. In the United States, however, trading in many types of financial instruments continues to be conducted primarily on open outcry exchanges. Recently, many exchanges have introduced side-by-side markets for voice and electronic access and, as a result, have created separate pools of liquidity. Moreover, substantially all of the electronic trading systems introduced internationally and in the United States have been implemented on a regional basis. Most of these systems provide limited market liquidity and are designed to accommodate trading in one or a limited number of securities and financial products, typically equity securities. We believe that wholesale market participants and institutions will ultimately look for a limited number of marketplaces to meet most of their trading needs. This is because market participants will not want to work with multiple trading platforms and connect their information technology platforms and compliance programs to a large number of disparate systems. We believe the trend toward electronic trading will continue and will ultimately result in a majority of markets worldwide becoming fully electronic.

     In addition, recently there has been considerable discussion regarding the move toward the demutualization of exchanges. Exchanges have historically been operated on a not-for-profit basis for the benefit of their respective members, and this governance structure has limited their ability to adopt new technologies and respond quickly to market changes. In response to technological advances in trading systems, many exchanges are contemplating the reorganization of their ownership and management structures and are seeking to form alliances with strategic partners. These developments have created, and are expected to continue to create, opportunities for strategic acquisitions and alliances.

     Online Trading. Favorable investing environments and advances in technology have led to the rapid development of online and traditional retail brokerage businesses. Technological advances have created new and inexpensive means for individual investors to directly access markets online and participate in the securities markets. According to International Data Corporation, the number of online brokerage accounts grew from approximately 1.5 million at the end of 1996 to over 6.4 million at the end of 1998, representing $324.0 billion in assets and over 300,000 trades per day, primarily in equity securities. International Data Corporation also estimates that, by 2002, 30% of investors will trade online, and there will be over 24 million online accounts, a 275% increase from 1998. Despite the growth in online accounts and access to public equity markets, there has been very limited access for retail Internet trading in fixed income securities, futures, options and other wholesale financial instruments at cost-effective pricing and spreads. We believe that the emergence of electronic marketplaces which promote greater liquidity, enhanced access and more efficient pricing will increase trading among retail investors.

OUR ELECTRONIC MARKETPLACE SOLUTION

     We operate a private electronic network for wholesale financial markets through which we are connected to most of the largest financial institutions worldwide. We have installed in the offices of our existing client base, comprising more than 500 leading dealers, banks and other financial institutions, the technology infrastructure necessary to provide price information and trade execution on an instantaneous basis in abroad range of securities and financial instruments. We believe our eSPEED (SM) system enables us to introduce and distribute a broad mix of products and services more quickly, cost effectively and seamlessly than competitors.

eSPEED INTERACTIVE MATCHING

                                 [GRAPHIC]

     *The above graphic is for illustrative purposes only and is not representative of all transactions.

OUR eSPEED (SM) system:

     o has a flexible design which allows us to quickly and easily add new financial instruments in multiple currencies and trading models;

     o uses a network distribution system, which we believe is one of the most robust systems in operation, and which enables us to provide access to a broad mix of accurate, instantaneous market data and fast and highly reliable trade execution;

     o is designed to minimize the need for human intermediaries in the trading process by providing clients with multiple methods of accessing our marketplaces and executing trades directly; and

     o uses INTERACTIVE MATCHING (SM), our proprietary, rules-based trading method that interactively executes buy and sell orders from multiple market participants.

These system features enable us to operate the only integrated trading network engaged in electronic trading in multiple products and marketplaces on a global basis.

     The benefits of our eSPEED (SM) system include the following:

     Instantaneous Price Dissemination and Trade Execution. Our eSPEED (SM) system provides clients with the ability to access pricing and other information and execute trades instantaneously, as opposed to traditional trading methods which provide less timely information, and less efficient trade execution.

     Lower Transaction Costs. Our eSPEED (SM) system streamlines the entire trading process by eliminating the significant layers of manual intervention which currently exist at both the front-end of the process, including order entry, matching and postings functions, as well as at the middle and back-end of the process (clearance, settlement, tracking and reporting functions), resulting in significantly lower transaction costs for our clients.

     Multiple Product Program Trading. Our eSPEED (SM) system provides our clients with the ability to execute sophisticated and complex transactions and trading strategies, including the trading of multiple products across multiple markets simultaneously.

     Greater Accuracy and Decreased Probability of Erroneous Trades. Our eSPEED (SM) system includes verification mechanisms at various stages of the execution process, which result in significantly reduced manual intervention, decreased probability of erroneous trades and more accurate execution for clients.

     Integrated Compliance and Credit Risk Functions. Our eSPEED (SM) system includes a comprehensive range of compliance and credit risk management components which perform several critical functions, including:
(1) continuously monitoring trading activity to ensure that clients are staying within credit limits; (2) automatically preventing further trades once credit limits have been exceeded; and (3) evaluating and calculating positions and risk exposure across various products and credit limits. These risk, credit and compliance tools are highly sophisticated and can be customized for our clients and integrated into their information technology platforms.

     Highly Efficient Pricing on Illiquid Securities. Our MOLE system enables us to provide prices for illiquid financial products through multiple trades in other related financial instruments. These multi-variable trades are extremely difficult to execute in traditional markets due to their complexity and the slow speed of manual execution.

     Ability to Automate Back-Office Functions. Our eSPEED (SM) system automates previously paper and telephone-based transaction processing, confirmation and other functions, substantially improving and reducing the cost of client back-offices, and enabling straight-through processing.

     Improved Access for Online Retail Brokers. Our eSPEED (SM) system enables online and traditional retail brokers to provide clients with real-time access to previously unavailable wholesale marketplaces for fixed income securities, futures, options and other financial instruments. We believe that this will increase retail interest in the trading of these financial products and further enhance the overall liquidity and efficiency of the market.

     We believe our eSPEED (SM) system provides us with significant competitive advantages over existing electronic trading systems and new entrants seeking to develop and introduce limited electronic trading systems to the global securities and financial instruments marketplaces. We also believe that the time and expense required to develop and install electronic trading networks will serve as a significant barrier to entry to many other potential competitors.

OUR GROWTH STRATEGY

     Our objective is to be the leading provider of interactive electronic marketplaces in the world. We believe we can extend our expertise in the creation of real-time electronic marketplaces to a broad range of financial and non-financial products and services. Our growth strategy to achieve this objective includes the following key elements:

     Focus Exclusively on Developing and Operating Interactive Electronic Marketplaces. We intend to capitalize on the trend toward the increased use of electronic trading platforms by focusing our business exclusively on the development and operation of interactive electronic marketplaces worldwide. We believe this operational focus provides us with a significant advantage over competitors that have multiple and sometimes conflicting business objectives, rigid business practices and cumbersome ownership structures that may impede their ability to efficiently develop and implement electronic trading platforms of their own.

     Expand the Number of Financial and Non-Financial Products in Our Electronic Marketplaces. Our electronic marketplaces currently handle the trading of financial products which have among the highest average annual trading volumes of all financial products, including U.S. government securities, U.S. Treasury futures, non-U.S. G-7 government bonds, Eurobonds, corporate bonds, agency securities, U.K. gilts, emerging markets securities, U.S., European and other repurchase agreements and municipal bonds. We plan to significantly expand the types of securities and financial products traded in our marketplaces. Our goal is to include in our electronic marketplaces the full range of fixed income securities, futures, options and other securities and financial products that are currently traded in today's markets worldwide. Initially, we will focus our expansion efforts on the securities and financial instruments traded by Cantor that have not yet been converted to electronic trading. We expect to further extend our marketplaces to include additional financial and non-financial products through a variety of approaches together with Cantor or other strategic partners.

     Convert Clients to Fully Electronic Trading. Currently, less than 4% of the trades executed in our marketplaces, representing more than $6 billion in volume, are executed on a fully electronic basis without the assistance of a broker. We intend to continue to convert substantially all of Cantor's clients to a fully electronic trading environment. We believe the ease of use, low price and efficient execution that our electronic marketplaces afford will encourage clients to convert their trading to fully electronic trading. We have a team of over 30 persons dedicated to enhancing client awareness of the advantages of electronic trading and providing client support in converting trading activity to a fully electronic trading format, and we intend to increase that number. We also expect to leverage Cantor's historical client relationships in connection with these efforts.

     Leverage Existing eSPEED (SM) System Connectivity to Deploy New Products and Services. Our eSPEED (SM) system provides connectivity to, and the opportunity to electronically interact with, a global client base that includes dealers, banks and financial institutions at hundreds of sites around the globe. As a result, a significant number of our major clients currently have installed the hardware necessary to trade on a fully electronic basis. Utilizing the existing infrastructure and flexible architecture of this system, we will be able to install with relative ease and at marginal incremental cost, the components that will enable a client to electronically trade in additional types of securities and financial products. We expect access to this existing global private trading network to enable us to introduce and distribute a broad mix of electronic trading products and services, more quickly, cost effectively and seamlessly than competitors without access to such a network.

     Creating Online Retail Broker Access to Wholesale Markets for Fixed Income Securities and Other Financial Products. We intend to create retail marketplaces, where appropriate, to enable online and traditional retail brokers to provide their clients with real-time access to previously unavailable wholesale marketplaces for retail trading of fixed income securities, futures, options and other financial instruments. While retail investors generally have been able to buy and sell equity securities at the same prices and spreads as wholesale market participants and institutional investors, this has not been the case with fixed income securities, futures, options and other financial instruments. We believe our eSPEED (SM) system will expand marketplaces and/or retail volume and enhance execution for individual retail investors.

     Pursue Acquisitions and Strategic Alliances. We intend to capitalize on the highly fragmented nature of the financial marketplaces and the trends toward exchange demutualization and consolidation among regional and global market participants. We expect to pursue an acquisition-based growth program that will enable us (1) to acquire complementary technologies and service capabilities in a cost-effective manner and (2) to broaden our product base and the securities markets in which we provide our electronic trading services. We will seek to enter into joint ventures and other strategic alliances to create additional liquidity in the global financial products markets and to attract new trading participants to those markets. We believe the flexibility afforded by our corporate governance structure will enable us to implement these strategies, as well as to anticipate and respond to developments and trends in the global financial markets, more efficiently than competitors, such as exchanges, which have broadly dispersed memberships and cumbersome management structures.

     Leverage Our eSPEED (SM) System for Use in Other Business-to-Business and Consumer Markets. We believe that our eSPEED (SM) system is easily adaptable to other products. Because of the scale of the system and its ease of adaptability, we believe our eSPEED (SM) system and INTERACTIVE MATCHING (SM) will have applications across a broad range of products, including Internet-based marketplaces for a wide array of consumer goods and services, particularly those involving multiple buyers and sellers. We are well positioned to leverage significant costs and efforts which have been incurred to develop our eSPEED (SM) system to quickly create electronic markets in a wide range of products.

OUR TRADING SERVICES AND TECHNOLOGY PLATFORM

     Electronic marketplaces are emerging as significant interactive mediums for trading financial and non-financial products. In an electronic marketplace, substantially all of the participants' actions are facilitated through an electronic medium, such as a private electronic network or the Internet, which limits the need for actual face-to-face or voice-to-voice participant interaction.

     In our electronic marketplaces, participants may either electronically execute trades themselves or call brokers/terminal operators who input trade orders for them. In a fully electronic trade, all stages of the trade occur electronically. The participant inputs its order instructions directly into our electronic trading system, using a keyboard, an application programming interface or other software. The system provides to the participant, normally within 300 milliseconds, an on-screen confirmation that the participant's order has been accepted. Once a trade is executed, the participant receives an on-screen trade confirmation. Simultaneously, an electronic confirmation is sent to the participant's back office system enabling straight-through processing for the participant. A broker/terminal operator assisted trade is executed in substantially the same manner as an electronic trade, except the participant telephones a broker/terminal operator who inputs the participant's order into our electronic marketplace system.

     Over time, we expect electronically brokered trading to be the predominant trading method in our marketplaces. However, through our affiliation with Cantor, we intend to maintain broker/terminal operator trading capabilities. Unlike most traditional exchanges which have created side-by-side markets for voice and electronic access and, as a result, have created separate pools of liquidity, our markets operate seamlessly. Fully electronic and broker/terminal operator orders are transacted within our eSPEED (SM) system, resulting in one pool of liquidity. Retail investors will participate in our online marketplaces for financial products through their online or traditional retail broker. Retail investors will follow their retail brokers' order entry procedures. Once a retail broker confirms its client's account status, suitability and creditworthiness, our systems will route the online order to our appropriate electronic marketplace. We will receive transactional fees from retail brokers for enabling their retail clients to trade online in our marketplaces.

     Our electronic marketplaces operate on a proven technology platform that emphasizes scalability, performance and reliability. Our technology platform consists of:

     o a proprietary, internally developed network distribution system,

     o transaction processing software which includes a proprietary order matching engine, a credit and risk management system, security pricing engines and associated middle and back office operations systems; and

     o client interfaces.

     Together, these components enable banks, broker-dealers, and other participants in our marketplaces to cost-effectively trade financial products on an instantaneous basis.

     Network Distribution System. Our eSPEED (SM) system contains a proprietary, sophisticated, hub and spoke digital network. This network uses Cisco Systems network architecture and has points of presence in the major financial hubs of the world, including New York, London, Tokyo, Frankfurt, Paris, Milan, Chicago, Los Angeles, Toronto and Johannesburg. It is comprised of over 50,000 miles of cable and over 800 network routers and uses 200 high capacity super servers. This internally designed distribution network provides connections with over 500 financial institutions, including most of the largest financial institutions in the world. The redundant structure of the system provides backup and re-routing of data transmission if one spoke of a hub fails. This backup is critical to maintaining our clients' real-time connections to us. We believe it is one of the largest and most robust interactive network distribution systems currently in operation.

     Our distribution system accepts orders and postings instantaneously and distributes responses, generally in 300 milliseconds. The network can transport 150 million bits of information per second around the world and is currently running at approximately 12% of capacity. In addition to our own network system, we also distribute encrypted data and receive trading information from clients using the services of multiple, major Internet service providers throughout the world. These connections enable us to offer Internet-based trading to our global clients.

     Transaction Processing Software. Our software applications have been developed internally and are central to our eSPEED (SM) system. Our order matching trading engines operate in real-time, facilitating efficient interaction between buyers and sellers. Our credit and risk management systems monitor and regulate these buyers and sellers, limiting market and credit risk. Our pricing engines provide prices for illiquid financial products through multiple trades in other related financial instruments. These three critical applications work together seamlessly and are supported by middle and back office software that verifies, confirms, reports, stores, tracks and, if applicable, clears each trade.

     o Trading Engines. Our trading engines use INTERACTIVE MATCHING (SM), our proprietary rules-based method, to process in excess of 150 transactions per second per product. These engines were developed to support trading of homogeneous products, which are products with the same underlying characteristics, such as government bonds and futures contracts, and heterogeneous products, which are products which may be similar, but which have some aspects that differentiate them from other products in the same class, such as municipal bonds, corporate bonds and Eurobonds. These trading engines are designed to be modular and flexible to allow modification in order to apply them to other markets. In Europe, for example, we have added a component that allows us to process the trading of debt in multiple currencies. Our trading engines have embedded security features and an added messaging layer to provide security from unauthorized use. In addition, we use encryption to protect our clients that trade over the Internet. When used together, our trading engines can trade a wide range of homogeneous and heterogeneous products and can handle trades ranging in size from $1,000 to billions of dollars.

     We believe our systems provide incentives for clients to actively participate in our marketplaces. For example, INTERACTIVE MATCHING (SM) provides incentives to participate in our marketplaces by encouraging participants to expose their orders to the market by providing them priority in the interactive marketplace. In standard auctions, the incentive is for participants to wait until the last moment to make a bid or offer. Our priority rules encourage trading activity by giving the last successful active participant a time-based right of first refusal on the next sale/purchase. In addition, in many markets we have structured our pricing policy to provide that the party that provides market liquidity by inputting a price to buy or sell pays less commission (or no commission) than the participant that acts on that price. With our pricing policies and proprietary priority rules, our system is designed to increase activity and to draw participants into the market. This proprietary rules-based system is easily adaptable and, as part of our business strategy, we intend to apply it in other non-financial markets for a variety of products and services.

     o Credit and Risk Management Systems. Our credit and risk management systems are critical to the operation of our real-time, electronic marketplaces. Our proprietary credit and risk management systems perform a variety of functions: (1) they continuously monitor trades of our clients to ensure that they have not exceeded their credit limits,
       (2) they can automatically prevent further trading once a client has reached a pre-determined credit limit, and (3) they can evaluate trade transactions and calculate both individual positions and risk exposure across various products and credit limits. These systems can also be made available to our global clients to enable them to monitor the position of their traders and their clients who participate in our marketplaces. These systems store client data relevant to credit and risk management, such as financial statements, credit documents, contacts and internal analyses. These systems also enable our clients to make our electronic marketplaces available to their clients while maintaining control of their trading activity and risk.

     o Pricing Engines. We have internally developed a number of sophisticated, analytical software tools that permit us to price financial products that trade in less liquid markets and for which current pricing information is not readily available. For example, MOLE is a computer application that enables us to offer prices and therefore create and enhance a marketplace for financial products that have limited liquidity. MOLE currently uses data from existing cash and futures markets to calculate pricing for transactions where no market prices currently exist.

     o Middle and Back Office Applications. Our middle and back office applications support clearance, settlement, tracking and reporting of trades and provide links to outside entities such as the

       Government Securities Clearance Corporation, National Securities Clearance Corporation, Depository Trust Company, SWIFT, Euroclear, New York Clearing Corp. and most other global clearing organizations. In the financial markets, clearance and settlement is the process by which a security and cash payment are exchanged and the trade is completed. In some markets, the cash and security are both passed to a clearing organization for settlement. In other transactions, both parties send either cash or a security to Cantor and Cantor settles the trade and sends each party the cash or security due. Our reporting and accounting systems are designed to ensure that all charges and commissions for a trade are tracked and recorded. Our accounting systems are designed to ensure that books and records are kept in accordance with regulatory guidelines and accounting standards.

Client Interfaces.  Our systems can be accessed by our clients in four ways:

     o using our eSPEED (SM) proprietary software;

     o using our application programming interface to write their own software linking their networks and software applications directly to our systems;

     o through our proprietary, real-time private distribution system and the Internet, both for wholesale clients and for retail clients who participate in our marketplaces through online and traditional retail brokers; and

     o through software developed in alliances with third-party vendors such as QV Trading and SunGard/ASC. Our application programming interface enables clients to conduct computer price updating, program trading and straight-through processing.

                   PRODUCTS CURRENTLY TRADING ELECTRONICALLY

     The following table identifies the categories of securities and financial products which are traded in our interactive electronic marketplaces, including the approximate average daily electronic and non-electronic trading volume of these financial products in all markets (including our marketplaces). References to "N/A" indicate that we have been unable to determine the market size from reliable, independent third party sources.

                                              AVERAGE DAILY
                                              TRADING VOLUME
                                              (ELECTRONIC AND
             WHOLESALE MARKET                 NON-ELECTRONIC)
            FINANCIAL PRODUCTS                (IN BILLIONS)                       DESCRIPTION
U.S. Government Securities                        $ 197.6       Debt obligations issued and backed by the full
                                                                faith and credit of the United States
                                                                government.
----------------------------------------------------------------------------------------------------------------
French, German and Italian                        $  50.0       Debt obligations issued by the French, German
  Government Bonds                                              and Italian governments.
----------------------------------------------------------------------------------------------------------------
United Kingdom and other European                     N/A       Debt obligations issued by the United Kingdom
  Government Bonds                                              and other European governments.
----------------------------------------------------------------------------------------------------------------
Eurobonds                                             N/A       Securities syndicated and sold internationally
                                                                that may be issued in a currency other than that
                                                                of the country of the issuer.
----------------------------------------------------------------------------------------------------------------
Corporate Bonds                                   $  10.0       Debt obligations issued by private corporations
                                                                that may pay interest periodically and return
                                                                the face value of the bond at maturity.
----------------------------------------------------------------------------------------------------------------
Agency Securities                                 $  53.3       Securities issued, or pooled, serviced and,
                                                                sometimes, guaranteed by government agencies to
                                                                finance their activities, including credit
                                                                support of home mortgages and farm credit.
----------------------------------------------------------------------------------------------------------------
Emerging Market Government Bonds and              $  16.8       Securities issued by the governments and other
  Emerging Market Eurobonds                                     issuers in countries with developing economies.
                                                                They include Brady Bonds, which are U.S. dollar
                                                                denominated bonds that may be fully or partially
                                                                collateralized by U.S. Treasury zero-coupon
                                                                bonds.
----------------------------------------------------------------------------------------------------------------
Global Repurchase Agreements and Reverse              N/A       Short-term sales of government securities with a
  Repurchase Agreements (U.S., Europe and                       promise to repurchase the securities at a higher
  Emerging Market Countries)                                    price. Repos and reverse repos are typically
                                                                overnight transactions used to finance
                                                                government bonds.
----------------------------------------------------------------------------------------------------------------
Municipal Bonds                                   $   8.8       Debt obligations issued by state and local
                                                                governments.
----------------------------------------------------------------------------------------------------------------
Interest Rate Futures                               1.1(1)      Instruments that call for the delivery of
                                                                interest-bearing securities or interest rate
                                                                products or their cash equivalent at a specific
                                                                delivery (or maturity) date for an agreed upon
                                                                price (the future price) to be paid at contract
                                                                maturity. Interest rate futures exist for a
                                                                number of financial instruments, including
                                                                government securities and Eurodollar deposits.

------------------
(1) Number of contracts in millions.

                             FUTURE ELECTRONIC PRODUCTS

     The following tables identify the categories of securities and financial products which we expect to be traded in our interactive electronic marketplaces by the end of 2000, including the approximate average daily electronic and non-electronic trading volume of these financial products in all markets. References to "N/A" indicate that we have been unable to determine the market size from reliable, independent third party sources.

                          AVERAGE DAILY
                          TRADING VOLUME
                          (ELECTRONIC AND
   WHOLESALE MARKET       NON-ELECTRONIC)
  FINANCIAL PRODUCTS      (IN BILLIONS)                               DESCRIPTION
Mortgage Backed              $    73.7      Securities that represent either an ownership claim in a pool of
  Securities                                mortgages or an obligation that is secured by a pool of
                                            mortgages.
------------------------------------------------------------------------------------------------------------
Interest Rate Swaps          $    68.3      Contractual agreements entered into between two counterparties under which each agrees to make periodic payments to each other for an agreed upon time based on a notional amount of principal.
------------------------------------------------------------------------------------------------------------
Oil, Natural Gas,                  N/A      Transactions involving the delivery or price of oil, natural
  Electricity, Foreign                      gas, electricity or foreign currency exchange.
  Exchange
------------------------------------------------------------------------------------------------------------
Canadian and Japanese              N/A      Debt obligations issued by the Canadian and Japanese
  Government Bonds                          governments.

                          AVERAGE DAILY
                          TRADING VOLUME
                          (ELECTRONIC AND
                          NON-ELECTRONIC)
                          (IN MILLIONS OF
        FUTURES            CONTRACTS)                                 DESCRIPTION
Equity Index Futures           169,000      Instruments that call for the delivery of the cash equivalent of a stock index at a specific delivery (or maturity) date for an agreed upon price (the future price) to be paid at contract maturity.
------------------------------------------------------------------------------------------------------------
Foreign Exchange               108,000      Instruments that call for the delivery of foreign currency at a
  Futures                                   specific delivery (or maturity) date for an agreed upon price
                                            (the future price) to be paid at contract maturity.
------------------------------------------------------------------------------------------------------------
Energy Futures                 255,000      Instruments that call for the delivery of an energy-related asset or its cash equivalent at a specific delivery (or
                                            maturity) date for an agreed upon price (the future price) to be paid at contract maturity. Energy futures exist for a number of energy-related assets, including gasoline and crude oil.
------------------------------------------------------------------------------------------------------------
Metal Futures                   65,000      Instruments that call for the delivery of a metal or its cash equivalent at a specific delivery (or maturity) date for an agreed upon price (the future price) to be paid at contract maturity. Metal futures exist for a number of metals, including gold, silver and copper.

     Options and options on futures products data set forth below do not include over-the-counter traded products in which substantial volumes are traded on a daily basis.

                                  AVERAGE DAILY
                                  TRADING VOLUME
                                  (ELECTRONIC AND
                                  NON-ELECTRONIC)
                                  (IN MILLIONS OF
OPTIONS AND OPTIONS ON FUTURES     CONTRACTS)                             DESCRIPTION
Options on Interest Rate                343,000     Contractual obligations that give the holder the right
  Products                                          to buy or sell interest-bearing debt, such as Treasury
                                                    notes, certificates of deposit or securities guaranteed
                                                    by the Government National Mortgage Association, at a
                                                    specified exercise price on or before a specified
                                                    expiration date.
-----------------------------------------------------------------------------------------------------------
Options on Equity Products              320,000     Contractual obligations that give the holder the right
                                                    to buy or sell the cash equivalent of an equity index
                                                    such as the S&P 500 at a specified exercise price on or
                                                    before a specified expiration date. An investor also
                                                    can buy or sell an option on an equity index future.
-----------------------------------------------------------------------------------------------------------
Options on Individual Equity          1,300,000     Contractual obligations that give the holder the right
  Products                                          to buy or sell an individual stock at a specified
                                                    exercise price on or before a specified expiration
                                                    date.
-----------------------------------------------------------------------------------------------------------
Options on Foreign Exchange              21,600     Contractual obligations that give the holder the right
  Products                                          to buy or sell a quantity of a foreign currency for a
                                                    specific amount of domestic currency at a specified
                                                    exercise price on or before a specified expiration
                                                    date.
-----------------------------------------------------------------------------------------------------------
Options on Energy Products               48,300     Contractual obligations that give the holder the right
                                                    to buy or sell a future contract on an energy product
                                                    such as gasoline or oil at a specified exercise price
                                                    on or before a specified expiration date.
-----------------------------------------------------------------------------------------------------------
Options on Metal Products                11,800     Contractual obligations that give the holder the right
                                                    to buy or sell a specific amount of metal such as gold
                                                    at a specified exercise price on or before a specified
                                                    expiration date.

SALES AND MARKETING

     We expect to promote our electronic marketplaces and brokerage-related services to Cantor's existing clients and new clients through a combination of sales, advertising, marketing and co-marketing campaigns. We also expect to leverage the historical client relationships of Cantor's employees under the Joint Services Agreement. We intend to build and enhance the eSPEED (SM) brand name recognition through a sales, advertising and marketing campaign. We expect to market to retail clients through a variety of campaigns, including co-marketing campaigns with our online and traditional retail brokers. We intend to design our sales, marketing and advertising campaigns to promote brand awareness and educate the marketplace regarding the nature of our electronic marketplaces, products and services and the advantages associated with the automation of trading activities, such as enhanced instantaneous information flow, price transparency and more direct and cost-effective market access, tight spreads and instantaneous trade execution.

OUR CLIENTS

     Clients for our marketplaces include banks, dealers, brokers and other wholesale market participants, over 500 of which currently participate in our electronic marketplaces, including the 25 largest bond trading firms in the world, as identified by Euromoney Magazine. Through our eSPEED (SM) system, we expect to enable retail brokerage firms to expand their businesses by providing them with the ability to offer their individual clients the option of trading bonds and futures electronically in the same way they trade equity securities and we expect to include other marketplaces previously unavailable to retail investors, or not available to them at reasonable spreads or commissions. We intend to provide to wholesale and retail investors and to Cantor access to our electronic marketplaces and brokerage-related services supported by our eSPEED (SM) system. We expect that a significant portion of our clients who use brokers will migrate to fully electronic access over the coming years. We also intend to provide to third parties and to Cantor the infrastructure, including systems administration, internal network support and operations and disaster recovery services, that is critical to providing fully electronic marketplaces for trading in a wide range of financial products. Other than Cantor, no client of ours accounts for more than 10% of our revenues.

STRATEGIC ALLIANCES

     In 1997, Cantor entered into an agreement with the New York Cotton Exchange, which, upon merging with the Coffee, Sugar & Cocoa Exchange, became known as the New York Board of Trade. The agreement sets forth the terms and conditions pursuant to which Cantor operates an electronic marketplace, called the CANTOR EXCHANGE (SM), for futures contracts cleared by and under the regulatory supervision of the New York Board of Trade. Cantor has assigned to us all of its rights and obligations under its agreement with a subsidiary of the New York Board of Trade to jointly operate the CANTOR EXCHANGE (SM). Under the agreement, the New York Board of Trade, through its subsidiaries, provides clearing and regulatory services and we provide electronic execution and related services for the CANTOR EXCHANGE (SM).

     Pursuant to the agreement, neither we nor our affiliates shall during the term of the agreement establish in the United States an electronic market for trading futures contracts or options on futures contracts on cotton, cheese, coffee, sugar, cocoa, milk or frozen orange juice. We have agreed that within the United States we shall exclusively operate for the CANTOR EXCHANGE (SM) markets for U.S. Treasury futures and other products so designated by the CANTOR EXCHANGE (SM). We and our affiliates may establish any electronic market that is located physically outside the United States for such products if the New York Board of Trade is not capable of providing regulatory or clearing services with respect to such products.

SOFTWARE DEVELOPMENT

     We devote substantial efforts to the development and improvement of our electronic marketplaces. We will work with our clients to identify their specific needs and make modifications to our software, network distribution systems and technologies which are responsive to those needs. We are pursuing a four-pronged approach to our research and development efforts: (1) internal development; (2) strategic partnering; (3) acquisitions; and (4) licensing. We have approximately 150 persons involved in our internal software development efforts. Our technology team's objective will be to develop new products and services that employ proven technology designed to provide superior electronic trade execution and marketplace services to our clients. We will also focus our efforts on enhancing our Web site and Internet screen interface to facilitate real-time markets, comply with the standard Internet security protocol and future security protocols and migrate transactions to the public networks in order to capitalize on the development of new commercial marketplaces. We are continuing to develop new marketplaces and products using our internally developed application software having open architecture and standards. In addition, we have forged strategic alliances with organizations such as Sungard/ASC and QV Trading through which we will work to develop sophisticated, front-end trading applications and products. We expect to license products from and to companies when it is cost effective or profitable to do so.

COMPETITION

     The development and operation of electronic trading marketplaces in securities and other financial instruments are evolving. As a result, competition in these marketplaces is currently very fragmented. We expect to face competition from a number of different sources varying in size, business objectives and strategy. Our eSPEED (SM) system currently competes, and we expect it to compete, directly and indirectly, with:

     o traditional trading methods, including manual buy/sell order input by registered brokers in response to telephone originated requests and execution of trades in open outcry trading pits on exchange floors, such as the Chicago Board of Trade, the Chicago Mercantile Exchange and other exchanges and over-the-counter markets;

     o products developed and used by exchanges and financial services firms, such as Liberty Brokerage Investment Corporation and Garban-Intercapital plc, seeking to act as market intermediaries;

     o automated trade execution services developed by third party vendors for commercialization in a wide range of financial products markets;

     o the products and services of market data, information and communication vendors, such as Reuters Group plc, Bloomberg L.P. and Bridge Information Systems Inc., that have created electronic networks which link them to most major financial institutions and that have attempted, in some cases, to expand their networks to include trading platforms;

     o consortia comprised of leading financial institutions and service providers, such as BrokerTec Global LLC, which has announced its intention to explore the development of electronic trading networks, and EuroMTS; and

     o in the event we extend the application of our INTERACTIVE MATCHING (SM) technology to conducting or facilitating real-time markets in commodity-type consumer goods and services over the Internet, both online and traditional sellers of these products and services.

     The electronic trading services we provide our wholesale clients enable them to expand the range of services they provide to their ultimate clients, which are also potential participants in our electronic marketplaces. We intend to structure our relationships with our clients and conduct our operations to mitigate the potential for this competition. We do not intend to use the access to the customer base of our wholesale clients that we obtain in providing our electronic trading services to compete with these wholesale clients in other securities and financial instrument transactions.

     We believe our electronic marketplaces will compete primarily on the basis of speed, efficiency, price and ability to provide access to liquidity to market participants.

OUR INTELLECTUAL PROPERTY

     We have adopted a comprehensive intellectual property protection program to protect our proprietary technology. We currently have licenses covering four of Cantor's patents in the United States. One patent relates to a data processing system and method for electronically trading select items such as fixed income instruments. Two patents relate to a fixed income portfolio index processor. One patent relates to a system for shared remote access of multiple application programs by one or more computers. Foreign counterpart applications for some of these U.S. patents have been filed. The licenses are exclusive, except in the event that we do not seek to or are unable to provide to Cantor any requested services covered by the patents and Cantor elects not to require us to do so.

     We also have an agreement to license several pending U.S. patent applications relating to various other aspects of our electronic trading systems, including both functional and design aspects. Additional patent applications likely will be filed in the near future to further protect our proprietary technology.

     We cannot at this time determine the significance of any of the foregoing patents, or future patents, if issued, to our business. We can give no assurance that any of the foregoing patents is valid and enforceable, or that any of these patents would not be infringed by a third party competing or seeking to compete with our business.

REGULATION

     The securities industry and financial markets in the United States and elsewhere are subject to extensive regulation. As a service provider to the securities industry and financial markets, and as a registered broker-dealer, our business activities fall within the scope of these regulations.

     Regulation of the U.S. Securities Industry and Broker-Dealers.

     As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of investors participating in those markets. In the United States, the Securities and Exchange Commission is the federal agency responsible for the administration of the federal securities laws. Our regulated U. S. subsidiaries, eSpeed Securities, Inc. and eSpeed Government Securities, Inc., are registered with the Securities and Exchange Commission as, respectively, a broker-dealer and a government securities broker. They are also members of the National Association of Securities Dealers, Inc., a self regulatory body to which most broker-dealers belong. Certain self-regulatory organizations, such as the National Association of Securities Dealers, Inc., adopt rules and examine broker-dealers and require strict compliance with their rules and regulations. The Securities and Exchange Commission and self-regulatory organization rules cover many aspects of a broker-dealer's business, including capital structure and withdrawals, sales methods, trade practices among broker-dealers, use and safekeeping of customer's funds and securities, record-keeping, the financing of clients' purchases, broker-dealer and employee registration and the conduct of directors, officers and employees. In connection with a violation of these rules, the SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees.

     Effect of Net Capital Requirements. As a registered broker-dealer and member of the National Association of Securities Dealers, Inc., eSpeed Securities, Inc. is subject to the Uniform Net Capital Rule under the Exchange Act. The Uniform Net Capital Rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of its assets be kept in relatively liquid form. Government securities brokers must comply with similar net capital requirements established in rules promulgated by the U.S. Treasury Department. As of September 24, 1999, if each of our regulated U.S. subsidiaries, eSpeed Securities, Inc. and eSpeed Government Securities, Inc., had been subject to the Uniform Net Capital Rule, the minimum net capital required of each would have been $5,000 and $25,000, respectively. As of that date, each of our U.S. subsidiaries had total net capital of approximately $90,000, or $85,000 and $65,000, respectively, in excess of the minimum amount that would have been required as of that date.

     The Securities and Exchange Commission and the National Association of Securities Dealers, Inc. impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule and the National Association of Securities Dealers, Inc. rules impose certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. for certain withdrawals of capital. Because our principal asset will be the ownership of stock in our broker-dealer subsidiaries, these rules governing net capital and restrictions on withdrawals of funds could operate to prevent us from meeting our financial obligations on a timely basis.

     Application of Exchange Act to Internet Business. The Securities Exchange Act of 1934 governs, among other things, the operation of the financial products markets and broker-dealers. When enacted, the

Securities Exchange Act of 1934 did not contemplate the conduct of a securities business throughout the Internet. Although the Securities and Exchange Commission, in releases and no-actions letters, has provided guidance on various issues related to the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve. Uncertainty regarding these issues may adversely affect the viability and profitability of our business.

     Financial Futures and Options. Financial futures and options in financial futures are subject to regulation by the Commodity Futures Trading Commission under the Commodity Exchange Act, and exchanges that provide facilities for the trading of those products are also subject to Commodity Futures Trading Commission regulation. As a service provider to the CANTOR EXCHANGE (SM), a futures exchange that is a designated contract market under the Commodity Exchange Act, we could be adversely affected by changes in laws or regulations governing the products or clients of the CANTOR EXCHANGE (SM).

     Exchange Regulation. Securities exchanges must register with the Securities and Exchange Commission and comply with various requirements of the Securities Exchange Act of 1934. Effective April 1999, new rules expanded the scope of exchange regulation to include many brokerage matching and execution systems, such as the matching systems which we support. The new rules impose various requirements relating to fair access, capacity, security, record-keeping and reporting. Our subsidiaries expect to comply with these requirements. Although we do not expect the compliance costs to be significant, our subsidiaries could encounter unforseen expenses associated with operation of these rules.

     Regulation of the Non-U.S. Securities Industries and Investment Service Providers.

     The securities industry and financial markets in the European Union and elsewhere are subject to extensive regulation. As the owner and operator of electronic marketplaces for the securities industry and financial markets, our business activities may fall within the scope of those regulations depending upon the extent to which we are characterized as providing a regulated investment service.

     The securities industry in the member states of the European Union is extensively regulated by agencies in each member state. European Union measures provide for the mutual recognition of regulatory agencies and of prudential supervision making possible the grant of a single authorization for the provider of investment services which, broadly, is valid throughout the European Union. As an investment service provider in the United Kingdom, our principal regulator would be the Securities and Futures Authority. The conduct of an investment business is also regulated by agencies in each of the other member states in which we may provide investment services. The provision of investment services is also regulated by other agencies in other jurisdictions in which we operate such as the Securities and Futures Commission in Hong Kong and the local government agency delegated by the Japanese Financial Supervisory Agency in Japan.

     As a matter of public policy, regulatory bodies in the European Union and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of investors participating in those markets. We are seeking authorization from the Securities and Futures Authority to provide investment services in the United Kingdom and we intend to exercise our rights under the European Union Investment Services Directive to provide such investment services throughout the European Union. Similar authorization applications will be made in other jurisdictions such as Hong Kong and Japan where such authorization is necessary to operate an electronic marketplace.

     The Securities and Futures Authority and other regulatory agencies in the European Union may conduct administrative proceedings which can result in censure, fine, the prevention of activities or the suspension or expulsion of an investment services provider. The applicable investment service regulations cover minimum financial resource requirements and conduct of business rules for all authorized investment businesses.

     Investment exchanges may be operated and authorized as investment businesses in the European Union, subject to the provision of the Investment Services Directive. Alternatively, investment exchanges can obtain authorization as an investment exchange from each member state in the European Union in accordance with the applicable regulations of that member state.

     Changes in Existing Laws and Rules. Additional legislation or regulation, changes in existing laws and rules or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and our profitability.

LEGAL PROCEEDINGS

     On May 5, 1999, Cantor Fitzgerald, L.P. and The Board of Trade of the City of Chicago, The New York Mercantile Exchange and The Chicago Mercantile Exchange were sued by Electronic Trading Systems Corporation in the United States District Court for the Northern District of Texas (Dallas Division) for alleged infringement of Wagner United States patent 4,903,201, entitled "Automated Futures Trade Exchange." The patent relates to a system and method for implementing an electronic, computer-automated futures exchange. On July 1, 1999, Cantor answered the complaint, asserting, among other things, that the '201 patent was invalid and not infringed by Cantor and that Cantor was not the real party in interest. Although not identified by the complaint, Cantor believes that the system being charged with infringement is a version of the electronic trading system used by the CANTOR EXCHANGE (SM), which Cantor is contributing to us in connection with this offering. If the plaintiff is successful in the lawsuit, we may be required to obtain a license to develop and market one or more of our services, to cease developing or marketing services or to redesign these services. We cannot assure you that we would be able to obtain these licenses or that we would be able to obtain them at commercially reasonable rates or, if unable to obtain licenses, that we would be able to redesign our services to avoid infringement.


     On June 21, 1999, Cantor and its affiliate CFPH, LLC, brought suit against Liberty Brokerage Investment Corporation and Liberty Brokerage Inc. in the United States District Court for the District of Delaware for infringement of the Fraser et al. U.S. patent 5,905,974, entitled "Automated Auction Protocol Processor." Cantor alleged in the complaint that Liberty was infringing the '974 patent by making, using, selling and/or offering for sale systems and methods that embody or use the inventions claimed in the '974 patent. On August 10, 1999, Cantor and CFPH, L.L.C. voluntarily dismissed the suit without prejudice. Subsequently, on August 10, 1999, Liberty filed an action for declaratory judgment in the United States District Court for the District of Delaware against Cantor and two of its affiliates, Cantor Fitzgerald Securities and CFPH, LLC, claiming that the '974 patent was invalid, unenforceable and not infringed by Liberty. On October 12, 1999, Cantor, Cantor Fitzgerald Securities and CFPH, LLC moved (1) to dismiss all claims against Cantor Fitzgerald Securities for failure to state a claim upon which relief can be granted and (2) to dismiss the action as against Cantor, Cantor Fitzgerald Securities and CFPH, LLC for lack of an actual case or controversy within the meaning of 28 U.S.C. Section 2201. On November 22, 1999, the Court granted the motion to dismiss the action as against Cantor Fitzgerald Securities, and denied the motion to dismiss the action as against Cantor and its affiliate CFPH, LLC. We cannot assure you that we or Cantor will bring a claim for infringement of the '974 patent against Liberty, that the '974 patent will be found to be valid and/or enforceable or that Liberty will be found to have infringed the '974 patent. We have assumed responsibility for defending this suit on behalf of Cantor and its affiliates and the risk of loss associated with it.

     In February 1998, Market Data Corporation contracted with Chicago Board Brokerage (a company controlled by the Chicago Board of Trade and Prebon Yamane) to provide the technology for an electronic trading system to compete with Cantor's United States Treasury brokerage business. Market Data Corporation is controlled by Iris Cantor and Rodney Fisher, her nephew-in-law. Iris Cantor, a company under the control of Iris Cantor referred to herein as CFI, and Rodney Fisher are limited partners of Cantor Fitzgerald, L.P.

     In April 1998, Cantor Fitzgerald, L.P. filed a complaint in the Delaware Court of Chancery against Market Data Corporation, Iris Cantor, CFI, Rodney Fisher and Chicago Board Brokerage seeking an injunction and other remedies. The complaint alleges that Iris Cantor, CFI and Rodney Fisher violated certain duties, including fiduciary duties under Cantor's partnership agreement due to their competition with Cantor Fitzgerald, L.P. with respect to the electronic trading system mentioned above. The complaint further alleges that Market Data Corporation and Chicago Board Brokerage tortiously interfered with Cantor's partnership agreement and aided and abetted Iris Cantor's, CFI's and Rodney Fisher's breaches of fiduciary duty. Iris Cantor, CFI and Rodney Fisher counterclaimed seeking, among other things, (1) to reform agreements they have with Cantor Fitzgerald, L.P. and (2) a declaration that Cantor Fitzgerald, L.P. breached the implied covenant of good faith and fair dealing. Cantor has agreed to indemnify us for any liabilities that we incur with respect to any current or future litigation involving (1) Market Data Corporation, (2) Iris Cantor, (3) CFI or (4) Rodney Fisher.

     On July 12, 1998, the Court of Chancery held Cantor Fitzgerald, L.P. was likely to succeed on the merits of its claims that Iris Cantor, CFI and Rodney Fisher had breached their partnership obligations to Cantor but had not shown that the defendants' conduct was likely to cause imminent irreparable harm between the date of the opinion and a final hearing. The Court of Chancery, therefore, denied Cantor Fitzgerald, L.P.'s request for preliminary injunctive relief and scheduled a final trial. Cantor Fitzgerald, L.P. settled its dispute with Chicago Board Brokerage in April 1999 and Chicago Board Brokerage subsequently announced it was disbanding its operations. The remaining parties have completed the final trial and the Court of Chancery's decision is expected following post-trial oral arguments scheduled for December 7, 1999. We believe Market Data Corporation's technology for electronic trading systems will be of substantial assistance to competitors in the wholesale market if provided to them.

     Two related actions are pending in New York. In a case pending in the Supreme Court of New York, New York County, plaintiff Cantor Fitzgerald, L.P. alleges, among other things, that defendants Market Data Corporation, CFI, Iris Cantor and Rodney Fisher misused confidential information of Cantor Fitzgerald, L.P. in connection with the above mentioned provision of technology to Chicago Board Brokerage. In a case pending in the United States District Court for the Southern District of New York, CFI and Iris Cantor allege, among other things, that certain senior officers of Cantor Fitzgerald, L.P., breached fiduciary duties they owed to CFI. The allegations in this lawsuit relate to several of the same events underlying the court proceedings in Delaware. Neither of these two cases has been pursued during the pendency of the court proceedings in Delaware.

     In addition to the allegations set forth in the pending lawsuits, Cantor has received correspondence from the attorneys representing Iris Cantor, CFI, Market Data Corporation and Rodney Fisher in the proceedings in Delaware, expressing a purported concern that Cantor and/or certain of its partners may be in breach of Cantor's partnership agreement (including, among other things, the partnership agreement's provisions relating to competition with the partnership) and the general partnership agreement of Cantor Fitzgerald Securities with respect to our initial public offering. Generally, these attorneys have alleged that various purported conflicts of interest will exist arising from the fact that certain of our directors and officers will simultaneously hold positions with Cantor Fitzgerald, L.P. Moreover, these attorneys have asserted that our business plan may not be consistent with certain purported rights of Market Data Corporation (including purported intellectual property rights) and other parties and they have requested more information regarding our initial public offering.

     Although we do not expect to incur any losses with respect to the pending lawsuits or supplemental allegations surrounding Cantor's partnership agreement, Cantor has agreed to indemnify us with respect to any liabilities we incur as a result of such lawsuits or allegations.

     Cantor and Reuters are parties to a confidential arbitration under the auspices of the American Arbitration Association in New York, New York, which began in June of 1995 with respect to a January 1993 agreement among Reuters, Cantor and Market Data Corporation. Cantor has agreed to indemnify us against all claims asserted by Reuters or Market Data Corporation relating to this agreement or arising out of the arbitration.


     The agreement executed in 1993 involves, among other things, the delivery by Cantor of certain market data arising out of non-United States government bond and U.S. municipal bond interdealer brokerage transactions for transmittal over Reuters' network. The agreement also contemplated the joint development by Cantor and Reuters of an electronic trading system for certain transactions in non-United States government bonds. Cantor and Reuters did not develop this electronic trading system. In the arbitration, Reuters alleges that Cantor materially breached the agreement primarily by failing to provide non-screen, voice brokerage data concerning non-United States government bonds and U.S. municipal bonds that Reuters contends are subject to the agreement and fraud. Reuters is seeking to recover from Cantor amounts representing past payments for market data, the reimbursement of attorneys' fees and other damages. Cantor has denied Reuters' allegations that there has been any material breach of this agreement or fraud, and has asserted a breach of contract claim and various other counterclaims against Reuters, including claims for Reuters' failure since February 1997 to pay any of the money due Cantor for data under this agreement. In February 1997, Reuters unilaterally ceased making such payments to Cantor in connection with the dispute and in November 1999 stopped distributing Cantor's market data that was provided to Reuters.

     Reuters has recently asserted that, in the event it prevails in the arbitration, it may be entitled to receive from Cantor, and possibly from us, revenues in respect of the sale, license, dissemination, delivery or other distribution of the data subject to this agreement. Reuters has also asserted that, if it loses the arbitration, it could still, at the conclusion of the arbitration, try to cure its multiple breaches and seek to have the agreement remain in effect. Cantor believes that it did not materially breach this agreement and believes that Reuters would not be entitled to (1) any of our revenues, even if Reuters prevailed in the arbitration or (2) cure its own breaches and cause the agreement to remain in effect, in the event Cantor prevails. As stated above, Reuters ceased making payments under this agreement in 1997 and has ceased distributing the data covered by the agreement. Cantor has notified Reuters that Cantor has terminated the agreement based on Reuters' material breaches.

     Market Data Corporation recently made an application for an order directing
(1) Reuters to pay Cantor for providing the data, (2) Cantor to continue to provide Market Data Corporation with data for transmission to Reuters, and (3) Reuters to accept and distribute the data over Reuters' network. That application has been denied on the basis of Market Data Corporation's failure to demonstrate that monetary damages would be an inadequate remedy for any damages it may suffer as a result of Reuters' and Cantor's actions. Even if any relief were granted to Market Data Corporation, we do not believe it would have a material adverse effect on our business.

     Recently, the panel in the arbitration rendered a decision interpreting certain portions of the agreement in a manner contrary to that which Cantor believes was intended and concluded that Cantor had failed to deliver certain non-screen, voice brokerage data to Reuters that the panel concluded was required to be delivered under the agreement. Cantor maintains that it has not materially breached the agreement, that any breach was cured by Cantor, that the agreement cannot be terminated at Reuter's insistence, that Reuters has underpaid Cantor and that, by ceasing to make payments since 1997 and discontinuing the distribution of Cantor's data, Reuters has materially breached the agreement. The panel has not resolved these issues and the arbitration is still continuing.

     We cannot assure you that Market Data Corporation and/or Reuters will not seek to assert claims against us or Cantor relating to our activities, either in the arbitration or in another proceeding. In any event, Cantor has agreed to indemnify us with respect to any claims asserted by Reuters or Market Data Corporation relating to the agreement or arising out of the arbitration.

EMPLOYEES

     We have approximately 330 employees, five of whom are our executive officers. None of these employees is represented by a union. We believe that we have good relations with our employees.

PROPERTIES


     Our principal executive offices are located at One World Trade Center, New York, New York. Our principal executive offices occupy approximately
50,000 square feet of leased space which we occupy pursuant to the Administrative Services Agreement with Cantor. Our right to use this space expires at the time that Cantor's lease expires in 2012. We will pay Cantor approximately $1.2 million annually for use of this space. Our largest presence outside of New York is in London, where we have the right to use approximately 15,000 square feet of Cantor's existing office space. Our right to use this space expires at the earlier of (1) the time that Cantor's lease expires in 2016 or (2) when Cantor ceases to be an affiliate of ours and Cantor asks us to vacate. We will pay Cantor approximately $800,000 annually for use of this space. We believe our facilities are adequate for our reasonably foreseeable future needs.

___________________________________MANAGEMENT___________________________________

     The following table provides information regarding our directors, executive officers and persons who will become our directors upon the closing of this offering:


NAME                                               AGE   TITLE
------------------------------------------------   ---   ------------------------------------------------
Howard W. Lutnick...............................   38    Chairman of the Board and Chief Executive
                                                           Officer
Frederick T. Varacchi...........................   33    President and Chief Operating Officer;
                                                           Director(1)
Douglas B. Gardner..............................   38    Vice Chairman; Director(1)
Kevin C. Piccoli................................   42    Senior Vice President and Chief Financial
                                                           Officer
Stephen M. Merkel...............................   41    Senior Vice President, General Counsel and
                                                           Secretary
Richard C. Breeden..............................   50    Director(1)
Larry R. Carter.................................   56    Director(1)
William J. Moran................................   58    Director(1)
Joseph P. Shea..................................   45    Director(1)


------------------
(1) Appointment as a director will become effective upon the closing of this offering.


     Our board of directors currently consists of one director, Mr. Lutnick. At the time of completion of this offering, our board of directors will consist of seven directors, three of whom will be non-employee directors.


     Howard W. Lutnick. Mr. Lutnick has been our Chairman of the Board of Directors and Chief Executive Officer since June 1999. Mr. Lutnick joined Cantor in 1983 and has served as President and Chief Executive Officer of Cantor since 1991. He directs all facets of Cantor's worldwide operations. Mr. Lutnick's company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick serves as co-chairman of the CANTOR EXCHANGE (SM). Mr. Lutnick is a member of the Executive Committee of the Intrepid Museum Foundation's Board of Trustees, the Zachary and Elizabeth M. Fisher Center for Alzheimer's Disease Research at Rockefeller University, the Board of Managers of Haverford College, the Board of Directors of City Harvest and the Board of Directors of New York City Public/Private Initiatives, Inc.

     Frederick T. Varacchi. Mr. Varacchi has been our President and Chief Operating Officer since June 1999. Mr. Varacchi has been an Executive Managing Director and the Chief Operating Officer of Cantor since October 1999. From March 1998 to October 1999, he served as Senior Managing Director and Chief Information Officer of Cantor. Before joining Cantor, Mr. Varacchi was Senior Vice President and Chief Technology Officer of Greenwich/Natwest Capital Markets, overseeing information technology for the company from January 1995 to February 1998. From March 1990 to January 1995, Mr. Varacchi worked for Chase Manhattan Bank, where he held a variety of senior technology positions, including Head of Global Network Systems for Private Banking. From January 1989 to March 1990, Mr. Varacchi served in a variety of positions with Salomon Smith Barney, including as Head of Front Office Systems. Mr. Varacchi is a member of the Board of Directors of Expert Ease Software and QV Trading Systems Inc.

     Douglas B. Gardner. Mr. Gardner has been our Vice Chairman since June 1999. Mr. Gardner has been an Executive Managing Director of Cantor since October 1999. He previously served as Senior Managing Director and Chief Administrative Officer of Cantor from January 1994 to October 1999, where he was responsible for overseeing all worldwide finance and support related functions. Mr. Gardner serves as a director and is on the executive and finance committees of the CANTOR EXCHANGE (SM). Prior to joining Cantor, Mr. Gardner was a partner of DG Equities, a commercial and residential real estate developer and owner. From 1983 to 1985, Mr. Gardner was associated with Lehman Brothers in the High-Technology Division of its Corporate Finance Department.

     Kevin C. Piccoli. Mr. Piccoli has been our Senior Vice President and Chief Financial Officer since September 1999. He has been a Managing Director of Cantor since October 1999 and Senior Vice President and Chief Financial Officer of Cantor, responsible for its global accounting, regulatory, management reporting and treasury functions, since July 1999. Prior to joining Cantor, he was a Managing Director and Chief Financial Officer at Greenwich Capital Holdings, Inc., a subsidiary of National Westminster Bank, from April 1992 to July 1999. Mr. Piccoli's responsibilities at Greenwich included global accounting, tax and regulatory reporting. Prior to joining Greenwich in April 1992, Mr. Piccoli was an audit partner at Coopers & Lybrand.

     Stephen M. Merkel. Mr. Merkel has been our Senior Vice President, General Counsel and Secretary since June 1999. Mr. Merkel has also been Senior Vice President, General Counsel and Secretary of Cantor since 1993, where he is responsible for Cantor's legal, compliance, tax, risk and credit departments. Mr. Merkel serves as a director and Secretary of the CANTOR EXCHANGE (SM). Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was associated with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison.

     Richard C. Breeden. Mr. Breeden will become our director upon the closing of this offering. Mr. Breeden has been Chairman of the Board and Chief Executive Officer of Equivest Finance, Inc., a publicly traded vacation ownership company, since October 1997 and President since October 1998. Mr. Breeden has served as Trustee for the Bennett Funding Group, Inc. since 1996. Mr. Breeden also has served as President of Richard C. Breeden & Co., a consulting firm, since 1996. From 1993 to 1996, Mr. Breeden served as Chairman of the worldwide financial services practice of Coopers & Lybrand and, from 1989 to 1993, Mr. Breeden was Chairman of the U.S. Securities and Exchange Commission. Mr. Breeden is a director of The Philadelphia Stock Exchange, Inc.

     Larry R. Carter. Mr. Carter will become our director upon the closing of this offering. Mr. Carter joined Cisco Systems in January 1995 as Vice President, Finance and Administration and as Chief Financial Officer and Secretary. In July 1997, he was promoted to Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary. From 1992 to January 1995, Mr. Carter was Vice President and Corporate Controller at Advanced Micro Devices. His career also includes four years with V.I.S.I. Technology Inc. as Vice President, Finance and Chief Financial Officer and two years at S.G.S. Thompson Microelectronics Inc. as Vice President, Finance, Administration and Chief Financial Officer. He also spent 19 years at Motorola, Inc., where he held a variety of financial positions, the last being Vice President and Controller, M.O.S. Group. Mr. Carter is on the Board of Directors of Network Appliance, Inc., Ultratech Stepper, Inc. and QLogic Corporation.

     William J. Moran. Mr. Moran will become our director upon the closing of this offering. Mr. Moran joined the Chase Manhattan Corporation and the Chase Manhattan Bank in 1975 as Internal Control Executive. After several promotions, Mr. Moran was named General Auditor in 1992, Executive Vice President in 1997 and a member of the Management Committee in 1999. Before joining Chase, Mr. Moran was with the accounting firm of Peat, Marwick, Mitchell & Co. for nine years.


     Joseph P. Shea. Mr. Shea will become our director upon the closing of this offering. Mr. Shea has been with Cantor since 1989. He has been Executive Managing Director since October 1999, was Senior Managing Director in charge of U.S. taxable fixed income securities from 1997 to 1999, was Managing Director of the corporate bond and U.S. government agency securities departments from 1995 to 1997 and was Managing Director of the corporate bond department from 1989 to 1995.


COMMITTEES OF THE BOARD

     In connection with the closing of this offering, we will establish (1) an Audit Committee, all of the members of which will be non-employee directors, and
(2) a Compensation Committee.

     The Audit Committee will be responsible for recommending to the Board of Directors the engagement of our independent auditors and reviewing with our independent auditors the conduct and results of the audits, our internal accounting controls, audit practices and the professional services furnished by our independent auditors.

     The Compensation Committee will be responsible for reviewing and approving all compensation agreements for our officers and for administering our stock option plan and our stock purchase plan.

COMPENSATION OF DIRECTORS

     Directors who are also our employees will not receive additional compensation for serving as directors. We expect to grant our initial non-employee directors options to purchase 20,000 shares of our common stock at an exercise price per share equal to the initial public offering price per share. Any other options to be granted to non-employee directors will be in amounts to be determined by our board of directors. Non-employee directors also will be reimbursed for out-of-pocket expenses incurred in attending meetings of our board of directors or committees of our board of directors.

EXECUTIVE COMPENSATION

     We are a recently formed company. Prior to March 1999, we did not conduct any operations. As a result, we have not previously paid any compensation to our Chief Executive Officer or other executive officers. We intend to pay or allocate for payment to Messrs. Lutnick, Varacchi, Gardner, Piccoli and Merkel a pro rata portion of their annual salaries of $350,000, $500,000, $250,000, $125,000 and $150,000, respectively, for services they provide to us during 1999.

1999 LONG-TERM INCENTIVE PLAN

     In November 1999, our board of directors and stockholder approved our adoption of our 1999 Long-Term Incentive Plan. The purpose of the plan is to allow us to attract, retain and award present and prospective officers, employees, directors, consultants and certain other individuals (including employees of Cantor) and to compensate them in a way that provides additional incentives and enables such individuals to increase their ownership interests in our Class A common stock. Individual awards under the plan may take the form of:

     o either incentive stock options or non-qualified stock options;

     o stock appreciation rights;

     o restricted or deferred stock;

     o dividend equivalents;

     o bonus shares and awards in lieu of our obligations to pay cash compensation; and

     o other awards, the value of which is based in whole or in part upon the value of our Class A common stock.

     The plan will generally be administered by a committee, which will initially be the Compensation Committee of our board, except that our board will perform the committee's functions under the plan for purposes of grants of awards to non-employee directors, and may perform any other function of the committee as well. The committee generally is empowered to select the individuals who will receive awards and the terms and conditions of those awards, including the number of shares subject to the award exercise prices for options and other exercisable awards, vesting and forfeiture conditions (if any), performance conditions, the extent to which awards may be transferable and periods during which awards will remain outstanding. Awards may be settled in cash, shares, other awards or other property, as determined by the committee.

     The maximum number of shares of our Class A common stock that may be subject to outstanding awards under the plan will not exceed 20% of the aggregate number of shares of all classes of common stock outstanding determined immediately after each award is granted. The number of shares deliverable upon exercise of incentive stock options is limited to 10,000,000 shares of Class A common stock.


     In connection with this offering, options in the form of non-qualified stock options to purchase a total of 7,500,000 shares of Class A common stock will be granted to our directors, executive officers and other employees as follows: 20,000 shares to each of our three initial non-employee directors, 250,000 shares to Joseph Shea, 2,500,000 shares to Howard Lutnick, 800,000 shares to Frederick Varacchi, 375,000 shares to Douglas Gardner, 100,000 shares to Stephen Merkel, 65,000 shares to Kevin Piccoli, 3,300,000 shares to our other employees and other persons eligible to receive options under our plan and 300,000 shares to employees of Cantor. Each of the above options will have an exercise price per share equal to the initial public offering price. Except as to Mr. Lutnick, all options will be nontransferrable. As to Mr. Lutnick, 500,000 shares will be immediately exercisable and will be transferable to members of his family (or a trust established for the benefit of his family) in order to facilitate his estate planning. All options generally will be subject to vesting requirements and will expire on the earlier of 10 years after the date of grant or in connection with a termination of employment. However, Mr. Lutnick's immediately exercisable option and the options granted to Cantor employees will expire five years after the date of grant and generally will not terminate in connection with a termination of employment. All options generally shall vest and become exercisable upon a change in control of eSpeed, except that as to Messrs. Varacchi, Gardner, Merkel, Piccoli, Shea and Lee Amaitis (the "Covered Employees"), their options shall vest but continue to become exercisable in accordance with their original vesting schedule (regardless of whether their employment with eSpeed continues). However, if, following the change in control of eSpeed, Mr. Lutnick at any time ceases to be eSpeed's chairman and chief executive officer (other than by reason of his death or disability), all then-unexercisable options held by the Covered Employees shall become fully exercisable as of such date.


     The plan will remain in effect until terminated by our board. The plan may be amended by our board without the consent of our stockholders, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which our common stock may then be listed or quoted. The number of shares reserved or deliverable under the plan and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

     We generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the plan, except (1) no deduction is permitted in connection with incentive stock options if the participant holds the shares acquired upon exercise for the required holding periods; and (2) deductions for some awards could be limited under the $1.0 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under the plan during a grace period of approximately three years following this offering, and should not apply to certain options, stock appreciation rights and performance-based awards granted thereafter if we comply with certain requirements under Section 162(m).

STOCK PURCHASE PLAN

     In November 1999, our board of directors and stockholder approved the adoption of our Stock Purchase Plan. The Stock Purchase Plan will permit our eligible employees to purchase shares of our common stock at a discount. Employees who elect to participate will have amounts withheld through payroll deductions during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price determined by the administrative committee that administers the Stock Purchase Plan, but which will not be less than 85% of the lower of the market price at the beginning of the purchase period or the end of the purchase period, including interim dates, as may be determined by the administrative committee. Our Class A common stock that is purchased under the Stock Purchase Plan may be subject to a holding period. We have reserved 425,000 shares of our Class A common stock for issuance under the Stock Purchase Plan.

     The Stock Purchase Plan will remain in effect until terminated by our board or until no shares of our Class A common stock are available for issuance under the Stock Purchase Plan. The Stock Purchase Plan may be amended by our board without the consent of our stockholders, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which our common stock may then be listed or quoted.

     The Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code, and as such, we will not be entitled to any tax deduction where a participant holds the purchased shares for the longer of two years from the beginning of the purchase period, or one year from the end of the purchase period.

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
                            RELATIONSHIP WITH CANTOR
--------------------------------------------------------------------------------

THE FORMATION TRANSACTIONS

     Concurrently with this offering, Cantor is contributing to us, and we are acquiring from Cantor, substantially all of our assets. These assets primarily consist of proprietary software, network distribution systems, technologies and related contractual rights that comprise our eSPEED (SM) system. In exchange for these assets, we are issuing to Cantor 43,999,900 shares of our Class B common stock, representing approximately 98% of the voting power of our outstanding capital stock after this offering. Cantor has elected to convert 2,500,000 of these shares into shares of the Class A common stock which it is offering hereby.

     Cantor conceived of and has been developing systems to promote fully electronic marketplaces since the early 1990's. Since 1996, Cantor has invested more than $200 million in information technology, which culminated in the development of our eSPEED (SM) system. Cantor's technology initiatives during this period included software development, infrastructure and maintenance associated with operating Cantor's entire global securities business. The evolutionary process which led to the development of the eSPEED (SM) system was a combination of the development of Cantor's brokerage, trading, clearance, settlement, analytical pricing and related systems and was impacted by the continual improvement in computer processing and the changing trading environment. Accordingly, it is difficult to separately quantify development or other systems costs associated with the ultimate development of the eSPEED (SM) system as it emanated in part from all of the information technology initiatives of Cantor.

     Since January 1996, Cantor has used the eSPEED (SM) system internally to conduct electronic trading. In March 1999, the first fully electronic transaction using the eSPEED (SM) system was executed by a client.


     Cantor has previously entered into contractual agreements or other arrangements with many of the participants that trade in our electronic marketplaces. These agreements and arrangements provide the general terms and conditions, including those relating to warranties and allocations of liability, under which those participants may electronically execute trades in our marketplaces; none of these participants are obligated to use our marketplaces under these agreements. We either have, or will have upon the closing of this offering, the rights and obligations under many of these agreements and arrangements as they relate to operating our eSPEED (SM) system. Certain of our subsidiaries have been registered as broker-dealers with the National Association of Securities Dealers, Inc. and the regulatory authorities of various states. We also intend to obtain any foreign regulatory approvals for our foreign subsidiaries that are necessary or advisable. As we receive the regulatory approvals and licenses necessary to operate our electronic marketplaces globally and increase client awareness of our electronic marketplaces, we intend to enter directly into tri-party agreements and other arrangements with clients and Cantor. We assist market participants, including Cantor, in participating in the electronic marketplaces that are created and supported by our eSPEED (SM) system. We share with Cantor a portion of the transaction-based revenues paid by market participants for transactions effected through our electronic marketplaces or which are otherwise electronically assisted. Cantor and many of the largest financial institutions in the world are currently our primary clients.


     Following this offering, Cantor will continue to operate its equity dealing business, money market and securities lending business, matched book repurchase agreement business, investment advisory business and other specified businesses, including those in which Cantor acts as a dealer. These businesses are carried out in over 10 locations around the world. We will not share in any revenues generated by these businesses, other than service fees we may become entitled to receive in connection with hardware maintenance and other systems support development services we may provide to Cantor. Following this offering, Cantor will also continue to provide voice brokerage services, clearance, settlement and fulfillment services and other related services in connection with our electronic marketplaces. Accordingly, upon conversion of Cantor's marketplaces to our eSpeed platform, orders for financial instruments will continue to be received and executed by Cantor brokers over the telephone, and this method of order entry by Cantor into our electronic trading platform is contemplated to continue for the foreseeable future. It is anticipated that a significant percentage of orders and revenues will continue to be recorded by Cantor, and a sharing of commissions (as described below under "Joint Services Agreement") with us will occur. Since it is not possible to predict the level of acceptance by clients, and individual traders located within each client, of fully electronic order entry

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
processing, we anticipate that each marketplace product will experience widely varying direct electronic usage rates by clients and their trading personnel.

     We entered into the agreements described below in connection with the formation transactions and to help define the terms of our relationship with Cantor in the future. In an effort to mitigate conflicts of interest between us and Cantor, we and Cantor have agreed that none of these agreements may be amended without the approval of a majority of our disinterested directors.

       ASSIGNMENT AND ASSUMPTION AGREEMENTS

     We have entered into Assignment and Assumption Agreements with Cantor pursuant to which Cantor is contributing to us rights and interests in the assets and contractual and other arrangements which comprise our eSPEED (SM) system. In consideration for the contribution of these assets, rights and interests, we will issue to Cantor shares of our Class B common stock representing approximately 100% of the outstanding shares of our capital stock prior to this offering and we will assume certain liabilities relating to the assets which Cantor is contributing to us. These liabilities include accrued compensation and benefits and other accrued liabilities. Under the terms of the Assignment and Assumption Agreements, Cantor has agreed to indemnify us with respect to liabilities and losses we suffer which result from the operation of, and events relating to, the assets transferred to us prior to and in connection with their transfer, except that we will assume the defense of and indemnify Cantor with respect to any liabilities arising out of the patent litigation involving Liberty Brokerage. We have agreed to indemnify Cantor with respect to liabilities and losses which they suffer which result from our ownership and operation of these assets.


       JOINT SERVICES AGREEMENT

     We have entered into a Joint Services Agreement with Cantor under which we and Cantor have agreed to collaborate to provide brokerage and related services to clients in multiple electronic markets for transactions in securities and other financial products. In addition, we may in our discretion collaborate on non-financial products. This agreement will be effective upon completing the formation transactions and provides for a perpetual term. Under the agreement, we will own and operate the electronic trading systems and will be responsible for providing electronic brokerage services, and Cantor will provide voice-assisted brokerage services, clearance, settlement and fulfillment services and related services, such as credit and risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations.


     All information and data (other than information relating to bids, offers or trades or other information that is input into, created by or otherwise resides on an electronic trading system for financial products) created, developed, used in connection with or relating to the operation of and effecting of transactions in any marketplace will be the sole property of Cantor or us, as applicable, on the following basis: (1) if the data relate to financial products, the data belong solely to Cantor, (2) if the data relate to a collaborative marketplace in which only products that are non-financial products are traded, the ownership of the data will be determined by Cantor and us on a case-by-case basis through good faith negotiations, (3) if the data relate to a marketplace in which we do not collaborate with Cantor but in which we provide electronic brokerage services and only non-financial products are traded, the data belong solely to us and (4) if the data relate to a non-collaborative marketplace that is not a marketplace in which we provide electronic brokerage services and in which financial products are traded, the data belong solely to Cantor. All right, title and interest in the data relating to bids, offers or trades or other information that is input into, created by or otherwise resides on an electronic trading system for financial products belong to Cantor. We have the right to use such data only in connection with the execution of transactions in such markets.

                Commission Sharing Arrangement

     Under this agreement, we and Cantor have agreed to share revenues derived from transactions effected in the marketplaces in which we collaborate and other specified markets. We have agreed to collaborate with Cantor to determine the amount of commissions to be charged to clients that effect transactions in these marketplaces; however, in the event we are unable to agree with Cantor with respect to a transaction pricing decision, Cantor is entitled to make the final pricing decision with respect to transactions for which Cantor provides voice-assisted brokerage services and we are entitled to make the final pricing decision with respect to transactions that are fully electronic. We may not make a final transaction pricing decision that results in the share of transaction revenues received by Cantor being less than Cantor's actual cost of providing clearance, settlement and fulfillment services and other transaction services. In some cases we will receive the aggregate transaction revenues and pay a service fee to Cantor. In other cases Cantor will receive the aggregate transaction revenues and pay a service fee to us. The amount of the service fee and the portion of the transaction revenues that we and Cantor receive is based on several factors, including whether: (1) the marketplace is one in which we collaborate with Cantor; (2) the transaction is fully electronic or Cantor provides voice-assisted brokerage services; (3) the product traded is a financial product; and (4) the product is traded on the CANTOR EXCHANGE (SM). Generally, we share revenues as follows:


          FULLY ELECTRONIC TRANSACTIONS IN COLLABORATIVE MARKETPLACES. If a transaction is fully electronic and is effected in a marketplace in which we collaborate with Cantor, we will receive the aggregate transaction revenues and pay to Cantor a service fee equal to:

             o 35% of the transaction revenues, if the product is a financial product that is not traded on the CANTOR EXCHANGE (SM);

             o 20% of the transaction revenues, if the product is traded on the
               CANTOR EXCHANGE (SM); and

             o an amount determined on a case-by-case basis, if the product is not a financial product and is not traded on the CANTOR EXCHANGE (SM).

          VOICE-ASSISTED TRANSACTIONS IN COLLABORATIVE MARKETPLACES. If Cantor provides voice-assisted brokerage services with respect to a transaction that is effected in a marketplace in which we collaborate with Cantor:

             o Cantor will receive the aggregate transaction revenues and pay to us a service fee equal to 7% of the transaction revenues, if the product is a financial product that is not traded on the CANTOR EXCHANGE (SM);

             o we will receive the aggregate transaction revenues and pay to
               Cantor a service fee equal to 55% of the transaction revenues, if the product is traded on the CANTOR EXCHANGE (SM); and

             o we will receive an amount determined on a case-by-case basis, if the product is not a financial product and is not traded on the CANTOR EXCHANGE (SM).

          NON-COLLABORATIVE MARKETPLACES INVOLVING ELECTRONIC BROKERAGE SERVICES. If a transaction is effected in a marketplace in which we do not collaborate with Cantor:

             o Cantor will receive the aggregate transaction revenues and pay to us a service fee equal to 30% of the portion of the transaction revenues we would have received had we collaborated with Cantor, if Cantor either itself or through a third party provides electronic brokerage services in that marketplace;

             o we will receive the aggregate transaction revenues and pay to
               Cantor a service fee equal to 20% of the transaction revenues, if the product is a financial product and we provide electronic brokerage services; and

             o we will receive 100% of the transaction revenues and will not pay
               Cantor a service fee, if the product is not a financial product and we provide electronic brokerage service.

          ELECTRONICALLY ASSISTED TRANSACTIONS IN NON-ELECTRONIC
     MARKETPLACES. If a transaction is not effected in an electronic marketplace, but is electronically assisted, such as a screen assisted open outcry transaction, we will receive 2.5% of the transaction revenues.

     In the event that Cantor's direct costs payable to third parties for providing clearance, settlement and fulfillment services with respect to a transaction in a collaborative marketplace with respect to any financial product for any month exceed the direct costs incurred by Cantor to clear and settle a cash transaction in United States Treasury securities for such month, the cost of the excess is borne pro rata by Cantor and us in the same proportion as the transaction revenues and service fees for such transaction are to be shared.

     In the event that a client does not pay, or pays only a portion of, the transaction revenues relating to a transaction, then we and Cantor each bear our respective share of the loss based on the percentage of the transaction revenues we would otherwise have been entitled to receive with respect to such transaction.

                System Services


     We have also agreed to provide to Cantor technology support services, including (1) systems administration, (2) internal network support, (3) support and procurement for desktops of end-user equipment, (4) operations and disaster recovery services, (5) voice and data communications, (6) support and development of systems for clearance, settlement and fulfillment services,
(7) systems support for Cantor brokers, (8) electronic applications systems and network support and development for the unrelated dealer businesses with respect to which we will not collaborate with Cantor and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights, having potential application in a gaming business. Cantor will pay to us an amount equal to the direct and indirect costs, including overhead, that we incur in performing these services. We will not receive service fees or otherwise be entitled to share in transaction revenues relating to the system services that we provide to Cantor for unrelated dealer businesses. We have agreed not to use confidential information, including business plans and software, obtained from or used by Cantor in connection with the provision of these services to parties other than Cantor. For the purposes of the Joint Services Agreement, an unrelated dealer business means (1) Cantor's equity businesses as they exist from time to time, (2) Cantor's money market instruments and securities lending division, as they exist from time to time,
(3) any business or portion thereof or activity in which Cantor acts as a dealer or otherwise takes market risk or positions, including in the process of executing matched principal transactions, providing the services of a specialist or market maker or providing trading or arbitrage operations, (4) activities wherever located that would, if conducted in the United Kingdom, be subject to the United Kingdom Gaming Act of 1963 or activities wherever located currently or in the future involving betting, gambling, odds making, lotteries, gaming, wagering, staking, drawing or casting losts and similar or related activites and
(5) any business not involving operating a marketplace.


                Intellectual Property

     Cantor has granted to us a license covering Cantor's patents and patent applications that relate to the eSPEED (SM) system. The license is perpetual, irrevocable, world-wide and royalty free and is exclusive, except in the event that (1) we are unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require us to do so, or we are unable to provide such services or (2) we do not exercise our right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which events Cantor will have a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. Cantor will cooperate with us, at our expense, in any attempt by us to prevent any third party infringement of our patent rights under the license.


     Cantor has also granted to us a non-exclusive, perpetual, irrevocable worldwide, royalty-free right and license to use the trademarks "Cantor Exchange," "Interactive Matching" and "CX".


                Non-competition and Market Opportunity Provisions

     The Joint Services Agreement imposes the following performance obligations on us and restricts our ability to compete with Cantor and Cantor's ability to compete with us in the following circumstances:

     o If Cantor wishes to create a new financial product marketplace, Cantor may require us to provide electronic brokerage services with respect to that marketplace. We must use our commercially reasonable efforts to develop an electronic trading system for that marketplace within a specified time period. If, after diligent effort, we are unable to do so, we have no liability to Cantor for our failure and Cantor may create and operate the marketplace in any manner that Cantor deems to be acceptable. Cantor's proposal to create a new marketplace must be commercially reasonable and Cantor must diligently pursue the development of the marketplace and cause the new marketplace to become operational within a specified time period.

     o If Cantor wishes to create a new financial product marketplace and Cantor does not require us to develop an electronic trading system for that marketplace as described in the preceding paragraph, Cantor must, in any event, notify us of its intention to create the new marketplace. We will have a right of first refusal to provide electronic brokerage services with respect to that marketplace. We must use commercially reasonable efforts to develop and put into operation an electronic trading system for the marketplace within a specified time period. If we are able to do so, transactions in the marketplace will be subject to the revenue sharing arrangements described above. If we are unable to do so, or we elect not to provide electronic brokerage services with respect to the new marketplace, Cantor may provide or otherwise obtain electronic brokerage services for that marketplace in any manner that Cantor deems to be acceptable. Cantor's proposal to create a new marketplace must be commercially reasonable and Cantor must diligently pursue the development of the marketplace and cause the new marketplace to become operational within a specified time period.

     o If Cantor wishes to create a new electronic marketplace for a product that is not a financial product, Cantor must notify us of its intention to do so. We will have the opportunity to offer to provide the electronic brokerage services with respect to the new marketplace. If Cantor rejects our offer, Cantor may operate the marketplace in any manner that Cantor deems to be acceptable.

     o If we wish to create a new electronic marketplace for a financial product, we must notify Cantor of our intention to do so. Cantor will have a right of first refusal to provide the applicable voice-assisted brokerage services, clearance, settlement and fulfillment services and/or related services for that marketplace. If Cantor (1) elects not to provide such services or (2) fails to notify us within a specified time period that it will provide such services, we may provide or otherwise obtain those services for that marketplace in any manner that we deem to be acceptable.

     o If we wish to create a new electronic marketplace for a product that is not a financial product, we must notify Cantor of our intention to do so. Cantor will have the opportunity to offer to provide the applicable voice-assisted brokerage services, clearance, settlement and fulfillment services and/or related services for that marketplace. If we reject Cantor's offer, we may create and operate the marketplace in any manner that we deem to be acceptable.

     o Subject to the exceptions described below, we may not directly or indirectly: (1) engage in any activities competitive with a business activity conducted by Cantor now or in the future; or (2) provide or assist any other person in providing voice-assisted brokerage services, clearance, settlement and fulfillment services and/or related services. We are permitted to engage in these activities:

          o in collaboration with Cantor;

          o with respect to a new marketplace involving a financial product, after Cantor has indicated that it is unable or unwilling to provide such voice-assisted brokerage services, clearance, settlement and fulfillment services and/or related services with respect to that marketplace;

          o with respect to a new marketplace involving a product that is not a financial product, after having considered in good faith any proposal submitted by Cantor relating to the provision of those services; or


          o with respect to an unrelated dealer business in which we develop and operate a fully electronic marketplace.


     o Subject to the exceptions described below, Cantor may not directly or indirectly provide or assist any other person in providing electronic brokerage services. Cantor is permitted to engage in these activities:

          o in collaboration with us;

          o with respect to a new marketplace, after (1) we have indicated that we are unable to develop an electronic trading system for that new marketplace within a specified time period or (2) we have declined to exercise our right of first refusal or have exercised our right of first refusal but are unable to develop an electronic trading system within a specified time period.

     o The unrelated dealer businesses retained by Cantor are expressly excluded from our rights of first refusal and the restrictions on Cantor's ability to compete with us. However, we may create fully electronic marketplaces in unrelated dealer businesses.

     We and Cantor are entitled to pursue and may enter into alliance opportunities, including strategic alliances, joint ventures, partnerships or similar arrangements, with third parties and consummate business combinations with third parties on the following basis only. If an alliance opportunity (1) relates to a person that directly or indirectly provides voice-assisted brokerage services and engages in business operations that do not involve electronic brokerage services, then Cantor is entitled to pursue and consummate a transaction with respect to that alliance opportunity, (2) relates to a person that directly or indirectly provides electronic brokerage services and engages in business operations that do not involve any voice-assisted brokerage service, then we are entitled to pursue and consummate a transaction with respect to that alliance opportunity or (3) is an alliance opportunity with respect to a person other than those described in clauses (1) and (2) above, then we and Cantor will cooperate to jointly pursue and consummate a transaction with respect to such alliance opportunity on mutually agreeable terms. A business combination includes a transaction initiated by and in which either we or Cantor is/are the acquiror involving (A) a merger, consolidation, amalgamation or combination, (B) any sale, dividend, split or other disposition of any capital stock or other equity interests (or securities convertible into or exchangeable for or options or warrants to purchase any capital stock or other equity equivalents) of the person, (C) any tender offer (including without limitation of a self-tender), exchange offer, recapitalization, dissolution or similar transaction, (D) any sale, dividend or other disposition of a significant portion of the assets and properties of the person (even if less than all or substantially all of such assets or properties), and (E) entering into any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

ADMINISTRATIVE SERVICES AGREEMENT

     We have entered into an Administrative Services Agreement with Cantor that states the terms under which Cantor will provide certain administrative and management services to us. Cantor will make available to us some of its administrative and other staff, including its internal audit, treasury, legal, tax, human resources, corporate development and accounting staffs. Members of these staffs will arrange for our insurance coverage and will provide a wide array of services, including administration of our personnel and payroll operations, benefits administration, internal audits, facilities management, promotional sales and marketing, legal, risk management, accounting and tax preparation and other services. We will reimburse Cantor for the actual costs incurred by Cantor, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. We have also entered into arrangements with Cantor under which we have the right to use certain assets, principally computer equipment, from Cantor relating to the operation of our eSPEED (SM) system. These assets are subject to operating leases with third party leasing companies. Under this provision of the Administrative Services Agreement, we have agreed to be bound by the general terms and conditions of the operating leases relating to the assets used by us. See Note 5 of the Notes to the Consolidated Financial Statements. Under the Administrative Services Agreement, we will provide sales, marketing and public relations services to Cantor. Cantor will reimburse us for the actual costs incurred by us, plus other reasonable costs, including reasonably allocated overhead. The Administrative Services Agreement has a three-year term which will renew automatically for successive one-year terms unless canceled by either us or Cantor upon six months' prior notice; provided, however, that our right to use our New York space expires at the time that Cantor's lease expires in 2006 and our right to use our London office space expires at the earlier of (1) the time Cantor's lease expires in 2016 or (2) until Cantor ceases to be an affiliate of ours and Cantor asks us to vacate.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Registration Rights Agreement to be entered into by Cantor and us, Cantor is to receive piggyback and demand registration rights.

     The piggyback registration rights allow Cantor to register the shares of Class A common stock issued or issuable to it in connection with the conversion of its Class B common stock whenever we propose to register any shares of Class A common stock for our own or another's account under the Securities Act for a public offering, other than:

     o any shelf registration of shares of Class A common stock to be used as consideration for acquisitions of additional businesses; and

     o registrations relating to employee benefit plans.

     Cantor will also have the right, on three occasions, to require that we register under the Securities Act any or all of the shares of Class A common stock issued or issuable to it in connection with the conversion of its Class B common stock. No more than one of these registrations may be demanded within the first year after the closing of this offering. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the Registration Rights

Agreement. The ability of Cantor to exercise its registration rights for the period of 180 days after this offering will be restricted by the lock-up agreements described under "Shares Eligible for Future Sale."

     We have agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. All of these registration rights are subject to conditions and limitations, including
(1) the right of underwriters of an offering to limit the number of shares included in that registration; (2) our right not to effect any demand registration within six months of a public offering of our securities, including this offering; and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of our securities.

POTENTIAL CONFLICTS OF INTEREST AND COMPETITION WITH CANTOR

     Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of our capital stock, sales or distributions by Cantor of its shares of our common stock and the exercise by Cantor of control over our management and affairs. A majority of our directors and officers following this offering also serve as directors and/or officers of Cantor. Simultaneous service as an eSpeed director or officer and service as a director or officer, or status as a partner, of Cantor could create or appear to create potential conflicts of interest when such directors, officers and/or partners are faced with decisions that could have different implications for us and for Cantor. Mr. Lutnick, our Chairman and Chief Executive Officer, is the sole stockholder of the managing general partner of Cantor. As a result, Mr. Lutnick controls Cantor. Upon completion of this offering, Cantor will own all of the outstanding shares of our Class B common stock, representing approximately 98% of the combined voting power of all classes of our voting stock. Mr. Lutnick's simultaneous service as our Chairman and Chief Executive Officer and his control of Cantor could create or appear to create potential conflicts of interest when Mr. Lutnick is faced with decisions that could have different implications for us and for Cantor.

     Our relationship with Cantor may result in agreements that are not the result of arm's length negotiations. As a result, the prices charged to us or by us for services provided under agreements with Cantor may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties. However, we intend that transactions between us and Cantor and/or its other affiliates will be subject to the approval of a majority of our independent directors.

     In addition, Cantor can compete with us under certain circumstances. See "--Joint Services Agreement--Non-competition Provisions."

CONSULTING SERVICES


     For consulting services provided to us and Cantor by Martin J. Wygod in connection with this offering, we expect to issue to Martin J. Wygod or his designees warrants to purchase an aggregate number of shares of our Class A common stock equal to 1.5% of the aggregate number of shares of Class A common stock offered by this prospectus (excluding any shares purchased pursuant to the underwriters' over-allotment option). We anticipate that each of the warrants will have a five-year term and will be exercisable commencing on the first anniversary of the date of issuance at a price per share equal to the initial public offering price. We expect that the warrants will not be transferable, other than to charities and trusts established for the benefit of Mr. Wygod's children and grandchildren.



     We intend to grant Mr. Wygod piggyback and demand registrations rights in connection with the warrants. The piggyback registration rights will allow Mr. Wygod to have registered the shares of Class A common stock issued or issuable upon exercise of the warrants and will be substantially similar to the piggyback registration rights to be granted to Cantor. Mr. Wygod will also have the right, on one occasion, to require that we register under the Securities Act, a minimum of 75% of the aggregate number of shares of Class A common stock underlying the warrants. The demand registration right is only available when we are eligible to use Form S-3 to register the shares.

                         PRINCIPAL AND SELLING STOCKHOLDERS
--------------------------------------------------------------------------------

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus and after giving effect to this offering by:

     o each person or entity that we know beneficially owns more than 5% of our common stock;

     o each of our directors and director nominees;

     o each of our executive officers;

     o all of our current directors, director nominees and executive officers as a group; and

     o the selling stockholder.

                                              NUMBER OF SHARES                          PERCENTAGE OF COMMON STOCK
                                             BENEFICIALLY OWNED                             BENEFICIALLY OWNED
                               ----------------------------------------------    ----------------------------------------
                               PRIOR TO OFFERING          AFTER OFFERING         PRIOR TO OFFERING     AFTER OFFERING(3)
NAME OF BENEFICIAL             ------------------    ------------------------    ------------------    ------------------
OWNER(1)(2)                    CLASS A    CLASS B     CLASS A       CLASS B      CLASS A    CLASS B    CLASS A    CLASS B
----------------------------   -------    -------    ----------    ----------    -------    -------    -------    -------
Howard W. Lutnick(4)........      100        100     41,500,000(6) 41,500,000(6)    100%       100%        83%       100%
Frederick T. Varacchi.......       --         --             --            --        --         --         --         --
Douglas B. Gardner..........       --         --             --            --        --         --         --         --
Kevin C. Piccoli............       --         --             --            --        --         --         --         --
Stephen M. Merkel...........       --         --             --            --        --         --         --         --
Richard C. Breeden..........       --         --             --            --        --         --         --         --
Larry R. Carter.............       --         --             --            --        --         --         --         --
William J. Moran............       --         --             --            --        --         --         --         --
Joseph P. Shea..............       --         --             --            --        --         --         --         --
All directors, director
  nominees and executive
  officers as a group
  (9 persons)(5)............      100        100     41,500,000    41,500,000      100%       100%        83%       100%


SELLING STOCKHOLDER
----------------------------
Cantor Fitzgerald
  Securities................      100        100     41,500,000(6) 41,500,000(6)   100%       100%        83%       100%


------------------

(1) The address of each holder of more than five percent of our common stock listed above is One World Trade Center, New York, NY 10048.

(2) Unless otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown. The amounts and percentages are based upon 100 shares of common stock outstanding as of November 1, 1999. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of shares of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock for purposes of this table.

(3) Assumes no exercise of the underwriters' over-allotment option.

(4) Includes shares of Class B common stock that are owned by Cantor Fitzgerald Securities, of which Cantor Fitzgerald, L.P. is the managing partner. CF Group Management, Inc. is the Managing General Partner of Cantor Fitzgerald, L.P. and Mr. Lutnick is the President and sole stockholder of CF Group Management, Inc.

(5) Includes shares of Class B common stock that are owned by Cantor Fitzgerald Securities.

(6) Includes shares of Class B common stock owned of record by Cantor Fitzgerald, L.P., the managing partner of Cantor Fitzgerald Securities.


     Cantor currently intends, at some point after the one-year period following the completion of this offering, to distribute to its limited partners a portion of the shares of Class B common stock owned by Cantor. In the event of any such distribution, these shares would convert to shares of Class A common stock. The terms on which such distribution, if any, may be made have not yet been determined.

__________________________DESCRIPTION OF CAPITAL STOCK__________________________

GENERAL

     Following the completion of this offering, our authorized capital stock will consist of 200,000,000 shares of Class A common stock, $.01 par value, 100,000,000 shares of Class B common stock, $.01 par value, and 50,000,000 shares of preferred stock, $.01 par value. Upon completion of this offering
(1) we will have 8,500,000 shares of Class A common stock and 41,500,000 shares of Class B common stock outstanding; and (2) we will have outstanding options to purchase 7,500,000 shares of Class A common stock.

     The following summary of the terms and provisions of our capital stock does not purport to be complete. You should refer to our Amended and Restated Certificate of Incorporation and our By-Laws, and to applicable law, for a complete description of the terms and provisions of our capital stock.

COMMON STOCK

     The holders of Class A common stock and Class B common stock have identical voting rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 10 votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality of the votes entitled to be cast by holders of all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Amendments to our Amended and Restated Certificate of Incorporation that would nevertheless change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Any amendment to our Amended and Restated Certificate of Incorporation to increase the authorized shares of any Class A common stock will be deemed not to affect adversely the powers, preferences or special rights of the Class A common stock. However, any amendment to our Amended and Restated Certificate of Incorporation to increase the authorized shares of Class B common stock or to amend, alter, change or repeal the rights of Class B common stock must be approved by a majority of the voting power of all of the outstanding shares of Class B common stock. The holders of Class A common stock and Class B common stock are entitled to such dividends as may be declared in the discretion of our board of directors out of legally available funds, subject to the preferential dividend rights of any shares of preferred stock. Holders of Class A common stock and Class B common stock have no preemptive rights to purchase shares of our stock. Our Amended and Restated Certificate of Incorporation provides that each share of Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. Each share of Class B common stock will automatically convert into a share of Class A common stock upon any sale, pledge or other transfer (a Transfer), whether or not for value, by the initial registered holder, other than any Transfer by the initial holder to (1) Cantor Fitzgerald, L.P., (2) any entity controlled by Cantor Fitzgerald, L.P. or by Howard Lutnick and (3) Howard Lutnick, his spouse, his estate, any of his descendants, any of his relatives, or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives. Notwithstanding anything to the contrary set forth herein, any holder of Class B common stock may pledge his, her or its shares of Class B common stock to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge meeting these requirements, the pledged shares will not be converted automatically into shares of Class A common stock. If the pledged shares of Class B common stock become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of Class A common stock upon the occurrence of that action. The automatic conversion provisions in our Amended and Restated Certificate of Incorporation may not be amended, altered, changed or repealed without the approval of the holders of a majority of the voting power of all outstanding shares of Class A common stock.

     Shares of Class A common stock and Class B common stock are not subject to any redemption provisions and shares of Class A common stock are not convertible into any other securities. All outstanding shares of Class A common stock and Class B common stock are fully paid and nonassessable. The shares of our Class A common stock we will sell in this offering will also be fully paid and nonassessable when we receive payment for the shares.

PREFERRED STOCK

     Our Amended and Restated Certificate of Incorporation provides for 50,000,000 authorized shares of preferred stock, of which none are outstanding. The existence of authorized but unissued preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interests, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder group. In this regard, the Amended and Restated Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to our board of directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of our company. Our board of directors currently does not intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

WARRANTS

     Upon completion of this offering, we expect to issue warrants representing the right to acquire up to 127,500 shares of Class A common stock at the initial public offering price per share. See "Relationship with Cantor--Consulting Services."

LIMITATION ON DIRECTORS' LIABILITIES

     Our Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

     Section 145 of the Delaware General Corporation Law permits us to indemnify officers, directors or employees against expenses, including attorney's fees, judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal act or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application determines that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend such an action are entitled to indemnification against expenses reasonably incurred in connection with the action.

     Our Amended and Restated By-Laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

     We plan to maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ANTI-TAKEOVER PROVISIONS

GENERAL

     Certain provisions of the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws may delay, discourage or prevent a change in control of our company unless the takeover or change in control is approved by our board of directors. These provisions also may render the removal of directors and management more difficult. These provisions may discourage bids for our common stock at a premium over the market price and may adversely affect the market price and voting and other rights of the holders of our common stock.

CERTIFICATE OF INCORPORATION AND BY-LAWS

     Our Amended and Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent, other than by unanimous written consent. Our Amended and Restated By-Laws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, or in the event the Chairman of our board is unavailable, the Vice Chairman acting jointly with the President. Our Amended and Restated By-Laws require advance written notice prior to a meeting of stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting, which generally must be received by our Secretary not later than 120 days prior to the first anniversary of the date of our proxy statement for the preceding year's annual meeting. In addition, our Amended and Restated Certificate of Incorporation permits us to issue additional shares of Class B common stock or "blank check" preferred stock.

     All amendments to our Amended and Restated By-Laws must be approved by either the holders of a majority of the voting power of all outstanding capital stock entitled to vote or by a majority of our board of directors.

     These provisions reduce our vulnerability to an unsolicited acquisition proposal and discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for shares of our common stock and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's outstanding voting stock, or was the owner of 15% or more of a corporation's outstanding voting stock at any time within the prior three years, other than "interested stockholders" prior to the time our common stock is quoted on Nasdaq. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company.

_________________________SHARES ELIGIBLE FOR FUTURE SALE________________________

     Upon completion of this offering, we will have 8,500,000 outstanding shares of Class A common stock and 41,500,000 shares of Class B common stock. The 8,500,000 shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our affiliates. The remaining 41,500,000 shares of Class B common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144.

     These restricted shares will become eligible for sale in the public market, subject to the volume limitations under Rule 144 as described below, from time to time following this offering, commencing in September 2000. All of these restricted shares are subject to the contractual restrictions on sale described below under the caption "Lock-up Agreements."

     Rule 144 makes available an exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who owns shares that were acquired from the issuer or an affiliate of the issuer at least one year prior to the proposed sale will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

     o 1% of the then outstanding shares of the Class A common stock (approximately 85,000 shares immediately after this offering); or

     o the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who owns shares that were acquired from the issuer or an affiliate of the issuer at least two years prior to the proposed sale is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

     There has been no public market for our Class A common stock prior to this offering and no assurance can be given that an active public market for our Class A common stock will develop or be sustained after completion of this offering. Sales of substantial amounts of Class A common stock, or the perception that these sales could occur, could adversely affect the prevailing market price of our Class A common stock and could impair our ability to raise capital or effect acquisitions through the issuance of our Class A common stock.

     We plan to register an additional 5,000,000 shares of our Class A common stock under the Securities Act within 90 days after the closing of this offering for use by us as consideration for future acquisitions. Upon registration, these shares generally will be freely tradable after issuance, unless the resale thereof is contractually restricted or unless the holders thereof are subject to the restrictions on resale provided in Rule 145 under the Securities Act. Any registered shares so issued will be subject to contractual restrictions that will prevent the shares from being freely tradable during the 180 day period after the date of this prospectus.

     After this offering, we intend to initially register 20% of the total outstanding shares of our common stock, or approximately 10,000,000 shares of Class A common stock, for issuance upon exercise of options granted under our stock option plan. If we increase our total outstanding shares of common stock, we will register additional shares of Class A common stock so that the stock available for issuance under our stock option plan will be registered. We also plan to register the 425,000 shares of Class A common stock issuable under our stock purchase plan. Once we register the shares issuable under these plans, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.


     Cantor will have piggyback and demand registration rights to have registered the shares of Class A common stock issued or issuable to it in connection with the conversion of its Class B common stock and Martin Wygod will have piggyback and demand registration rights to have registered the shares of Class A common stock issued or issuable to him or his child's trust upon exercise of the warrants to be granted to him and the trust by us. See "Relationship with Cantor--Registration Rights Agreement" and "--Consulting Services."


LOCK-UP AGREEMENTS

     We and our directors, executive officers and holders of our common stock and securities convertible into or exercisable or exchangeable for common stock issued prior to this offering or upon the consummation of the formation transactions have agreed pursuant to certain "lock-up" agreements with the underwriters that, subject to certain exceptions, we and they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. Warburg Dillon Read LLC, in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Warburg Dillon Read LLC has no current plan to do so.

__________________________________UNDERWRITING__________________________________


     The selling stockholder and we have entered into an underwriting agreement with the underwriters named below. Warburg Dillon Read LLC, Hambrecht and Quist LLC and Thomas Weisel Partners LLC are acting as representatives of the underwriters.


     The underwriting agreement provides for the purchase of a specific number of shares of Class A common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of Class A common stock set forth opposite its name below.

NAME                                                                       NUMBER OF SHARES
----------------------------------------------------------                 ----------------
Warburg Dillon Read LLC...................................
Hambrecht and Quist LLC...................................
Thomas Weisel Partners LLC................................
Cantor Fitzgerald & Co....................................
                                                                              ----------

          Total...........................................                     8,500,000
                                                                              ----------
                                                                              ----------

     This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

     The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a concession
of $       per share to certain other dealers. The underwriters may also allow to dealers, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

     We and the selling stockholder have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 1,275,000 additional shares of our Class A common stock to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the underwriters will purchase 1,000,000 shares from us and 275,000 shares from the selling stockholder. To the extent that the underwriters exercise the over-allotment option in part and not in full, the underwriters will purchase shares from us and the selling stockholder on a pro rata basis. If this option is exercised in full, the total price to the public will be $176 million, the total proceeds to us will be approximately
$126 million and the total proceeds to the selling stockholder will be $50 million, at an assumed offering price of $18 per share. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, each of the underwriters will purchase a number of additional shares proportionate to its initial amount reflected in the above table.

     The following table provides information regarding the amount of the discount to be paid to the underwriters by us and the selling stockholder:

                                             PAID BY US                             PAID BY THE SELLING STOCKHOLDER
                            ---------------------------------------------    ---------------------------------------------
                             NO EXERCISE OF         FULL EXERCISE OF          NO EXERCISE OF         FULL EXERCISE OF
                            OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION    OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                            ---------------------   ---------------------    ---------------------   ---------------------
Per Share.................       $                       $                        $                       $
Total.....................       $                       $                        $                       $

     We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $2,450,000.

     We and Cantor have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 87 filed public offerings of equity securities, of which 64 have been completed, and has acted as a syndicate member in an additional 45 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

     We and our directors, executive officers and holders of our common stock and securities convertible into or exercisable or exchangeable for common stock issued prior to this offering, or upon consummation of the formation transactions, have agreed pursuant to certain "lock-up" agreements with the underwriters that, subject to certain exceptions, we and they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. Warburg Dillon Read LLC, in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Warburg Dillon Read LLC has no current plan to do so.


     At our request, the underwriters have reserved for sale at the initial public offering price up to 425,000 shares of our Class A common stock for our officers, directors, employees, clients, friends and related persons who express an interest in purchasing these shares. The number of shares of our Class A common stock available for sale to the general public will be reduced to the extent these persons purchase these reserved shares. The underwriters will offer any shares not so purchased by these persons to the general public on the same basis as the other shares in this initial public offering.



     Cantor Fitzgerald & Co., a subsidiary of the selling stockholder and an indirect subsidiary of Cantor, is participating in this offering as an underwriter. Consequently, this offering is being conducted in accordance with Rule 2720 of the Conduct of Rules of the NASD, which provides that, among other things, when an NASD member participates in the underwriting of its subsidiary's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Warburg Dillon Read LLC is serving in this role and will recommend a price in compliance with the requirements of Rule 2720. In connection with this offering, Warburg Dillon Read LLC in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus forms a part. In addition, the underwriters may not confirm sales to any discretionary account without the prior specific approval of the customer.


     Prior to this offering, there has been no public market for our Class A common stock. Consequently, the offering price for our Class A common stock will be determined by negotiations between us, the selling stockholder and the underwriters and is not necessarily related to our asset value, net worth or other established criteria of value. The factors considered in these negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors as were deemed relevant.

     Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     o Stabilizing transactions--The representatives may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     o Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with this offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

     o Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

     Neither us nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

     We and the underwriters expect that the shares will be ready for delivery on the fourth business day following the date of this prospectus. Under Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as "T+3"), unless the parties to the trade agree to a different settlement cycle. As noted above, the shares will settle in T+3. Therefore, purchasers who wish to trade on the date of this prospectus or during the next three succeeding business days must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the shares who wish to trade shares on the date of this prospectus or during the next three succeeding business days should consult their own advisors.

__________________________________LEGAL MATTERS_________________________________

     Certain legal matters related to this offering will be passed upon for us and the selling stockholder by Morgan, Lewis & Bockius LLP, New York, New York and Stephen Merkel, our Senior Vice President, General Counsel and Secretary. Upon the closing of this offering, we will grant to Mr. Merkel options to acquire 100,000 shares of our Class A common stock. Certain legal matters related to this offering will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

_____________________________________EXPERTS____________________________________

     The financial statements included in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus and registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     ____________________WHERE YOU CAN FIND MORE INFORMATION____________________

     We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus forms a part) on Form S-1 with respect to the Class A common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of Class A common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where any contract is an exhibit to the registration statement, each statement with respect to the contract is qualified in all respects by the provisions of the revelant exhibit, to which reference is hereby made. You may read and copy any document we file at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York,
NY 10048. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the Class A common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

     The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS
                         eSPEED, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................................................................   F-2

Consolidated Statement of Financial Condition...............................................................   F-3

Consolidated Statement of Operations........................................................................   F-4

Consolidated Statement of Cash Flows........................................................................   F-5

Consolidated Statement of Changes in Stockholder's Equity...................................................   F-6

Notes to Consolidated Financial Statements..................................................................   F-7

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
and Stockholder of eSpeed, Inc.:

We have audited the accompanying consolidated statement of financial condition of eSpeed, Inc. and Subsidiaries (the "Company") as of September 24, 1999, and the related statements of operations, cash flows and changes in stockholder's equity for the period from March 10, 1999 (date of commencement of operations) to September 24, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 24, 1999, and the results of its operations and its cash flows for the period from March 10, 1999 (date of commencement of operations) to September 24, 1999, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
New York, New York


December 7, 1999
                         eSPEED, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                               SEPTEMBER 24, 1999

                                              ASSETS
Cash...............................................................................................   $   200,000
                                                                                                      -----------
Fixed assets, at cost..............................................................................    10,973,124
Less accumulated depreciation and amortization.....................................................    (2,021,726)
                                                                                                      -----------
Fixed assets, net..................................................................................     8,951,398
Prepaid expenses, principally computer maintenance agreements......................................     1,646,866
                                                                                                      -----------
       Total assets................................................................................   $10,798,264
                                                                                                      -----------
                                                                                                      -----------
                               LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Payable to affiliates, net.........................................................................   $ 5,097,480
Accrued compensation and benefits..................................................................     4,861,668
Accounts payable and accrued liabilities...........................................................     1,797,658
                                                                                                      -----------
       Total liabilities...........................................................................    11,756,806
                                                                                                      -----------
Commitments and contingencies

Stockholder's equity:
  Preferred stock, par value $0.01 per share; 50,000,000 shares authorized, no share issued or
     outstanding...................................................................................            --
  Class A common stock, par value $0.01 per share; 200,000,000 shares authorized; 2,500,000 shares
     issued and outstanding........................................................................        25,000
  Class B common stock, par value $0.01 per share; 100,000,000 shares authorized, 41,500,000 shares
     issued and outstanding........................................................................       415,000
Additional paid in capital.........................................................................     5,215,299
Accumulated deficit................................................................................    (6,613,841)
                                                                                                      -----------
Total stockholder's equity.........................................................................      (958,542)
                                                                                                      -----------
Total liabilities and stockholder's equity.........................................................   $10,798,264
                                                                                                      -----------
                                                                                                      -----------

                See notes to consolidated financial statements.

                         eSPEED, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE PERIOD FROM MARCH 10, 1999
           (DATE OF COMMENCEMENT OF OPERATIONS) TO SEPTEMBER 24, 1999

                                                                                                        PRO FORMA
                                                                        ACTUAL       ADJUSTMENTS(1)    (UNAUDITED)
                                                                     ------------    --------------    -----------
Revenues:
  Transaction revenues............................................   $ 15,034,597      $       --      $15,034,597
  System services fees from affiliates............................      9,104,872                        9,104,872
                                                                     ------------      ----------      -----------
       Total revenues.............................................     24,139,469                       24,139,469
                                                                     ------------      ----------      -----------
Expenses:
  Compensation and employee benefits..............................     14,704,940                       14,704,940
  Occupancy and equipment.........................................      6,632,436                        6,632,436
  Professional and consulting fees................................      3,615,348                        3,615,348
  Communications and client networks..............................      2,445,792                        2,445,792
  Transaction services fees paid to affiliates....................      1,337,282                        1,337,282
  Administrative fees paid to affiliates..........................      1,067,200                        1,067,200
  Other...........................................................      1,122,119                        1,122,119
                                                                     ------------      ----------      -----------
       Total expenses.............................................     30,925,117                       30,925,117
                                                                     ------------      ----------      -----------
Loss before benefit for income taxes..............................     (6,785,648)             --       (6,785,648)
                                                                     ------------      ----------      -----------
Income tax benefit:
  Federal.........................................................             --                               --
  State and local.................................................        171,807        (171,807)              --
                                                                     ------------      ----------      -----------
       Total tax benefit..........................................        171,807        (171,807)              --
                                                                     ------------      ----------      -----------
       Net loss...................................................   $ (6,613,841)     $ (171,807)     $(6,785,648)
                                                                     ------------      ----------      -----------
                                                                     ------------      ----------      -----------

Per share data:
  Basic and diluted net loss per share............................                                     $     (0.15)
  Shares of common stock outstanding..............................                                      44,000,000

------------------
(1) Pro forma income tax is computed as if the Company was subject to income tax as a corporation. As such, the tax benefit for state and local tax which is available to the Company as a division of CFS is no longer available as the Company would be in a net operating loss position.

                See notes to consolidated financial statements.

                         eSPEED, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
   FOR THE PERIOD FROM MARCH 10, 1999 (DATE OF COMMENCEMENT OF OPERATIONS) TO
                               SEPTEMBER 24, 1999

Cash flows from operating activities:
  Net loss...........................................................................                 $(6,613,841)
  Non-cash item included in net loss:
     Depreciation and amortization...................................................                   2,021,726
  Increase in operating asset:
     Prepaid expenses................................................................                    (444,643)
  Increase in operating liabilities:
     Accrued compensation and benefits...............................................                   3,370,832
     Payable to affiliate, net.......................................................                   5,097,480
     Accounts payable and accrued liabilities........................................                     171,010
                                                                                                      -----------
       Cash provided by operating activities.........................................                   3,602,564
                                                                                                      -----------
Cash flows from investing activities:
  Acquisitions of fixed assets.......................................................                  (1,999,851)
  Capitalization of software development costs.......................................                  (1,602,713)
                                                                                                      -----------
                                                                                                       (3,602,564)
                                                                                                      -----------
Cash flows from financing activities:
  Capital contribution...............................................................                     200,000
                                                                                                      -----------
Net increase in cash.................................................................                     200,000
Cash balance, beginning of period....................................................                          --
                                                                                                      -----------
Cash balance, end of period..........................................................                 $   200,000
                                                                                                      -----------
                                                                                                      -----------

Supplemental disclosure of non-cash financing activities:
Effective March 10, 1999, Cantor Fitzgerald Securities made an initial capital contribution as follows:
     Fixed assets....................................................................   $7,370,560
     Prepaid expenses................................................................    1,202,223
     Accrued compensation and benefits...............................................   (1,490,836)
     Accounts payable and accrued expenses...........................................   (1,626,648)
                                                                                        ----------
     Total non-cash capital contributed..............................................   $5,455,299
                                                                                        ----------
                                                                                        ----------

                See notes to consolidated financial statements.

                         eSPEED, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
   FOR THE PERIOD FROM MARCH 10, 1999 (DATE OF COMMENCEMENT OF OPERATIONS) TO
                               SEPTEMBER 24, 1999

                                                   COMMON STOCK          ADDITIONAL                      TOTAL
                                             ------------------------     PAID IN      ACCUMULATED    STOCKHOLDER'S
                                              CLASS A       CLASS B       CAPITAL        DEFICIT         EQUITY
                                             ----------    ----------    ----------    -----------    -------------
Balance, March 10, 1999...................   $       --    $       --    $       --    $        --     $        --
  Cash capital contribution...............                          1       199,999                        200,000
  Non-cash capital contribution...........                    439,999     5,015,300                      5,455,299
  Conversion of Class B common stock to
     Class A common stock.................       25,000       (25,000)                                          --
  Net loss................................                                              (6,613,841)     (6,613,841)
                                             ----------    ----------    ----------    -----------     -----------
Balance, September 24, 1999...............   $   25,000    $  415,000    $5,215,299    $(6,613,841)    $  (958,542)
                                             ----------    ----------    ----------    -----------     -----------
                                             ----------    ----------    ----------    -----------     -----------

                See notes to consolidated financial statements.

                         eSPEED, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE PERIOD FROM MARCH 10, 1999 (DATE OF COMMENCEMENT OF OPERATIONS)
                              TO SEPTEMBER 24, 1999

1. ORGANIZATION AND FORMATION TRANSACTION

     eSpeed, Inc. (eSpeed or, together with its wholly owned subsidiaries, the Company) is a wholly owned subsidiary of Cantor Fitzgerald Securities (CFS), which in turn is a 99.5% owned subsidiary of Cantor Fitzgerald, L.P. (CFLP, or together with CFS and its subsidiaries, Cantor). eSpeed commenced operations on March 10, 1999 as a division of CFS. eSpeed is a Delaware corporation that was formed on June 3, 1999. In September 1999, the Company's Board of Directors changed eSpeed's fiscal year from the last Friday of March to December 31. The Company engages in the business of operating interactive electronic marketplaces designed to enable market participants to trade securities and other products more efficiently and at a lower cost than traditional trading environments permit.

     The Company filed a registration statement on Form S-1 with the Securities and Exchange Commission for a public offering (the Offering) of Class A common stock on September 21, 1999. The number of shares to be offered and the initial offering price will be determined at a future date. On or prior to the effective date of the Offering, and upon obtaining various regulatory approvals, the formation transactions will be consummated and, as such, the accompanying financial statements reflect such transactions and the activities of eSpeed while operating as a division of CFS as the historical basis financial statements of eSpeed. The formation transactions include an initial capital contribution of net assets of $5,455,299. This contribution includes fixed assets with a net book value of $7,370,560 and prepaid expenses of $1,202,223, and the assumption of liabilities consisting of accrued compensation, accounts payable and other liabilities of $3,117,484. In exchange for the contribution of net assets, the Company issued Cantor 43,999,900 shares of Class B common stock. Immediately thereafter, Cantor converted 2,500,000 shares of Class B common stock to 2,500,000 shares of Class A common stock which will be sold in the Offering.

     Upon completion of the Offering, the capitalization of eSpeed will consist of 200,000,000 shares of authorized Class A common stock, $.01 par value, 100,000,000 shares of Class B common stock, $.01 par value, and 50,000,000 shares of preferred stock, $.01 par value. The rights of holders of shares of common stock will be substantially identical, except that holders of Class B common stock will be entitled to 10 votes per share, while holders of Class A common stock will be entitled to one vote per share. Additionally, each share of Class B common stock will be convertible at any time, at the option of the holder, into one share of Class A common stock. Upon the completion of the Offering, the Company expects to issue warrants for 127,500 shares of Class A common stock. These warrants will have a five-year term and will be exercisable commencing on the first anniversary of the date of issuance at a price per share equal to the initial public offering price. These warrants will be dilutive in nature.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES--The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in the consolidated financial statements. Estimates, by their nature, are based on judgment and available information. As such, actual results could differ from the estimates included in these consolidated financial statements.

     TRANSACTION REVENUES--Securities transactions and the related transaction revenues are recorded on a trade date basis.

     FIXED ASSETS--Fixed assets, which comprise computer and communication equipment and software, are depreciated over their estimated economic useful lives of three to five years using an accelerated method. Upon commencement of operations, the Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, internal and external
                         eSPEED, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
    FOR THE PERIOD FROM MARCH 10, 1999 (DATE OF COMMENCEMENT OF OPERATIONS)
                             TO SEPTEMBER 24, 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) direct costs of application development and of obtaining software for internal use are capitalized and amortized over their estimated economic useful lives of three years on a straight line basis.

     NEW ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS")
No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement, as amended, is effective for fiscal years beginning after June 15, 2000. eSpeed has evaluated the impact of adopting SFAS No. 133 and believes it will not have a material effect on its financial statements.

3. FIXED ASSETS

     Fixed assets consist of the following:

                                                                       SEPTEMBER 24,
                                                                           1999
                                                                       -------------
Computer and communication equipment.................................  $   8,324,521
Software, including software development costs.......................      2,648,603
                                                                       -------------
                                                                          10,973,124
Less accumulated depreciation and amortization.......................     (2,021,726)
                                                                       -------------
Fixed assets, net....................................................  $   8,951,398
                                                                       -------------
                                                                       -------------

4. INCOME TAXES

     The Company has operated as a division of CFS, which is a New York partnership. Under applicable federal and state income tax laws, the taxable income or loss of a partnership is allocated to each partner based upon their ownership interest. CFS is, however, subject to the Unincorporated Business Tax
(UBT) of the City of New York, and the benefit for income taxes represents a reduction in UBT. The loss generated by eSpeed will be used as a reduction of the taxable income of CFS and, as such, eSpeed will be reimbursed for such tax and has recognized the benefit as an offset to payable to affiliates. Upon completion of the Offering, the stand-alone operations of eSpeed will be subject to income tax as a corporation.

5. COMMITMENTS AND CONTINGENCIES

     LEASES--Under an administrative services agreement, eSpeed is obligated for minimum rental payments under various non-cancelable leases with third parties, principally for office space and computer equipment, expiring at various dates through 2004 as follows:

FOR THE PERIOD ENDING DECEMBER 31:
---------------------------------------------------------------------
1999.................................................................  $   1,078,351
2000.................................................................      4,627,449
2001.................................................................      4,388,356
2002.................................................................      4,388,356
2003.................................................................      4,308,659
Thereafter...........................................................     24,569,975
                                                                       -------------
Total................................................................  $  43,361,146
                                                                       -------------
                                                                       -------------

     Rental expense under the above and under all other operating leases amounted to $2,450,446 for the period ended September 24, 1999.

                         eSPEED, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
    FOR THE PERIOD FROM MARCH 10, 1999 (DATE OF COMMENCEMENT OF OPERATIONS)
                             TO SEPTEMBER 24, 1999

5. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
     LEGAL MATTERS--On May 5, 1999, Cantor, The Board of Trade of the City of Chicago, The New York Mercantile Exchange and The Chicago Mercantile Exchange, were sued by Electronic Trading Systems, Inc. in the United States District Court for the Northern District of Texas (Dallas Division) for alleged infringement of Wagner United States patent 4,903,201, entitled "Automated Futures Trade Exchange." The patent relates to a system and method for implementing an electronic, computer-automated futures exchange. On July 1, 1999, Cantor answered the complaint, asserting, among other things, that the '201 patent was invalid and not infringed by Cantor and that Cantor was not the real party in interest. Although not identified by the complaint, Cantor believes that the system being charged with infringement is a version of the electronic trading system used by the Cantor Exchange which Cantor is contributing to the Company in connection with this offering. If the plaintiff is successful in the lawsuit, the Company may be required to obtain a license to develop and market one or more of its services, to cease developing or marketing such services or to redesign such services. There can be no assurances that the Company would be able to obtain such licenses or that the Company would be able to obtain them at commercially reasonable rates, or if unable to obtain licenses that the Company would be able to redesign its services to avoid infringement.


     Cantor owns U.S. patent 5,905,974, entitled "Automated Auction Protocol Processor." On August 10, 1999, Liberty Brokerage Investment Corporation filed an action for declaratory judgment in the United States District Court for the District of Delaware against Cantor, claiming that the '974 patent was invalid, unenforceable and not infringed by Liberty. On October 12, 1999, Cantor moved
(1) to dismiss all claims against Cantor for failure to state a claim upon which relief can be granted and (2) to dismiss the action against Cantor for lack of an actual case or controversy within the meaning of the law. On November 22, 1999, the Court granted the motion to dismiss the action as against Cantor Fitzgerald Securities, and denied the motion to dismiss the action as against Cantor and its affiliate CFPH, LLC. The Company cannot be assured that the Company or Cantor will bring a claim for infringement of the '974 patent against Liberty, that the '974 patent will be found to be valid and/or enforceable or that Liberty will be found to have infringed the '974 patent. The Company will assume responsibility for defending this suit on behalf of Cantor and its affiliates.


     In February 1998, Market Data Corporation contracted with Chicago Board Brokerage (a company controlled by the Chicago Board of Trade and Prebon Yamane) to provide the technology for an electronic trading system to compete with Cantor's United States Treasury brokerage business. Market Data Corporation is controlled by Iris Cantor and Rodney Fisher, her nephew-in-law. Iris Cantor, a company under the control of Iris Cantor referred to herein as CFI, and Rodney Fisher are limited partners of Cantor Fitzgerald, L.P.

     In April 1998, Cantor Fitzgerald, L.P. filed a complaint in the Delaware Court of Chancery against Market Data Corporation, Iris Cantor, CFI, Rodney Fisher and Chicago Board Brokerage seeking an injunction and other remedies. The complaint alleges that Iris Cantor, CFI and Rodney Fisher violated certain duties, including fiduciary duties under Cantor's partnership agreement due to their competition with Cantor Fitzgerald, L.P. with respect to the electronic trading system mentioned above. The complaint further alleges that Market Data Corporation and Chicago Board Brokerage tortiously interfered with Cantor's partnership agreement and aided and abetted Iris Cantor's, CFI's and Rodney Fisher's breaches of fiduciary duty. Iris Cantor, CFI and Rodney Fisher counterclaimed seeking, among other things, (1) to reform agreements they have with Cantor Fitzgerald, L.P. and (2) a declaration that Cantor Fitzgerald, L.P. breached the implied covenant of good faith and fair dealing. Cantor has agreed to indemnify the Company for any liabilities that the Company incurs with respect to any current or future litigation involving (1) Market Data Corporation, (2) Iris Cantor, (3) CFI or (4) Rodney Fisher.

     On July 12, 1998, the Court of Chancery held Cantor Fitzgerald, L.P. was likely to succeed on the merits of its claims that Iris Cantor, CFI and Rodney Fisher had breached their partnership obligations to
                         eSPEED, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
    FOR THE PERIOD FROM MARCH 10, 1999 (DATE OF COMMENCEMENT OF OPERATIONS)
                             TO SEPTEMBER 24, 1999

5. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
Cantor but had not shown that the defendants' conduct was likely to cause imminent irreparable harm between the date of the opinion and a final hearing. The Court of Chancery, therefore, denied Cantor Fitzgerald, L.P.'s request for preliminary injunctive relief and scheduled a final trial. Cantor Fitzgerald, L.P. settled its dispute with Chicago Board Brokerage in April 1999 and Chicago Board Brokerage subsequently announced it was disbanding its operations. The remaining parties have completed the final trial and the Court of Chancery's decision is expected following post-trial oral arguments scheduled for December 7, 1999. The Company believes Market Data Corporation's technology for electronic trading systems will be of substantial assistance to competitors in the wholesale market if provided to them.

     Two related actions are pending in New York. In a case pending in the Supreme Court of New York, New York County, plaintiff Cantor Fitzgerald, L.P. alleges, among other things, that defendants Market Data Corporation, CFI, Iris Cantor and Rodney Fisher misused confidential information of Cantor Fitzgerald, L.P. in connection with the above mentioned provision of technology to Chicago Board Brokerage. In a case pending in the United States District Court for the Southern District of New York, CFI and Iris Cantor allege, among other things, that certain senior officers of Cantor Fitzgerald, L.P. breached fiduciary duties they owed to CFI. The allegations in this lawsuit relate to several of the same events underlying the court proceedings in Delaware. Neither of these two cases has been pursued during the pendency of the court proceedings in Delaware.

     In addition to the allegations set forth in the pending lawsuits, Cantor has received correspondence from the attorneys representing Iris Cantor, CFI, Market Data Corporation and Rodney Fisher in the proceedings in Delaware, expressing a purported concern that Cantor and/or certain of its partners may be in breach of Cantor's partnership agreement (including, among other things, the partnership agreement's provisions relating to competition with the partnership) and the general partnership agreement of Cantor Fitzgerald Securities with respect to the Company's initial public offering. Generally, these attorneys have alleged that various purported conflicts of interest will exist arising from the fact that certain of the Company's directors and officers will simultaneously hold positions with Cantor Fitzgerald, L.P. Moreover, these attorneys have asserted that the Company's business plan may not be consistent with certain purported rights of Market Data Corporation (including purported intellectual property rights) and other parties and they have requested more information regarding the Company's initial public offering.

     Although the Company does not expect to incur any losses with respect to the pending lawsuits or supplemental allegations surrounding Cantor's partnership agreement, Cantor has agreed to indemnify the Company with respect to any liabilities the Company incurs as a result of such lawsuits or allegations.

     Cantor and Reuters are parties to a confidential arbitration under the auspices of the American Arbitration Association in New York, New York, which began in June of 1995 with respect to a January 1993 agreement among Reuters, Cantor and Market Data Corporation. Cantor has agreed to indemnify the Company against all claims asserted by Reuters or Market Data Corporation relating to this agreement or arising out of the arbitration.


     The agreement executed in 1993 involves, among other things, the delivery by Cantor of certain market brokerage data arising out of non-United States government bond and U.S. municipal bond interdealer brokerage transactions for transmittal over Reuters' network. The agreement also contemplated the joint development by Cantor and Reuters of an electronic trading system for certain transactions in non-United States government bonds. Cantor and Reuters did not develop this electronic trading system. In the arbitration, Reuters alleges that Cantor materially breached the agreement primarily by failing to provide non-screen, voice brokerage data concerning non-United States government bonds and U.S. municipal bonds that Reuters contends are subject to the agreement and fraud. Reuters is seeking to recover from Cantor amounts representing past payments for market data, the reimbursement of attorneys' fees and other damages. Cantor
                         eSPEED, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
    FOR THE PERIOD FROM MARCH 10, 1999 (DATE OF COMMENCEMENT OF OPERATIONS)
                             TO SEPTEMBER 24, 1999

5. COMMITMENTS AND CONTINGENCIES--(CONTINUED)


has denied Reuters' allegations that there has been any material breach of this agreement or fraud, and has asserted a breach of contract claim and various other counterclaims against Reuters, including claims for Reuters' failure since February 1997 to pay any of the money due Cantor for data under this agreement. In February 1997, Reuters unilaterally ceased making such payments to Cantor in connection with the dispute and in November 1999 stopped distributing Cantor's market data that was provided to Reuters.


     Reuters has recently asserted that, in the event it prevails in the arbitration, it may be entitled to receive from Cantor, and possibly from the Company, revenues in respect of the sale, license, dissemination, delivery or other distribution of the data subject to this agreement. Reuters has also asserted that, if it loses the arbitration, it could still, at the conclusion of the arbitration, try to cure its multiple breaches and seek to have the agreement remain in effect. Cantor believes that it did not materially breach this agreement and believes that Reuters would not be entitled to (1) any of the Company's revenues, even if Reuters prevailed in the arbitration or (2) cure its own breaches and cause the agreement to remain in effect, in the event Cantor prevails. As stated above, Reuters ceased making payments under this agreement in 1997 and has ceased distributing the data covered by the agreement. Cantor has notified Reuters that Cantor has terminated the agreement based on Reuters' material breaches.

     Market Data Corporation recently made an application for an order directing
(1) Reuters to pay Cantor for providing the data, (2) Cantor to continue to provide Market Data Corporation with data for transmission to Reuters, and (3) Reuters to accept and distribute the data over Reuters' network. That application has been denied on the basis of Market Data Corporation's failure to demonstrate that monetary damages would be an inadequate remedy for any damages it may suffer as a result of Reuters' and Cantor's actions. Even if any relief were granted to Market Data Corporation, the Company does not believe it would have a material adverse effect on its business.

     Recently, the panel in the arbitration rendered a decision interpreting certain portions of the agreement in a manner contrary to that which Cantor believes was intended and concluded that Cantor had failed to deliver certain non-screen, voice brokerage data to Reuters that the panel concluded was required under the agreement. Cantor maintains that it has not materially breached the agreement, that any breach was cured by Cantor, that the agreement cannot be terminated at Reuter's insistence, that Reuters has underpaid Cantor and that, by ceasing to make payments since 1997 and discontinuing the distribution of Cantor's data, Reuters has materially breached the agreement. The panel has not resolved these issues and the arbitration is still continuing.

     The Company cannot give any assurance that Market Data Corporation and/or Reuters will not seek to assert claims relating to the Company's activities against the Company or Cantor, either in the arbitration or in another proceeding. In any event, Cantor has agreed to indemnify the Company with respect to any claims asserted by Reuters or Market Data Corporation relating to the agreement or arising out of the arbitration.

     Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

     RISKS AND UNCERTAINTIES--The Company generates its revenues by providing securities trading activities to, and by executing transactions with, institutional customers of CFS and certain of its affiliates. Revenues for these services are transaction based. As a result, the Company's revenues could vary based on the transaction volume of financial markets around the world.

                         eSPEED, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
    FOR THE PERIOD FROM MARCH 10, 1999 (DATE OF COMMENCEMENT OF OPERATIONS)
                             TO SEPTEMBER 24, 1999

6. RELATED PARTY TRANSACTIONS

     The Company operates interactive electronic marketplaces. For providing these services, the Company receives a percentage of the transaction revenues ranging from 2.5% to 100% from Cantor's marketplace businesses, depending on the type of electronic services provided for the transaction. Revenues from such transactions during the period ended September 24, 1999 totaled $15,034,597.

     On certain transactions (those where the Company receives 100% of the commission revenue share), CFS or its affiliate provides the Company with services for which CFS or its affiliate is paid a fee of 20% or 35% of the transaction revenue earned on the transaction. Charges to the Company from CFS and its affiliates for such transaction services during the period ended September 24, 1999 totaled $1,337,282.

     The Company also provides network, data center and server administration support and other technology services to CFS and its affiliates. The Company charges CFS and its affiliates for these services commensurate with its costs of providing these services. System services fees received from CFS and its affiliates during the period ended September 24, 1999 totaled $9,104,872.

     Under an administrative services agreement, CFS and its affiliates provide various administrative services to the Company, including accounting, tax, sales and marketing, legal, and facilities management. The Company is required to reimburse CFS or its affiliate for the cost of providing such services. The costs represent the direct and indirect costs of providing such services and are determined based upon the time incurred by the individual performing such services. Management believes that this allocation methodology is reasonable. The administrative services agreement has a three-year term which will renew automatically for successive one-year terms unless cancelled upon six month's prior notice by either the Company or CFS and its affiliates. The Company incurred administrative fees for such services during the period ended
September 24, 1999 totaling $1,067,200.

7. REGULATORY CAPITAL REQUIREMENTS

     Through its broker-dealer subsidiaries, eSpeed Government Securities, Inc. and eSpeed Securities, Inc., the Company will be subject to Securities and Exchange Commission broker-dealer regulation under Section 15C and Rule 17a-5, respectively, of the Securities Exchange Act of 1934. As such, at current business levels these subsidiaries would be required to maintain minimum net capital, as defined, of $25,000 and $5,000, respectively. In addition, eSpeed's broker-dealer subsidiary in the United Kingdom, eSpeed Securities International Limited, expects to be subject to the rules of the Securities and Futures Authority, which requires minimum net capital of approximately $50,000.

8. EMPLOYEE BENEFIT PLAN

     Employees of eSpeed are eligible to participate in the Cantor Fitzgerald Deferral Plan (the Plan), which is a deferred-salary plan sponsored by CFLP, whereby an eligible employee may elect to defer a portion of his salary by directing eSpeed to contribute to the Plan. The Plan is available to all employees of eSpeed meeting certain eligibility requirements and is subject to the provisions of the Employee Retirement Income Security Act of 1974. While the Company has the option to contribute to the Plan on behalf of its participants, no such contribution was made during the period ended September 24, 1999. The administration of the Plan is performed by CFLP. The Company pays its proportionate share of such administrative costs under the Administrative Services Agreement.

9. LONG-TERM INCENTIVE PLAN

     The Company intends to adopt a Long-Term Incentive Plan (the Plan) which will provide for awards in the form of 1) either incentive stock options or non-qualified stock options (NQSOs); 2) stock appreciation rights;
3) restricted or deferred stock; 4) dividend equivalents; 5) bonus shares and awards in lieu of
                         eSPEED, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
    FOR THE PERIOD FROM MARCH 10, 1999 (DATE OF COMMENCEMENT OF OPERATIONS)
                             TO SEPTEMBER 24, 1999

9. LONG-TERM INCENTIVE PLAN--(CONTINUED) obligations to pay cash compensation; and 6) other awards the value of which is based in whole or in part upon the value of eSpeed's common stock.

     The Compensation Committee of the Board of Directors will administer the Plan and will generally be empowered to select the individuals who will receive the awards and the terms and conditions of those awards.

     The Plan also authorizes the automatic grant of NQSOs to non-employee directors upon initial election as a director and additional grants at each annual meeting thereafter. These options will have an exercise price equal to the fair market value of the Class A common stock on the date of grant.


     In connection with the Offering, the Company also intends to issue 7,200,000 stock options to certain officers, directors and employees at an exercise price equal to the initial public offering price. Additionally, the Company anticipates granting approximately 300,000 stock options to certain employees of Cantor at an exercise price equal to the initial public offering price. This will result in an estimated, one time non-cash charge to the Company of $4,000,000.


10. STOCK PURCHASE PLAN


     The Company intends to adopt a Stock Purchase Plan to permit eligible employees, including employees of Cantor, to purchase shares of eSpeed common stock at a discount. At the end of each purchase period, as defined, accumulated payroll deductions will be used to purchase stock at a price determined by a Stock Purchase Plan administrative committee, which will generally not be less than 85% of the lowest market price at various defined dates during the purchase period. The Company has reserved 425,000 shares of Class A common stock for issuance under the Stock Purchase Plan.


11. SEGMENT AND GEOGRAPHIC DATA

     SEGMENT INFORMATION--The Company currently operates its business in one segment, that of operating interactive electronic marketplaces for the trading of securities and other financial products. This segment comprised approximately 62% of revenues for the period ended September 24, 1999. The remainder of the Company's revenues were derived from system services fees received from CFS and its affiliates.

     GEOGRAPHIC INFORMATION--The Company operates in the U.S., Europe and Asia. Revenue attribution for purposes of preparing geographic data is principally based upon the marketplace where the financial product is traded, which, as a result of regulatory jurisdiction constraints in most circumstances, is also representative of the location of the client generating the transaction resulting in commissionable revenue. The information
                         eSPEED, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
    FOR THE PERIOD FROM MARCH 10, 1999 (DATE OF COMMENCEMENT OF OPERATIONS)
                             TO SEPTEMBER 24, 1999

11. SEGMENT AND GEOGRAPHIC DATA--(CONTINUED) that follows, in management's judgement, provides a reasonable representation of the activities of each region as of and for the period ended September 24, 1999:

Transaction revenues:
  Europe.......................................................................   $ 4,210,154
  Asia.........................................................................       333,695
                                                                                  -----------
     Total non-U.S.............................................................     4,543,849
  U.S..........................................................................    10,490,748
                                                                                  -----------
     Total.....................................................................   $15,034,597
                                                                                  -----------
                                                                                  -----------

Average long-lived assets:
  Europe.......................................................................   $ 2,716,108
  Asia.........................................................................     1,019,523
                                                                                  -----------
     Total non-U.S.............................................................     3,735,631
  U.S..........................................................................     4,613,005
                                                                                  -----------
     Total.....................................................................   $ 8,348,636
                                                                                  -----------
                                                                                  -----------

12. QUARTERLY INFORMATION (UNAUDITED)

     The unaudited quarterly results of operations of the Company for 1999 are prepared in accordance with generally accepted accounting principles. The information presented reflects all adjustments (which consist of normal recurring accruals) that are, in management's opinion, necessary for the fair presentation of results of operations for the periods presented. Results of any period are not necessarily indicative of results for a full year.

                                                                       MARCH 10,
                                                                         1999
                                                                       (DATE OF
                                                                      COMMENCEMENT
                                                                          OF
                                                                      OPERATIONS)
                                                                          TO
                                                                       MARCH 26,
                                                                         1999         JUNE 25, 1999    SEPT. 24, 1999
                                                                      ------------    -------------    --------------
Total revenues.....................................................    $1,948,250      $10,569,356      $ 11,621,863
                                                                       ----------      -----------      ------------
Total expenses.....................................................     2,486,758       13,321,989        15,116,370
                                                                       ----------      -----------      ------------
Loss before provision for income taxes.............................      (538,508)      (2,752,633)       (3,494,507)
Income tax benefit.................................................        13,470           68,849            89,488
                                                                       ----------      -----------      ------------
Net loss...........................................................    $ (525,038)     $(2,683,784)     $ (3,405,019)
                                                                       ----------      -----------      ------------
                                                                       ----------      -----------      ------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                8,500,000 Shares

                                     [LOGO]

                              Class A Common Stock


THROUGH AND INCLUDING             , 2000 (THE 25TH DAY AFTER COMMENCEMENT OF
THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK OFFERED BY THIS PROSPECTUS, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                            WARBURG DILLON READ LLC

                               HAMBRECHT & QUIST

                           THOMAS WEISEL PARTNERS LLC

                            CANTOR FITZGERALD & CO.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee and the NASD filing fee) are estimated.

SEC registration fee............................................................   $   70,334
Nasdaq listing fee..............................................................       95,000
NASD filing fee.................................................................       25,800
Blue Sky fees and expenses......................................................       10,000
Printing and engraving costs....................................................      225,000
Legal fees and expenses.........................................................    1,500,000
Accounting fees and expenses....................................................      400,000
Transfer Agent and Registrar fees and expenses..................................        3,500
Miscellaneous...................................................................      120,366
                                                                                   ----------
Total...........................................................................   $2,450,000
                                                                                   ----------
                                                                                   ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our By-Laws provide that we shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or
(d) for transactions from which directors derive improper personal benefit.

     The Underwriting Agreement, filed as Exhibit 1, provides that the Underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. The Underwriting Agreement also provides that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On September 7, 1999, we issued 100 shares of common stock to Cantor Fitzgerald Securities for an aggregate purchase price of $200,000.

     The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits


EXHIBIT
NUMBER   DESCRIPTION
------   ------------------------------------------------------------------------------------------------------------
  1       --   Form of Underwriting Agreement*
  2.1     --   Form of Assignment and Assumption Agreement, dated as of         , 1999, by and among Cantor
               Fitzgerald, L.P., Cantor Fitzgerald Securities, CFFE, LLC, CFPH, LLC, Cantor Fitzgerald & Co. and
               eSpeed, Inc.
  2.2     --   Form of Assignment and Assumption Agreement, dated as of            , 1999 by and between Cantor
               Fitzgerald International and eSpeed Securities International Limited
  3.1     --   Amended and Restated Certificate of Incorporation of eSpeed, Inc.*
  3.2     --   Amended and Restated By-Laws of eSpeed, Inc.*
  4.1     --   Specimen Class A Common Stock Certificate*
  4.2     --   Form of Warrant to be issued to Martin J. Wygod*
  5       --   Opinion of Morgan, Lewis & Bockius LLP*
 10.1     --   Long-Term Incentive Plan of eSpeed, Inc.*
 10.2     --   eSpeed, Inc. Stock Purchase Plan*
 10.3     --   Form of Joint Services Agreement, dated as of             , 1999, by and among Cantor Fitzgerald,
               L.P., Cantor Fitzgerald International, Cantor Fitzgerald Gilts, Cantor Fitzgerald Securities, Cantor
               Fitzgerald & Co., Cantor Fitzgerald Partners, eSpeed, Inc., eSpeed Securities, Inc., eSpeed Government
               Securities, Inc., eSpeed International Securities Limited and eSpeed Markets, Inc.*
 10.4     --   Form of Administrative Services Agreement, dated as of                , 1999, by and among Cantor
               Fitzgerald, L.P., Cantor Fitzgerald International, Cantor Fitzgerald Gilts, Cantor Fitzgerald
               Securities, Cantor Fitzgerald & Co., Cantor Fitzgerald Partners, eSpeed, Inc., eSpeed Securities,
               Inc., eSpeed Government Securities, Inc., eSpeed International Securities Limited and eSpeed Markets,
               Inc.*
 10.5     --   Form of Registration Rights Agreement*
 10.6     --   Form of Sublease Agreement, dated as of December   , 1999, between Cantor Fitzgerald Securities and
               eSpeed, Inc.*
 21       --   List of subsidiaries of eSpeed, Inc.*
 23.1     --   Consent of Deloitte & Touche LLP
 23.2     --   Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)*
 23.3     --   Consent of Richard C. Breeden*
 23.4     --   Consent of Larry R. Carter*
 23.5     --   Consent of Douglas B. Gardner*
 23.6     --   Consent of Frederick T. Varacchi*
 23.7     --   Consent of William J. Moran*
 23.8     --   Consent of Joseph Shea*
 24       --   Powers of Attorney (included on signature page)*
 27       --   Financial Data Schedule*


------------------

* Previously filed.

(b) Financial Statement Schedules

     The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of eSpeed, Inc. or related notes thereto.

ITEM 17. UNDERTAKINGS.

     The undesigned registrant hereby undertakes as follows:

          (1) The undersigned will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

          (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

     Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 5 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, THE STATE OF NEW YORK, ON THE 9TH DAY OF DECEMBER, 1999.


                                          eSpeed, Inc.

                                          By: _________________*________________
                                                    Name: Howard W. Lutnick
                                              Title: Chairman of the Board and
                                                  Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 5, TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

                    *                       Chairman of the Board and Chief Executive        December 9, 1999
------------------------------------------  Officer
            Howard W. Lutnick

                    *                       President and Chief Operating Officer            December 9, 1999
------------------------------------------
          Frederick T. Varacchi

          /s/ DOUGLAS B. GARDNER            Vice Chairman                                    December 9, 1999
------------------------------------------
            Douglas B. Gardner

                    *                       Senior Vice President and Chief Financial        December 9, 1999
------------------------------------------  Officer (Principal Financial and Accounting
             Kevin C. Piccoli               Officer)

                    *                       Senior Vice President, General Counsel and       December 9, 1999
------------------------------------------  Secretary
            Stephen M. Merkel

*By /s/ DOUGLAS B. GARDNER
     Douglas B. Gardner, as
     Attorney-in-Fact pursuant to the
     Power of Attorney previously provided as
     part of the Registration Statement.

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------
    1         --   Form of Underwriting Agreement*
    2.1       --   Form of Assignment and Assumption Agreement, dated as of         , 1999, by and among
                   Cantor Fitzgerald, L.P., Cantor Fitzgerald Securities, CFFE, LLC, Cantor Fitzgerald
                   L.L.C., CFPH, LLC Cantor Fitzgerald & Co. and eSpeed, Inc.
    2.2       --   Form of Assignment and Assumption Agreement, dated as of            , 1999 by and
                   between Cantor Fitzgerald International and eSpeed Securities International Limited
    3.1       --   Amended and Restated Certificate of Incorporation of eSpeed, Inc.*
    3.2       --   Amended and Restated By-Laws of eSpeed, Inc.*
    4.1       --   Specimen Class A Common Stock Certificate.*
    4.2       --   Form of Warrant to be issued to Martin J. Wygod*
    5         --   Opinion of Morgan, Lewis & Bockius LLP*
   10.1       --   Long-Term Incentive Plan of eSpeed, Inc.*
   10.2       --   eSpeed, Inc. Stock Purchase Plan*
   10.3       --   Form of Joint Services Agreement, dated as of             , 1999, by and among Cantor
                   Fitzgerald, L.P., Cantor Fitzgerald International, Cantor Fitzgerald Gilts, Cantor
                   Fitzgerald Securities, Cantor Fitzgerald & Co., Cantor Fitzgerald Partners, eSpeed,
                   Inc., eSpeed Securities, Inc., eSpeed Government Securities, Inc., eSpeed
                   International Securities Limited and eSpeed Markets, Inc.*
   10.4       --   Form of Administrative Services Agreement, dated as of                , 1999, by and
                   among Cantor Fitzgerald, L.P., Cantor Fitzgerald International, Cantor Fitzgerald
                   Gilts, Cantor Fitzgerald Securities, Cantor Fitzgerald & Co., Cantor Fitzgerald
                   Partners, eSpeed, Inc., eSpeed Securities, Inc., eSpeed Government Securities, Inc.,
                   eSpeed International Securities Limited and eSpeed Markets, Inc.*
   10.5       --   Form of Registration Rights Agreement*
   10.6       --   Form of Sublease Agreement, dated as of December   , 1999, between Cantor Fitzgerald
                   Securities and eSpeed, Inc.*
   21         --   List of subsidiaries of eSpeed, Inc.*
   23.1       --   Consent of Deloitte & Touche LLP
   23.2       --   Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)*
   23.3       --   Consent of Richard C. Breeden*
   23.4       --   Consent of Larry R. Carter*
   23.5       --   Consent of Douglas B. Gardner*
   23.6       --   Consent of Frederick T. Varacchi*
   23.7       --   Consent of William J. Moran*
   23.8       --   Consent of Joseph P. Shea*
   24         --   Powers of Attorney (included on signature page)*
   27         --   Financial Data Schedule*


------------------
* Previously filed.